   As filed with the Securities and Exchange Commission on November 10, 1999

                                                     Registration No.  333-89153

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------


                                Amendment No. 1
                                       To

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                ----------------

                              NEOTHERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                8731                       93-0979187
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)        Classification Code Number)       Identification No.)

                 157 Technology Drive, Irvine, California 92618
                                 (949) 788-6700
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
     Alvin J. Glasky, Ph.D., Chairman, Chief Executive Officer and President
                             NeoTherapeutics, Inc.,
                 157 Technology Drive, Irvine, California 92618,
                                 (949) 788-6700

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             C. Craig Carlson, Esq.
                              Robert E. Rich, Esq.
                        Stradling Yocca Carlson & Rauth,
                           a Professional Corporation
                      660 Newport Center Drive, Suite 1600
                         Newport Beach, California 92660
                                 (949) 725-4000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


        Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included as part of this registration statement may be used in connection with the securities covered by the registration statement on Form SB-2 (File No. 333-52331).

                                ----------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                 Proposed
                                                                 Maximum
                                                  Amount to      Offering    Proposed Maximum       Amount of
              Title of Each                          be          Price Per      Aggregate         Registration
    Class of Securities to be Registered         Registered        Share      Offering Price          Fee
---------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value per share).....     810,868       $11.1875(1)    $9,071,586         $2,521.90(4)
---------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value per share).....      89,132(2)    $11.1875       $  997,164                  (2)
---------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value per share)
issuable upon exercise of a Warrant..........      25,000(2)    $11.61875(3)   $  290,469                  (2)
---------------------------------------------------------------------------------------------------------------
                             TOTALS:.........     925,000                                         $2,521.90(4)
===============================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low reported sale prices of the Registrant's common stock on October 14, 1999 as reported on the Nasdaq National Market.

(2) These shares were previously registered under Registration Statement on Form SB-2 (Registration No. 333-52331) and are included herein pursuant to Rule 429(b) under the Securities Act. The filing fee of $323.43 associated with such shares was previously paid with the previous Registration Statement.

(3) The exercise price of the Warrant used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.


(4) Previously paid.


                                ----------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                              NEOTHERAPEUTICS, INC.

                                 925,000 SHARES
                                  COMMON STOCK

        This prospectus may be used by the selling stockholder named herein, Kingsbridge Capital Limited, to resell to the public up to 925,000 shares of common stock of NeoTherapeutics, Inc. The shares being offered for resale include: (1) up to 900,000 shares of common stock which may be purchased by Kingsbridge from NeoTherapeutics pursuant to a Private Equity Line of Credit Agreement dated March 27, 1998, and (2) up to 25,000 shares of common stock which may be purchased by Kingsbridge upon exercise of a currently outstanding warrant held by Kingsbridge. The shares covered by this prospectus may be sold from time to time by Kingsbridge for its own account. NeoTherapeutics will not receive any of the proceeds from the sales of the shares by Kingsbridge.

        Shares purchased by Kingsbridge pursuant to the terms of the Equity Line Agreement will be at a purchase price equal to 88% of the market price, as defined in the Equity Line Agreement, on the date of purchase.

        Kingsbridge may offer and sell shares pursuant to this prospectus from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or otherwise. Kingsbridge may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from Kingsbridge or from the purchasers of the shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. Kingsbridge is an "underwriter" within the meaning of the Security Act of 1933 in connection with sales of the shares offered pursuant to this prospectus. See "Plan of Distribution" beginning on page 61.


        Our common stock is listed on the Nasdaq National Market under the symbol "NEOT." On November 9, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $11.125 per share.


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is November 10, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ......................................................      3
Risk Factors ............................................................      7
Special Note Regarding Forward-Looking Statements .......................     17
The Equity Line Agreement ...............................................     18
Use of Proceeds .........................................................     19
Market Price of Common Stock ............................................     20
Dividend Policy .........................................................     20
Capitalization ..........................................................     21
Selected Consolidated Financial Data ....................................     22
Management's Discussion and Analysis of Financial Condition and Results
   of Operations ........................................................     23
Business ................................................................     29
Management ..............................................................     43
Certain Relationships and Related Transactions ..........................     52
Security Ownership of Certain Beneficial Owners and Management ..........     54
Selling Stockholder .....................................................     56
Description of Capital Stock ............................................     57
Plan of Distribution ....................................................     61
Legal Matters ...........................................................     62
Experts .................................................................     62
Index to Financial Statements ...........................................    F-1

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder may offer to sell, and seek offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

ADDITIONAL INFORMATION

        We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock registered for resale hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and to the exhibits and schedules filed therewith.

        A copy of the registration statement may be inspected without charge at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained at the prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. The registration statement is also available through the Commission's web site on the world wide web at http://www.sec.gov.

AVAILABLE INFORMATION

        We are subject to the information requirements of the Exchange Act, as amended, and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549; at the regional officers of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center 500 West Madison Street, Suite 1400, Chicago Illinois 60661; and though the Commission's website on the world wide web at the following address: http://www.sec.gov.

                               PROSPECTUS SUMMARY

        To fully understand this offering and its consequences to you, you should read the following summary together with the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Throughout this prospectus we refer to NeoTherapeutics, Inc. as "NeoTherapeutics", "we" "our" and "us".

                              NEOTHERAPEUTICS, INC.

        We are a development-stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological diseases and conditions. Through our research, we develop small synthetic molecules that are administered orally or by injection and are capable of passing through the blood-brain barrier to act rapidly upon specific target cells in selected locations in the central nervous system, including the brain. Using these molecules, we intend to develop improved treatments for a variety of neurological diseases and disorders, such as memory deficits associated with Alzheimer's disease and dementia, spinal cord injury, stroke, Parkinson's disease, migraine, depression and obesity.

PRODUCTS IN DEVELOPMENT

        Our lead product candidate, Neotrofin(TM) (AIT-082, leteprinim potassium), is designed to treat memory deficits and neurodegeneration associated with Alzheimer's disease. The Alzheimer's Association has estimated that the overall care costs required for the treatment and care of the approximately four million Alzheimer's disease patients in the United States is $100 billion per year. The table below summarizes the primary or possible indications and development status for Neotrofin(TM) and certain other of our current research and development programs.

                  POSSIBLE
PRODUCT           INDICATIONS          DEVELOPMENT STATUS
-------           -----------          ------------------
Neotrofin(TM)     Alzheimer's          Phase 1: Four clinical trials completed, two in
(AIT-082)         Disease                       progress and additional studies to be
                                                conducted in 1999

                                       Phase 2: One clinical trial completed, three in
                                                progress and an additional study to be
                                                initiated in 1999

                  Spinal Cord Injury   Clinical trial planned for 2000

                  Stroke               Preclinical

AIT-034           Severe Dementia      Investigational New Drug Application in 2000

AIT-202           Depression;          Preclinical
                  Obesity

AIT-203           Parkinson's          Preclinical
                  Disease

AIT-297           Migraine             Preclinical

        We currently do not sell any products and do not expect to have any products commercially available for at least two years.

STRATEGY

        Our strategy is to become a leading supplier of new drugs for the treatment of neurodegenerative and neurological diseases based upon our proprietary small-molecule technology and complementary technologies we acquire from others. Our strategy includes the following key elements:

        - Focus on development of new drugs that treat neurological diseases and conditions

        - Design and refine processes to synthesize our proprietary compounds

        - Maintain our associations with the National Institutes of Health (NIH) and the NIH's National Institute on Aging and National Institute of Mental Health

        - Conduct preclinical tests and human clinical trials of the safety and efficacy of our potential products according to established U.S. and international regulatory guidelines

        - Collaborate on specific research with expert academic researchers

        - Outsource certain specific elements of our development program, such as manufacturing, toxicity testing and clinical trial management

        - Acquire complementary technology platforms from leading academic institutions

        - Seek strategic alliances and licenses with multinational or large regional pharmaceutical companies as partners for the development, financing, manufacture and marketing of certain of our compounds

ABOUT US

        NeoTherapeutics, Inc. was incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. Our wholly-owned subsidiary, Advanced ImmunoTherapeutics, Inc., was incorporated in California in June 1987. In April 1997, we established NeoTherapeutics GmbH as a wholly-owned subsidiary in Switzerland. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.neotherapeutics.com. Information contained in our web site does not constitute part of this prospectus.

                                  THE OFFERING

Shares offered by the selling stockholder........    Up to 925,000 shares

Shares outstanding as of September 14, 1999......    7,952,898 shares

Nasdaq National Market symbol....................    NEOT

        The number of shares outstanding as of September 14, 1999 does not include:

        - 3,339,459 shares of common stock; issuable upon exercise of warrants outstanding as of September 14, 1999;

        - 1,169,323 shares of common stock issuable upon exercise of stock options outstanding as of September 14, 1999;

        - 200,000 shares of common stock underlying warrants that are issuable upon exercise of certain warrants outstanding as of September 14, 1999;

        - shares issuable to the selling stockholder pursuant to the Equity Line Agreement; and

        - shares of common stock issuable upon conversion of outstanding shares of Series A preferred stock which have an aggregate stated value of $2.5 million as of September 14, 1999.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                         YEAR ENDED
                                                                         DECEMBER 31,
                                      ----------------------------------------------------------------------------------
                                         1994             1995               1996              1997              1998
                                      ----------        ----------        ----------        ----------        ----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:

Revenues from grants ...............  $      236        $      125        $       --        $       --        $       --
                                      ----------        ----------        ----------        ----------        ----------
Operating expenses:
   Research and development ........         287               306               615             4,508             8,542
   General and administrative ......         221               667               660             2,342             3,123
                                      ----------        ----------        ----------        ----------        ----------
Loss from operations ...............        (272)             (848)           (1,275)           (6,850)          (11,665)
Other income (expense) .............         (40)              (47)              236               688                60
                                      ----------        ----------        ----------        ----------        ----------
Net loss ...........................  $     (312)       $     (895)       $   (1,039)       $   (6,162)       $  (11,605)
                                      ==========        ==========        ==========        ==========        ==========
Basic and diluted loss per share ...  $    (0.13)       $    (0.36)       $    (0.32)       $    (1.14)       $    (2.07)
                                      ==========        ==========        ==========        ==========        ==========
Number of shares used in
   computing loss per share ........   2,447,727         2,466,234         3,292,663         5,405,831         5,615,449
                                      ==========        ==========        ==========        ==========        ==========

                                                                          PERIOD FROM
                                                                         JUNE 15, 1987
                                            SIX MONTHS ENDED              (INCEPTION)
                                                 JUNE 30,                  THROUGH
                                       ----------------------------        JUNE 30,
                                          1998              1999             1999
                                       ----------        ----------      -------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA

Revenues from grants ...............   $       --        $       --        $    497
                                       ----------        ----------        --------
Operating expenses:
   Research and development ........        3,674             6,565          22,582
   General and administrative ......        1,498             1,845          10,738
                                       ----------        ----------        --------
Loss from operations ...............       (5,172)           (8,410)        (32,823)
Other income (expense) .............           82               (65)            527
                                       ----------        ----------        --------
Net loss ...........................   $   (5,090)       $   (8,475)       $(32,296)
                                       ==========        ==========        ========
Basic and diluted loss per share ...   $    (0.93)       $  (1.40)
                                       ==========        ==========
Number of shares used in
   computing loss per share ........    5,482,487         6,036,187
                                       ==========        ==========

        The "as adjusted" column below reflects:

        - the receipt of net proceeds of approximately $8.7 million from the sale of 1,150,000 shares of our common stock to the public on July 30, 1999; and

        - the receipt of proceeds from the exercise of employee stock options for 300 shares of our common stock.


                                                                                                          AS OF
                                                                AS OF                                  JUNE 30, 199
                                                             DECEMBER 31,                          --------------------
                                     ---------------------------------------------------------                    AS
                                       1994         1995         1996        1997        1998       ACTUAL     ADJUSTED
                                     --------     --------     --------    --------    --------    --------    --------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE
  SHEET DATA:

Cash, cash equivalents
  and marketable securities .....    $      6     $      1     $ 17,444    $  9,132    $  2,867    $  3,473    $ 12,098
Property and equipment, net .....          10            9          133       3,475       3,252       3,313       3,313
Total assets ....................          18           11       17,979      13,198       6,826       7,484      16,109
Total long-term debt ............         558          558           --         177       1,126         849         849
Stockholder's equity
  (deficit) .....................      (1,021)      (1,253)      16,622      10,543       3,290       3,707      12,310

                                  RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

WE HAVE INCURRED LOSSES IN EVERY YEAR SINCE OUR INCEPTION AND EXPECT TO CONTINUE INCURRING LOSSES FOR THE NEXT SEVERAL YEARS AS WE SEEK TO BRING OUR INITIAL DRUG PRODUCT TO MARKET.

        We are considered a development stage company because we have not yet generated revenues from sales. From our inception in 1987 through June 30, 1999, we have incurred cumulative losses of approximately $32.3 million, almost all of which consisted of research and development and general and administrative expenses. Our losses have been increasing. We lost approximately $6.2 million in 1997, $11.6 million in 1998, and $8.5 million in the six months ending June 30, 1999. We expect our losses to increase in the future as we expand our clinical trials and increase our research and development activities. It is possible that we may never achieve significant revenues or become profitable. Even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years. Our ability to become profitable and to achieve long-term success will depend on:

        -  the time and expense necessary to develop our proposed products;

        - whether and how quickly we can obtain regulatory approvals for such products; and

        -  our success in bringing these products to market.

See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE SCIENTIFIC AND MEDICAL CHALLENGES ASSOCIATED WITH DEVELOPING OUR DRUG PRODUCTS MAY MAKE IT IMPOSSIBLE FOR US TO DEVELOP PRODUCTS THAT CAN PASS REGULATORY SCRUTINY AND BE SOLD FOR A PROFIT. IF WE FAIL TO DEVELOP SUCCESSFUL PRODUCTS WE WILL NEVER GENERATE REVENUES.

        Our proposed products are in an early stage of development. They will require additional research and development, clinical testing and regulatory clearances. We currently do not sell any products and do not expect to have any products commercially available for at least two years. Our proposed products are subject to the risks of failure inherent in the development of pharmaceutical products based on innovative technologies. Some of these risks are that a proposed product:

        -  could be ineffective or toxic;

        -  may fail to receive necessary regulatory clearances;

        -  will be uneconomical to manufacture or market;

        -  may not be sold because of patent or other rights of third parties;
           or

        - becomes unmarketable because a third party introduces an equivalent or superior product.

As a result, we are unable to predict whether our research and development activities will result in any commercially viable products or applications. Disorders of the central nervous system, our primary area of therapeutic focus, are not thoroughly understood by the scientific and medical community and are the subject of continuing research. We cannot be certain that our proposed products will prove to be safe or effective in treating such disorders or any other diseases. In our industry, the majority of compounds fail to enter clinical studies, and the majority of products entering clinical studies after achieving promising preclinical results are not commercialized successfully. See "Business."

WE WILL NEED MORE THAN $90 MILLION OF ADDITIONAL FUNDS TO SUCCESSFULLY DEVELOP OUR LEAD DRUG CANDIDATE AND IT MAY BE IMPOSSIBLE TO OBTAIN SUCH FUNDING ON TERMS ACCEPTABLE TO US. WITHOUT SUCH FUNDING WE WILL NOT DEVELOP SUCCESSFUL DRUG CANDIDATES AND WILL NEVER GENERATE REVENUES.

        We will require substantial additional capital to further develop our proposed products and to commercialize any products that are developed. Our capital requirements will depend on many factors, including:

        -  the progress of our research and development program;

        -  the progress of preclinical and clinical testing;

        -  the time and cost involved in obtaining regulatory approvals;

        - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

        -  competing technological and market developments; and

        - our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.

        We currently are spending cash at a rate of approximately $2.0 million per month, and we expect this rate of spending to continue for approximately the next 12 months.

        We expect that we will need a minimum of $90 million to complete development and clinical trials of Neotrofin(TM), our lead drug candidate, before we will be able to submit it to the Food and Drug Administration for approval for commercial sale. We believe that our existing cash and capital resources will allow us to satisfy our current and projected funding requirements for approximately the next 8 months. Thereafter, we will require substantial additional funds in order to complete the research and development activities currently contemplated and to commercialize our proposed products.

        We expect that we will seek such additional funding through public or private financings or collaborative or other arrangements with third parties. We cannot be certain that additional funds will be available on acceptable terms, if at all. Any future equity financing will decrease the percentage ownership of existing stockholders and may, depending on the price at which we are able to sell the equity securities, result in substantial economic dilution to our existing stockholders. Alternatively, we may obtain funds by entering into arrangements with third parties. These arrangements may require us to relinquish rights to certain of our products or technologies that we would not otherwise relinquish.

        If adequate funds are not available, we may have to delay, scale back or eliminate one or more of our development programs. Any failure to obtain adequate funding, or any unfavorable arrangement regarding our products or technology, would limit our ability to develop or commercialize our products and could harm our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE DEPEND ON THIRD PARTIES FOR CLINICAL TESTING, MANUFACTURING AND MARKETING OF OUR PROPOSED DRUG PRODUCTS. IF WE ARE UNABLE TO OBTAIN SUCH SERVICES ON TERMS ACCEPTABLE TO US, WE MAY FAIL TO DEVELOP SUCCESSFUL DRUG PRODUCTS AND TO GENERATE REVENUES.

        Except with respect to our Neotrofin(TM) compound, we currently do not intend to conduct later-stage human clinical trials ourselves or to manufacture any of our proposed products for commercial sale nor do we have the resources necessary to do so. We currently are seeking larger pharmaceutical companies as partners to conduct such activities as well as to market and distribute our products. However, we will seek to retain certain co-marketing rights to certain of our proposed products, so that we may promote such products to selected medical specialists while our corporate partner promotes these products to the medical market generally.

        We cannot guarantee that we will be able to enter into any such partnering arrangements on this or any other basis. In addition, we cannot guarantee that we or our potential corporate partners can successfully introduce our proposed products or that such proposed products will achieve acceptance by patients, health care providers and insurance companies. Further, it is possible that we may not be able to manufacture and market our proposed products at prices that would permit us to make a profit. See "Business -- Business Strategy."

EXTENSIVE AND COSTLY CLINICAL TRIALS WILL BE NECESSARY TO ASSESS THE SAFETY AND EFFICACY OF OUR POTENTIAL DRUG PRODUCTS. IF WE ARE UNABLE TO IMPLEMENT CLINICAL TRIALS SUCCESSFULLY, OR IF THE TRIALS SHOW THAT OUR DRUG CANDIDATES ARE INSUFFICIENTLY SAFE OR EFFECTIVE, WE WILL BE UNABLE TO SELL OUR DRUG PRODUCTS AND WILL NOT GENERATE REVENUES.

        The rate of completion of clinical trials depends on, among other factors, the type, novelty and complexity of the product and the rate of patient enrollment. Patient enrollment is a function of many factors, including:

        -  the nature of the clinical trial protocols;

        -  existence of competing protocols;

        -  size of the patient population;

        -  proximity of patients to clinical sites; and

        -  eligibility criteria for the study.

        Delays in patient enrollment will increase costs and delay the introduction of our potential products, thereby harming our business and financial condition.

        Many pharmaceutical companies are conducting clinical trials in patients with Alzheimer's disease. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with Alzheimer's disease who fulfill the stringent requirements for participation in clinical trials. This competition could delay completion of clinical trials and/or result in increased costs.

        Even if we successfully enroll patients in our clinical trials, we cannot guarantee they will respond to our potential products. We think it is prudent to expect setbacks. If we do not comply with the U.S. Food and Drug Administration regulations applicable to such testing, our clinical trials could be delayed, suspended or cancelled, or the FDA might not accept the results of such testing. The FDA may suspend clinical trials at any time if it concludes that the subjects participating in such trials are being exposed to unacceptable health risks.

Further, we cannot assure you that human clinical testing will show any current or future product candidate to be safe and effective or that data derived therefrom will be suitable for submission to the FDA.

OUR MANAGEMENT HAS LIMITED MANUFACTURING AND MARKETING EXPERIENCE AND MAY HAVE DIFFICULTY MANAGING OUR GROWTH. IF WE ARE UNABLE TO MANAGE GROWTH AND MAKE THE TRANSITION FROM A COMPANY FOCUSED EXCLUSIVELY ON RESEARCH AND DEVELOPMENT TO A COMMERCIAL ENTERPRISE WE MAY HAVE TO LICENSE OUR PRODUCTS TO THIRD PARTIES OR SELL OUR ASSETS OR ENTIRE BUSINESS FOR PRICES THAT ARE LESS THAN WE BELIEVE TO BE THEIR LONG-TERM VALUE.

        We cannot guarantee that we will be able to develop manufacturing or marketing capabilities successfully, either on our own or through third parties, or that we will be able to manage the expansion of our operations successfully. To date, we have engaged exclusively in the development of pharmaceutical technology and products. Our management has substantial experience in pharmaceutical company operations, but has limited experience in manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products. Our management has only limited experience in negotiating, establishing and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process.

        We cannot be certain that we will be able to engage successfully in any of these activities with respect to any products which we attempt to commercialize. If we decide to establish a commercial-scale manufacturing facility for our lead product candidate Neotrofin(TM), we will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such a facility. This growth may strain our management and operations. Our ability to manage such growth depends upon the ability of our officers and key employees to:

        - broaden our management team and to attract, hire and retain skilled employees;

        - implement and improve our operational, management information and financial control systems;

        -  expand, train and manage our employee base; and

        -  develop additional expertise among existing management personnel.

WE NEED TO COMPLY WITH EXTENSIVE GOVERNMENTAL REGULATION TO OBTAIN PRODUCT APPROVALS AND TO MARKET PRODUCTS AFTER APPROVALS. IF WE FAIL TO COMPLY WITH SUCH REGULATIONS, WE MIGHT NOT BE PERMITTED TO SELL OUR PRODUCTS OR COULD BE SUBJECT TO CRIMINAL OR CIVIL PENALTIES.

        Various agencies in the United States and abroad regulate the testing, manufacturing, labeling, distribution, marketing and advertising of proposed products and ongoing research and development activities. The U.S. Food and Drug Administration and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures. These requirements make it difficult to estimate when Neotrofin(TM) or any other potential product will be available commercially, if at all.

        Our proprietary compounds will require substantial clinical trials and FDA review as new drugs. We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, we cannot guarantee that FDA or other regulatory approvals will be granted on a timely basis, if at all.

        If we are delayed or fail to obtain such approvals, our business may be damaged. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:

        -  product recalls or seizures;

        -  injunctions;

        -  civil penalties;

        -  criminal prosecution;

        - refusals to approve new products and withdrawal of existing approvals; and

        -  enhanced exposure to product liabilities.

        If we sell our products outside the United States, we will be subject to regulatory requirements governing such sales. These requirements vary widely from country to country and could delay introduction of our products in those countries. See "Business -- Drug Approval Process and Other Government Regulation."

IF THIRD-PARTY PAYORS SET REIMBURSEMENT LEVELS FOR OUR DRUG PRODUCTS THAT DO NOT ADEQUATELY COMPENSATE THOSE USING OUR DRUG PRODUCTS, DEMAND FOR OUR PRODUCTS MAY FAIL TO GROW OR COULD DECLINE.

        Our commercial success will depend heavily on the extent to which third-party payors, including government authorities (such as Medicare), managed care providers and private health insurers will reimburse users for the costs of our products and any related treatments. If those who buy or use our products are not adequately reimbursed, they may forego or reduce such use.

        Governmental authorities and private third-party payors are engaged in ongoing efforts to contain or reduce the costs of pharmaceutical products. In the United States, an increasing emphasis on managed care and consolidation of hospital purchasing has and will continue to place pressure on pharmaceutical prices, and may reduce the prices we can charge for our potential products. In many major foreign markets, pricing approval is required before sales can commence and prices are often set by governmental authorities. These private and public price controls are subject to change at unpredictable times. Market acceptance of our potential products will be curtailed severely if adequate coverage and reimbursement levels are not provided by governmental authorities and private third-party payors. This includes developments in countries where any of our potential collaborative partners operate.

THE LOSS OF KEY RESEARCHERS OR MANAGERS OR THE INABILITY TO HIRE NECESSARY PERSONNEL COULD HINDER OUR DRUG DEVELOPMENT PROCESS SIGNIFICANTLY AND MIGHT CAUSE OUR BUSINESS TO FAIL.

        Our success depends upon the contributions of our key management and scientific personnel. If we lose the services of any such personnel we could be delayed in or precluded from achieving our business objectives. Although we currently have key-man life insurance on Dr. Alvin Glasky, our Chief Executive Officer and Chief Scientific Officer, in the face amount of $2 million, the loss of Dr. Glasky's services could substantially damage our business.

        We also will need substantial additional expertise in such areas as finance and marketing, among others, in order to achieve our business objectives. Competition for qualified personnel among pharmaceutical companies is intense, and the loss of key personnel, or the inability to attract and retain the additional skilled personnel required for the expansion of our business, could damage our business.

IF WE ARE UNABLE TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY, THE VALUE OF OUR RESEARCH COULD DECLINE AS OUR COMPETITORS APPROPRIATE PORTIONS OF OUR RESEARCH.

        We actively pursue patent protection for our proprietary products and technologies. We hold three U.S. patents and currently have five U.S. patent applications pending. In addition, we have numerous foreign patents issued and patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may be required to file suit to protect our patents, and we cannot be certain that we will have the resources necessary to pursue such litigation or otherwise to protect our patent rights.

        We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. Others could develop substantially equivalent proprietary information or gain access to our trade secrets.

        We have a policy requiring that our employees and consultants execute proprietary information agreements upon commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. However, these agreements may not successfully protect our trade secrets or other proprietary information.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BROUGHT AGAINST US COULD BE TIME CONSUMING AND EXPENSIVE TO DEFEND AND MAY HARM OUR BUSINESS.

        Other could assert claims against us based on their patents. Such claims could seek damages as well as an injunction prohibiting clinical testing, manufacturing and marketing of the product at issue. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the product at issue. It is possible that any license required under any such patent would not be made available on acceptable terms, if at all. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, a substantial portion of our financial and personnel resources could be consumed, regardless of the outcome of such litigation. See "Business -- Patents and Proprietary Rights."

WE ARE A SMALL COMPANY RELATIVE TO OUR PRINCIPAL COMPETITORS AND OUR LIMITED FINANCIAL AND RESEARCH RESOURCES MAY LIMIT OUR ABILITY TO DEVELOP AND MARKET NEW PRODUCTS.

        Competition in the pharmaceuticals market is intense. Many companies, both public and private, including well-known pharmaceutical companies, are developing products to treat Alzheimer's disease and certain of the other applications we are pursuing. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. These competitors may develop pharmaceutical products that are more effective or less costly than any products which we may develop. To date, only one product, donepezil (Aricept(R), Pfizer, Inc.), is being marketed actively in the U.S. for the treatment of Alzheimer's disease.

        Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. If we are able to establish and maintain a significant proprietary position with respect to our proposed products, competition likely will depend primarily on the effectiveness of the particular product and the number, gravity and severity of its unwanted side effects as compared to alternative products or treatments.

        We compete in an industry which is characterized by extensive research and development efforts and rapid technological progress. Although we believe that our proprietary technology may give us a competitive advantage with respect to our proposed products, new developments are expected to continue and it is possible that discoveries by others will render our potential products noncompetitive. Our competitive position also depends on our ability to:

        -  attract and retain qualified scientific and other personnel;

        -  develop effective proprietary products;

        -  implement development and marketing plans;

        -  obtain patent protection; and

        -  secure adequate capital resources.

We may fail to achieve one or more of these goals. See "Business -- Products and Development" and "-- Competition."

HOLDERS OF OUR SERIES A PREFERRED STOCK COULD ENGAGE IN SHORT SELLING TO REDUCE THE CONVERSION PRICE APPLICABLE TO THEIR SHARES. IF THIS OCCURS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

        As of September 14, 1999, a total of 250 shares of our Series A preferred stock were outstanding. Each share of Series A preferred stock has a stated value of $10,000 and is convertible into shares of our common stock at the option of the holder of the Series A shares. The Series A preferred stock is convertible at a conversion price equal to the lesser of $13.06 per share of common stock or 101% of the average of the 10 lowest closing bid prices of the common stock occurring in the 30 trading days preceding the particular conversion. A decrease in the price of our common stock below the $13.06 maximum conversion price could result in the Series A preferred stock being convertible into more shares of common stock. Increased sales volume of our common stock could put downward pressure on the market price of the shares. This fact could encourage holders of Series A preferred stock to sell short our common stock prior to conversion of the Series A preferred stock, thereby potentially causing the market price to decline. The Series A selling stockholder could then convert their Series A preferred stock and use the shares of common stock received upon conversion to cover their short position. The Series A selling stockholder could thereby profit by the decline in the market price of the common stock caused by their short selling.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

        A substantial number of shares of our common stock are eligible for future sale in the public market. These include 7,952,898 shares that are outstanding as of September 14, 1999, as well as shares that may be issued upon exercise of outstanding stock options and warrants or upon conversion of our outstanding shares of Series A preferred stock. As of September 14, 1999, security holders held options and warrants which, if exercised, would obligate us to issue up to an additional 4,708,782 shares of common stock. A substantial number of those shares, when issued upon exercise, will be available for immediate resale in the public market. In addition, we are permitted to issue up to an additional $10.5 million of our common stock under the Equity Line Agreement during the remainder of its term. The shares of common stock issuable upon conversion of the Series A preferred stock and the shares we sell under the Equity Line Agreement will be available for resale in the public market. The market price of our common stock could fall as a result of such resales.

THE ISSUANCE OF STOCK PURSUANT TO THE EQUITY LINE AGREEMENT MAY CAUSE DILUTION TO OUR CURRENT STOCKHOLDERS.

        The sale of shares of common stock pursuant to the Equity Line Agreement may have a dilutive impact on our current stockholders because it will be issued at a discount to the then-prevailing market price of our common stock. These discounted sales could cause the market price of our common stock to drop.

PATIENTS MAY ASSERT PRODUCT LIABILITY CLAIMS AGAINST US AND MAY SUE US FOR FAILURES OF OUR POTENTIAL DRUG PRODUCTS.

        Although we currently carry product liability insurance with coverage limits of $5.0 million, it is possible that the amounts of such coverage will be insufficient to protect us from future claims. Further, we cannot be certain that we will be able to obtain or maintain additional insurance on acceptable terms, or at all, for our clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could damage our business.

THE USE OF HAZARDOUS MATERIALS IN OUR RESEARCH AND DEVELOPMENT EFFORTS IMPOSES CERTAIN COMPLIANCE COSTS ON US AND MAY SUBJECT US TO LIABILITY FOR CLAIMS ARISING FROM THE USE OR MISUSE OF THESE MATERIALS.

        Our research and development efforts involve the use of hazardous materials. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. We believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there were an accident, we could be held liable for any damages that result. Such liability could exceed our resources. We may incur substantially increased costs to comply with environmental regulations if we develop our own commercial manufacturing facility. See "Business -- Drug Approval Process and Other Government Regulation."

OUR SHARES HAVE EXPERIENCED SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL INVESTORS.

        Our common stock has experienced significant fluctuations in market price and trading volume and is likely to continue to fluctuate in the future. Factors that may cause the market price and trading volume of our common stock to fluctuate include:

        - timing and announcements of the results of our clinical trials, our technological innovations or new products, or those of our competitors;

        -  fluctuations in our results of operations;

        -  FDA and foreign regulatory actions;

        -  developments with respect to patents and proprietary rights;

        - public concern as to the safety of products developed by us or others;

        - changes in health care policy in the United States and in foreign countries;

        - changes in stock market analyst recommendations regarding our common stock;

        - failure of our results of operations to meet the expectations of stock market analysts and investors;

        - increases in the number of outstanding shares of our common stock resulting from sales of new shares, the conversion of shares of our Series A preferred stock, or the exercise of warrants or stock options;

        - changes in investors' perception of the pharmaceutical industry generally; and

        -  general stock market conditions.

        In addition, the stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUBSTANTIAL PERCENTAGE OF OUR COMMON STOCK. THEIR OWNERSHIP COULD ALLOW THEM TO EXERCISE SIGNIFICANT CONTROL OVER CORPORATE DECISIONS AND TO IMPLEMENT CORPORATE ACTS THAT ARE NOT IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A GROUP.

        Our directors and executive officers beneficially own approximately 22.3% of our outstanding common stock as of September 14, 1999. These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may discourage or prevent someone from acquiring our business. See "Security Ownership of Certain Beneficial Owners and Management."

PROVISIONS IN OUR CHARTER AND BYLAWS MAY DISCOURAGE MERGERS AND OTHER TRANSACTIONS.

        Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult for someone to acquire control of us. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock. See "Description of Capital Stock."

OUR BUSINESS AND THE BUSINESS OF OUR SUPPLIERS COULD BE HARMED BY COMPUTER ERRORS OR FAILURES ASSOCIATED WITH THE YEAR 2000 PROBLEM.

        The Year 2000 issue in computers arises from the common industry practice of using two digits to represent a date in computer software code and databases to enhance processing time and to save storage space. Therefore, when dates in the year 2000 and beyond are indicated and computer programs read the date

"00," the computer may default to the year "1900" rather than the correct "2000." This could result in incorrect calculations, faulty data and computer shutdowns, which would cause disruptions of operations. In addition, the year 2000 is a leap year and systems need to recognize it as such.

        We have completed an inventory and risk assessment of our:

        - internal information technology system applications (including voice and data systems);

        - internal non-information technology facilities systems (including embedded software in environmental controls, security systems, fire protection systems, elevators and public utility connections for gas, electric and telephone systems); and

        - embedded and external software contained in laboratory and other equipment that we believe could be adversely affected by the Year 2000 issue.

        We believe that our internal systems are, at the present time, substantially compliant based upon internal systems tests, currently available information and reasonable assurance by our equipment and software vendors. The cost to remediate Year 2000 issues with regard to these systems is not material.

        In June of 1998, we began sending questionnaires to and/or contacting our outside vendors regarding their state of readiness with respect to identifying and remediating their Year 2000 issues. We have completed our risk assessment of our outside vendors and are currently reviewing their compliance. We cannot be certain that our vendors will adequately address their Year 2000 issues. Furthermore, we cannot determine that third parties upon which our vendors depend will accomplish adequate remediation of their Year 2000 issues. We believe that, with respect to the computer systems of our major outside vendors, should a Year 2000 issue exist whereby a vendor was unable to address our needs, alternative vendors have been identified and are readily available that could furnish us with the same or similar supplies or services that we presently receive from these vendors without undue cost or expense.

        Based on currently available information, we believe that the impact of the Year 2000 issue, as it relates to our internal operations, information systems and software applications, will not be material. In the event we fail to resolve successfully our Year 2000 issues with respect to our internal systems in a timely manner, we believe that, while such events would be disruptive to our operations in the short term, such circumstances would not harm our business significantly over the long term. However, failure of the major third parties, in particular the financial institutions with which we have significant banking and investment management relationships and our third party manufacturers, to be Year 2000 compliant could inflict significant damage on our business or business prospects.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions. Such statements include but are not limited to statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors" and "Business."

        In addition, such forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

        The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

                                   THE COMPANY

        NeoTherapeutics was incorporated in Colorado in December 1987. On August 7, 1996, we changed our name from Americus Funding Corporation to NeoTherapeutics, Inc. In June 1997, the stockholders approved the reincorporation of NeoTherapeutics, Inc. as a Delaware corporation. Our wholly-owned subsidiary, Advanced ImmunoTherapeutics, Inc., was incorporated as a California corporation in June 1987. In July 1989, in a transaction accounted for as a reverse acquisition, all of the shareholders of AIT exchanged all of their shares of AIT common stock for shares of NeoTherapeutics common stock, and AIT became a wholly-owned subsidiary of NeoTherapeutics. In April 1997, we established NeoTherapeutics GmbH, a wholly-owned subsidiary in Switzerland, for the purpose of conducting future licensing and other related activities in the international market. Unless the context otherwise requires, all references to "NeoTherapeutics," "we," "our" or the "Company" refer to NeoTherapeutics, Inc., a Delaware corporation, Advanced ImmunoTherapeutics and NeoTherapeutics GmbH as a consolidated entity.

                            THE EQUITY LINE AGREEMENT

        On March 27, 1998, we entered into the Private Equity Line of Credit Agreement with Kingsbridge Capital Limited, a private investor, pursuant to which we may issue and sell, from time to time, shares of our common stock for cash consideration up to an aggregate of $15 million. Pursuant to the requirements of the Equity Line Agreement, we have filed a registration statement, of which this prospectus forms a part, in order to permit Kingsbridge to resell to the public any shares that it acquires pursuant to the Equity Line Agreement. Until February 13, 2001, we may from time to time at our sole discretion, and subject to specific restrictions set forth in the Equity Line Agreement, sell ("put") shares of our common stock to Kingsbridge at a price equal to 88 percent of the then current average market price of our common stock, as determined under the Equity Line Agreement. Puts can be made every 15 days in amounts ranging from a minimum of $250,000 to a maximum of $2,000,000, depending on the trading volume and the market price of the common stock at the time of each put. We are required to put at least $1,000,000 of our common stock to Kingsbridge over the life of the Equity Line Agreement and have fulfilled this obligation. As of the date of this prospectus, 615,868 shares of common stock have been issued under the Equity Line Agreement for an aggregate consideration of $4.5 million.

        Under the Equity Line Agreement, the average market price of our common stock for purposes of calculating the purchase price to be paid by Kingsbridge will be calculated as the average of the lowest trade prices of the common stock (as reported by Nasdaq) on each of the five days on which the Nasdaq National Market is open for business (a "trading day"), during the period which includes the two trading days preceding the day on which we deliver notice to Kingsbridge that we are exercising a put, the trading day on which the put notice is delivered, and the two trading days following the trading day on which the put notice is delivered.

        The Equity Line Agreement provides that we may not put shares of our common stock to Kingsbridge unless the following conditions are satisfied (none of which are within the control of Kingsbridge):

        - the registration statement of which this prospectus forms a part shall have been declared effective by the Commission,

        - the representations and warranties made by us in the Equity Line Agreement must be accurate as of the date of each put,

        - we shall have performed and complied with all obligations under the Equity Line Agreement and the Registration Rights Agreement entered into between us and Kingsbridge in connection with the Equity Line Agreement that are required to be performed as of the date of each put,

        - no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the Equity Line Agreement,

        - at the time of a put, there must have been no material adverse change in our business, operations, properties, prospects or financial condition since the date of filing of our most recent periodic report filed with the Commission pursuant to the Securities Exchange Act of 1934,

        - our common stock must not have been delisted from the Nasdaq National Market nor suspended from trading,

        - the number of shares to be put to Kingsbridge, together with any shares then held by Kingsbridge, shall not exceed 9.9% of all shares of our common stock that would be outstanding upon completion of the put,

        - our common stock must have a minimum bid price of $3.00 per share at the time of the put, and

        - the average trading volume of our common stock for 26 of the 30 consecutive trading days immediately preceding a put must be at least 10,000 shares per day.

        In connection with the Equity Line Agreement, we issued a warrant to Kingsbridge on March 27, 1998. The warrant entitles the holder to purchase 25,000 shares of our common stock at a purchase price of $11.61875 per share. The warrant is exercisable at any time until September 24, 2001. The warrant contains provisions that protect the holder against dilution by adjustment of the exercise price and the number of shares issuable pursuant to the warrant upon the occurrence of a stock split, reverse stock split, stock dividend, recaptilization, merger or similar transaction affecting our common stock. The exercise price of the warrant is payable either (1) in cash or (2) by a "cashless exercise," in which that number of shares of common stock underlying the warrant having an aggregate fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

                                 USE OF PROCEEDS

        The proceeds from the sale of shares by Kingsbridge pursuant to this prospectus will be received directly by Kingsbridge. We will not receive any of the proceeds from the sale of the shares offered hereby.

        However, we will receive the put price paid pursuant to the Equity Line Agreement if and to the extent we sell common stock pursuant to the Equity Line Agreement. The put price equals 88 percent of the then current average market price of our common stock, as determined under the Equity Line Agreement. We will also receive the proceeds from the sale of shares to Kingsbridge if it exercises the warrant. The exercise price of the warrant is $11.61875 per share. See "The Equity Line Agreement."

                          MARKET PRICE OF COMMON STOCK

        Our common stock is listed on the Nasdaq National Market under the symbol "NEOT." The following table sets forth for the periods indicated the range of high and low closing sale prices of our common stock.


                                                           HIGH          LOW
                                                         --------      ---------
YEAR ENDED DECEMBER 31, 1997
    First Quarter Ended March 31, 1997.................  $  6 3/4      $  3 7/8
    Second Quarter Ended June 30, 1997.................    16 3/8         4 7/8
    Third Quarter Ended September 30, 1997.............    15 7/8        11 1/2
    Fourth Quarter Ended December 31, 1997.............    14 1/2         7

YEAR ENDED DECEMBER 31, 1998
    First Quarter Ended March 31, 1998.................    10 1/2         8 1/8
    Second Quarter Ended June 30, 1998.................    21             6 7/8
    Third Quarter Ended September 30, 1998.............    14 1/2         5 5/8
    Fourth Quarter Ended December 31, 1998.............    14 1/4         4 11/16

YEAR ENDED DECEMBER 31, 1999
    First Quarter Ended March 31, 1999.................    13 3/4         7 3/8
    Second Quarter Ended June 30, 1999.................    14             8 1/4
    Third Quarter Ended September 30, 1999.............    15 3/4         9 5/16
    Fourth Quarter (through November 9, 1999)..........    13            10 11/16



        On November 9, 1999, the closing sale price of our common stock as reported by the Nasdaq National Market was $11.125 per share. As of September 14, 1999, there were 281 holders of record of our common stock and we estimate that there were approximately 4,400 total holders of our common stock, including those holding their shares in street name.


                                 DIVIDEND POLICY

        We have never paid cash dividends on our common stock. We currently anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future. Moreover, we may not pay any dividends on our common stock unless all accrued dividends on our Series A preferred stock have been paid.

                                 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 1999, and as adjusted to give effect to:

        - the issuance of 54,390 shares of our common stock upon the conversion of 70 shares of our Series A preferred stock on July 13, 1999;

        - the issuance and sale of 1,150,000 shares of our common stock on July 30, 1999; and

        - the exercise of outstanding options resulting in the issuance of 300 shares of our common stock.

        This table excludes:

        - 3,339,459 shares of common stock issuable upon exercise of warrants outstanding as of September 14, 1999;

        - 1,169,323 shares of common stock issuable upon exercise of stock options outstanding as of September 14, 1999;

        - 200,000 shares of common stock underlying warrants that are issuable upon exercise of certain warrants outstanding as of September 14, 1999; and

        - shares of common stock issuable upon conversion of outstanding shares of Series A preferred stock which have an aggregate stated value of $2.5 million as of September 14, 1999.

                                                                                  JUNE 30, 1999
                                                                              ----------------------
                                                                               ACTUAL    AS ADJUSTED
                                                                              --------   -----------
                                                                                  (IN THOUSANDS)
Long-Term Debt, including current portion and note payable to
    related party ....................................................        $  1,905     $  1,905
                                                                              --------     --------
Stockholders' Equity:
    Preferred Stock, $.001 par value, 5,000,000 shares authorized;
        issued and outstanding: 5% Series A Preferred Stock with
        Conversion Features, 320 shares, liquidation preference
        $3.2 million, actual, and 250 shares, liquidation
        preference $2.5 million, as adjusted .........................           2,547        1,902
    Common Stock, $.001 par value, 25,000,000 shares authorized;
        6,748,207 shares issued and outstanding, actual, and
        7,952,898 shares issued and outstanding, as adjusted .........          33,960       43,208
    Unrealized gains on available-for-sale securities ................              27           27
    Accumulated deficit ..............................................         (32,827)     (32,827)
                                                                              --------     --------
      Total stockholders' equity .....................................           3,707       12,310
                                                                              --------     --------
        Total capitalization .........................................        $  7,484     $ 14,215
                                                                              ========     ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the selected consolidated balance sheet data as of December 31, 1997 and 1998 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for the six months ended June 30, 1998 and 1999, and for the period from June 15, 1987 (inception) through June 30, 1999, and the selected consolidated balance sheet data as of June 30, 1999 are unaudited. In the opinion of management, unaudited data includes all adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our audited financial statements. Historical results are not necessarily indicative of the results of operations for future periods and the results of interim periods are not necessarily indicative of the results for a full year. The following data is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

                                                                        YEAR ENDED
                                                                        DECEMBER 31,
                                        ---------------------------------------------------------------------------
                                           1994            1995            1996            1997            1998
                                        -----------     -----------     -----------     -----------     -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:

Revenues from grants ...............    $       236     $       125     $        --     $        --     $        --
                                        -----------     -----------     -----------     -----------     -----------
Operating expenses:
   Research and development ........            287             306             615           4,508           8,542
   General and administrative ......            221             667             660           2,342           3,123
                                        -----------     -----------     -----------     -----------     -----------
Loss from operations ...............           (272)           (848)         (1,275)         (6,850)        (11,665)
Other income (expense) .............            (40)            (47)            236             688              60
                                        -----------     -----------     -----------     -----------     -----------
Net loss ...........................    $      (312)    $      (895)    $    (1,039)    $    (6,162)    $   (11,605)
                                        ===========     ===========     ===========     ===========     ===========

Basic and diluted loss per share ...    $     (0.13)    $     (0.36)    $     (0.32)    $     (1.14)    $     (2.07)
                                        ===========     ===========     ===========     ===========     ===========
Number of shares used in
   computing loss per share ........      2,447,727       2,466,234       3,292,663       5,405,831       5,615,449
                                        ===========     ===========     ===========     ===========     ===========

                                                                             PERIOD
                                                                              FROM
                                             SIX MONTHS ENDED            JUNE 15, 1987
                                                  JUNE 30,                (INCEPTION)
                                         ---------------------------     THROUGH JUNE 30,
                                            1998            1999              1999
                                         -----------     -----------    -----------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:

Revenues from grants ...............     $        --     $        --        $    497
                                         -----------     -----------        --------
Operating expenses:
   Research and development ........           3,674           6,565          22,582
   General and administrative ......           1,498           1,845          10,738
                                         -----------     -----------        --------
Loss from operations ...............          (5,172)         (8,410)        (32,823)
Other income (expense) .............              82             (65)            527
                                         -----------     -----------        --------
Net loss ...........................     $    (5,090)    $    (8,475)       $(32,296)
                                         ===========     ===========        ========

Basic and diluted loss per share ...     $     (0.93)    $     (1.40)
                                         ===========     ===========
Number of shares used in
   computing loss per share ........       5,482,487       6,036,187
                                         ===========     ===========

                                                                  AS OF                             AS OF
                                                                DECEMBER 31,                       JUNE 30,
                                        -------------------------------------------------------    --------
                                          1994         1995         1996        1997       1998      1999
                                        --------     --------     --------    --------    ------   --------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and
   marketable securities ...........    $      6     $      1     $ 17,444    $  9,132    $2,867    $3,473
Property and equipment, net ........          10            9          133       3,475     3,252     3,313
Total assets .......................          18           11       17,979      13,198     6,826     7,484
Total long-term debt ...............         558          558           --         177     1,126       849
Stockholder's equity (deficit) .....      (1,021)      (1,253)      16,622      10,543     3,290     3,707

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and our Consolidated Financial Statements and Notes included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and in "Risk Factors" and "Business" as well as those discussed elsewhere herein. See "Forward-Looking Statements."

RESULTS OF OPERATIONS

Overview

        From our inception in June 1987 through June 30, 1999, we devoted our resources primarily to fund research and development, and incurred a cumulative net loss of approximately $32.3 million. During this period, we had only limited revenues from grants, and had no revenues from the sale of products or other sources. We expect our operating expenses to increase over the next several years as we expand our research and development and commercialization activities and operations. We expect to incur significant additional operating losses for at least the next several years unless such operating losses are offset, if at all, by licensing revenues under strategic alliances with larger pharmaceutical companies which we currently are seeking.

Six months ended June 30, 1999 compared to six months ended June 30, 1998

        There were no revenues during the three months ended June 30, 1999 or the six months ended June 30, 1998.

        Research and development expenses for the six months ended June 30, 1999 increased approximately $2,891,000 or 79% over the same period in 1998. Current period increases were due primarily to costs and expenses associated with the conduct of clinical and preclinical trials as we continued the acceleration of our program to commercialize our lead compound, Neotrofin(TM) (AIT-082, leteprinim potassium). These costs and expenses were attributable primarily to increases in the number and duration of outside clinical and preclinical trials, as well as the costs of manufacturing and formulation by our contract manufacturer of Neotrofin(TM) and other compounds used in our research and testing programs. In the same period in 1998, we had not yet commenced our Phase 2 clinical trials or any of our major long-term preclinical trials. We expect our research and development expenses to continue to increase as we expand our laboratories and increase our internal product development and external preclinical and clinical trial activities.

        General and administrative expenses increased approximately $347,000 or 23% from the same period in 1998 due primarily to professional fees, investor and public relations fees, travel and printing costs. We expect general and administrative expenses to increase in future periods in support of the expected increases in research and development activities as well as sales and marketing activities should we successfully bring one or more of our products to market. Net interest expense increased by approximately $160,000 due to the use of invested funds in operations and increased interest expense on higher levels of borrowings. We expect our net interest expense to decline over the next quarter due to the equity financing obtained in July 1999 and the reduction of debt levels due to principal repayments on our outstanding loans.

Year ended December 31, 1998 compared to year ended December 31, 1997

        We had no revenues for the twelve month periods ended December 31, 1998 or 1997.

        Research and development expenses for the twelve months ended December 31, 1998 increased by approximately $4.0 million, or 90% over the previous year. This increase was due primarily to the costs and expenses associated with the conduct of clinical and preclinical trials as we accelerated our program to develop Neotrofin(TM). These costs and expenses were attributable primarily to the increased number and length of clinical trials, contract manufacturing and formulation of drug compounds, outside preclinical testing, rent and salaries due to additional personnel.

        General and administrative expenses increased approximately $0.8 million, or 33%, for the year ended December 31, 1998 over the year ended December 31, 1997. General and administrative expenses for 1998 reflect increased expenses related to additional personnel, insurance, professional and consulting fees, commissions, facilities rent and travel. We expect general and administrative expenses to continue to increase in future periods due to expected increases in both research and development and sales and marketing activities associated with our attempts to bring one or more of our potential products to market.

        Interest income decreased by approximately $0.5 million, or 68%, in 1998 over 1997 due to increased use of cash to fund current operations.

Year ended December 31, 1997, compared to year ended December 31, 1996

        We had no revenues for the twelve month periods ended December 31, 1997 or 1996.

        Research and development expenses for the twelve months ended December 31, 1997 increased by approximately $3.9 million, or 632%, over 1996. This increase was due primarily to the costs and expenses associated with the commencement of clinical trials as well as personnel additions, salary increases, facilities rent, consulting fees, license fees and insurance costs as we expanded our operations and used the proceeds from the September 1996 initial public offering of common stock.

        General and administrative expenses increased approximately $1.7 million, or 255%, for the year ended December 31, 1997 over the year ended December 31, 1996. General and administrative expenses for 1997 reflect increased expenses related to additional personnel, salary increases, insurance, professional and consulting fees, commissions, facilities rent, travel, regulatory agency and other fees associated with being a public company which were all either significantly higher in 1997 than in 1996 or were initially incurred in 1997. In 1996, we operated for a portion of the year on a rent-free basis from the Chief Executive Officer's residence with very limited administrative and technical staff.

        Interest income increased by approximately $0.5 million, or 178%, in 1997 over 1996 as a result of the full year's investment of proceeds from the September 1996 initial public offering.

LIQUIDITY AND CAPITAL RESOURCES

        From inception through June 30, 1999, we financed our operations primarily through government grants, sales of equity securities, borrowings and deferred payment of salaries and other expenses due to related parties. During September and October 1996, we sold a total of 2,700,000 units of our common stock and attached warrants in our initial public offering. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an exercise price of $11.40 per share. We realized net cash proceeds of approximately $18.2 million from the sale.

        On March 27, 1998, we entered into an agreement with a private investor (the "Equity Line Agreement") which allows us, at our sole discretion and subject to certain restrictions, to sell ("put") to the investor up to $15.0 million of our common stock. The Equity Line Agreement expires in February 2001 and, among other things, provides for minimum and maximum puts ranging from $250,000 to $2.0 million, depending on our stock price and trading volume. Puts cannot occur more frequently than every 15 days, and are subject to a discount of 12% from the then current average market price of our common stock, as determined under the Equity Line Agreement. In addition, we issued to the investor five-year warrants to purchase 25,000 shares of common stock at $11.62 per share. Through June 30, 1999, we had received gross proceeds of $4.5 million from sales of a total of 615,868 shares of common stock under the Equity Line Agreement. As of June 30, 1999, an additional $10.5 million remains available under the Equity Line Agreement.

        On January 29, 1999, we entered into a financing transaction to sell to two private investors up to $6.0 million of preferred stock in two tranches. The first tranche of $4.0 million of our Series A preferred stock was sold on January 29, 1999, and is convertible into common stock at the lesser of $13.06 per share or at a price equal to 101% of the average market price of our common stock for the 10 lowest of the 30 trading days immediately preceding the conversion date. In no event can the Series A preferred stock be converted into more than 1,450,000 shares. Our option to sell the second tranche of $2.0 million of preferred stock to the investors expired on September 16, 1999 without being exercised. Dividends on the preferred stock are payable in cash or in common stock, at our option, at the annual rate of 5%. Additional features of the preferred stock include, among other things, a redemption feature at our option if the common stock trades below a floor of $5.00 per share or above a ceiling of $20.00 per share. In connection with this financing, we issued to the investors five-year warrants to purchase a total of 75,000 shares of common stock at $12.98 per share. On June 18, 1999, the holders of the preferred shares exercised their conversion right and exchanged 80 preferred shares for 68,434 shares of common stock. On July 13, 1999, 70 preferred shares were converted into 54,390 shares of common stock.

        On May 11, 1999, we completed a private placement of a total of 400,000 shares of common stock, and five-year warrants to purchase 80,000 shares of common stock at an exercise price of $15.00 per share, for total cash consideration of $4.0 million. The shares of common stock sold to the investors, and the shares issuable upon exercise of the warrants, may be resold in compliance with the provisions of Rule 144 under the Securities Act of 1933.

        At June 30, 1999, our current assets exceeded our current liabilities by approximately $1.2 million, which included cash and cash equivalents of approximately $1.5 million and marketable securities and short-term investments of approximately $2.0 million.

        Through June 30, 1999, we spent (principally in 1997) approximately $4.3 million for capital equipment and leasehold improvements, of which $1.5 million was borrowed from a finance company pursuant to a $2.0 million equipment line of credit agreement. Over the next 12 months, we intend to spend approximately $1.0 million for additional equipment as we expand our research and development laboratories. These additional capital equipment acquisitions will be financed partially by utilizing the $0.5 million remaining under our existing equipment line of credit agreement. We have pledged substantially all of our tangible assets as collateral for this borrowing. We also have granted to the finance company a warrant to purchase up to 13,459 shares of common stock at $7.43 per share.

        On July 30, 1999, pursuant to a registration statement filed with the Securities and Exchange Commission on June 3, 1999, as amended, we sold 1,150,000 shares of our common stock to the public, including the underwriters' 15% overallotment, at a price of $9.375 per share, before deducting underwriters' discounts and commissions. We realized net proceeds of approximately $8.7 million from this offering.

        Effective June 1997, we entered into a non-cancelable long-term operating lease with a major real-estate developer. The initial lease term is seven years with two renewal options for five years each at the then fair market value rate. Minimum rental commitments under this lease for the five and one-half year period from January 1999 through June 2004 are approximately $483,100 (1999), $500,500 (2000 and 2001), $538,100 (2002), $554,200 (2003) and
$285,400 (2004). In addition to minimum rents, we are obligated under the lease to pay real property taxes, insurance and maintenance.

        We currently are funding a major clinical trial involving approximately 400 patients which is being conducted by an independent contract research organization in three foreign countries. The agreement with the contract research organization, which is cancelable by either party on 30 days notice, is expected to be completed by December 1999. We will spend between $4.0 and $5.0 million on this clinical trial, of which approximately $2.5 million has been expended through June 30, 1999. During June 1999, we committed, on a nonbinding basis, to fund an additional clinical trial to take place in the United States using the same independent research organization. Preliminary work on this additional trial commenced in June 1999. This additional clinical trial, which also involves the testing of approximately 400 patients, is expected to cost us between $7.0 and $8.0 million, of which approximately $0.2 million has been expended through June 30, 1999.

        As of June 30, 1999, we have committed, on a non-binding basis, to provide a total of approximately $570,000 through the year 2000 for scientific research grants and fellowships to a number of universities and not-for-profit research organizations. In September 1999, we entered into a collaborative agreement with the University of California, Irvine under which we have committed, on a non-binding basis, to provide research funding support in the amount of $2.0 million over a period of three years.

        Since our inception, we have been in the development stage and therefore devote substantially all of our efforts to research and development. We have incurred cumulative losses of approximately $32.3 million through June 30, 1999, and expect to incur substantial losses over the next several years. Our future capital requirements and availability of capital will depend upon many factors, including continued scientific progress in research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost involved in filing, prosecuting and enforcing patent claims, competing technological developments, the cost of manufacturing scale-up, the cost of commercialization activities and other factors which may not be within our control. We believe that our existing cash and capital resources will be adequate to fund our capital needs for approximately 8 months of operations. Thereafter, we will require substantial additional funds in order to complete the research and development activities currently contemplated and to commercialize our proposed products. If we are successful in obtaining additional funding, our existing stockholders could experience substantial dilution to their shares of stock.

        Without additional funding, we may be required to delay, reduce the scope of or eliminate one or more of our research and development projects, or obtain funds through arrangements with collaborative partners or others which may require us to relinquish rights to certain technologies, product candidates or products that we would otherwise seek to develop or commercialize on our own, and which could be on terms unfavorable to us.

YEAR 2000 READINESS DISCLOSURE

        All statements contained in the following section are "Year 2000 Readiness Disclosures" within the meaning of the Year 2000 Information and Disclosure Act.

        The Year 2000 issue in computers arises from the common industry practice of using two digits to represent a date in computer software code and databases to enhance processing time and to save storage space. Therefore, when dates in the year 2000 and beyond are indicated and computer programs read the date "00," the computer may default to the year "1900" rather than the correct "2000." This could result in incorrect calculations, faulty data and computer shutdowns, which would cause disruptions of operations. In addition, the year 2000 is a leap year and systems need to recognize it as such.

        We have developed a multi-phase program for Year 2000 issues that consists of the following: (i) assessment of our corporate systems and operations that could be affected by the Year 2000 issue, (ii) remediation of non-compliant systems and components, if any, and (iii) testing of systems and components following remediation. We have focused our Year 2000 compliance assessment program on four principal areas: (a) our internal information technology system applications, including voice and data systems ("IT Systems"),
(b) our internal non-IT facilities systems, including embedded software in environmental controls, security systems, fire protection systems, elevators and public utility connections for gas, electric and telephone systems ("Facilities Systems"), (c) embedded and external software contained in laboratory and other equipment ("Equipment"), and (d) Year 2000 compliance by third parties with which we have a material relationship, such as significant vendors, financial institutions and insurers.

        We have completed an inventory and risk assessment of our internal IT Systems, Facilities Systems, and Equipment that we believe could be adversely affected by the Year 2000 issue, and believe that our own internal systems are, at the present time, substantially compliant based upon internal systems tests, currently available information and reasonable assurance by our equipment and software vendors. The cost to remediate the Year 2000 issues with regard to our IT and Facility Systems and Equipment is not material.

        In June of 1998, we began sending questionnaires to and/or contacting our outside vendors regarding their state of readiness with respect to identifying and remediating their Year 2000 issues. We have completed the risk assessment of our outside vendors and are currently reviewing their compliance. We cannot determine or be assured that such vendors will achieve adequate remediation of the Year 2000 issue. Furthermore, we cannot determine or be assured that third parties upon which our vendors are dependent, will accomplish adequate remediation of their Year 2000 issues. Except for our public utility service vendors, who have indicated that they are now in compliance, we believe that, with respect to the computer systems of our major outside vendors, should a Year 2000 issue exist whereby a vendor was unable to address our needs, alternative vendors have been identified and are readily available that could furnish us with the same or similar supplies or services that we presently receive from these vendors without undue cost or expense.

        Based on currently available information, we believe that the impact of the Year 2000 issue, as it relates to our IT Systems, Facilities Systems, Equipment and third parties, will not be material. In the event we fail to implement successfully our solutions to the Year 2000 issues with respect to our internal systems in a timely manner, we believe that while such events would be disruptive to our operations in the short term, such circumstances would not have a material adverse effect on our business, financial condition and results of operations over the long term. However, failure of the major third parties, in particular the financial institutions with which we have significant banking and investment management relationships and our third party manufacturers, to be Year 2000 compliant could have a material adverse effect on our business, financial condition and results of operations or business prospects.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Quantitative Disclosures

        We are exposed to certain market risks associated with interest rate fluctuations on our marketable securities and borrowing arrangements. All investments in marketable securities and borrowing arrangements are entered into for purposes other than trading. We are not subject to risks from currency rate fluctuations. In addition, we do not utilize hedging contracts or similar instruments.

        Our exposure to interest rate risk arises from financial instruments entered into in the normal course of business. Certain of our financial instruments are fixed rate, short-term investments in government and corporate notes and bonds, which are available for sale (and have been marked to market in the accompanying financial statements). Changes in interest rates generally affect the fair value of these investments, however, because these financial instruments are considered "available for sale," all such changes are reflected in the financial statements in the period affected.

        Our borrowings bear interest at fixed annual rates. Changes in interest rates generally affect the fair value of such debt, but do not have an impact on earnings or cash flows. Because of the relatively short-term nature of our borrowings, fluctuations in fair value are not deemed to be material.

Qualitative Disclosures

        Our primary exposures relate to (1) interest rate risk on our borrowings, (2) our ability to pay or refinance our borrowings at maturity at market rates, (3) interest rate risk on the value of our investment portfolio and rate of return, (4) the impact of interest rate movements on our ability to obtain adequate financing to fund future cash requirements. We manage interest rate risk on our investment portfolio by matching scheduled investment maturities with our cash requirements. We manage interest rate risk on our outstanding borrowings by using fixed rate debt. While we cannot predict or manage our ability to refinance existing borrowings and investment portfolio, management evaluates our financial position on an ongoing basis.

                                    BUSINESS

GENERAL

        NeoTherapeutics, Inc. is a development-stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological diseases and conditions, such as memory deficits associated with Alzheimer's disease and dementia, spinal cord injury, stroke, Parkinson's disease, migraine, depression and obesity. Our lead product candidate, Neotrofin(TM) (AIT-082, leteprinim potassium), and other compounds under development, are based on our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, intended to be administered orally or by injection, that are capable of passing through the blood-brain barrier to rapidly act upon specific target cells in specific locations in the central nervous system, including the brain. Animal and laboratory tests have shown that our Neotrofin(TM) compound appears to selectively increase the production in animals of certain neurotrophic factors, a type of large protein, in selected areas of the brain and in the spinal cord. These neurotrophic factors regulate nerve cell growth and function. Our technology has been developed to capitalize on the beneficial effects of these proteins, which have been widely acknowledged to be closely involved in the early formation and maturation of the central nervous system. We believe that Neotrofin(TM) could have therapeutic and regenerative effects.

        Our developmental activities to date have benefited from a close association with the National Institutes of Health ("NIH"). The NIH's National Institute on Aging ("NIA") has contracted for and funded a portion of the preclinical studies on our Neotrofin(TM) compound, including toxicity studies. The NIA has committed to fund and conduct two Phase 1 clinical trials under the auspices of its Alzheimer's Disease Cooperative Study ("ADCS"), a consortium of approximately 35 highly regarded clinical centers throughout the United States. One Phase 1 clinical trial has been completed and the second trial is in progress. The NIH's National Institute for Mental Health ("NIMH") also supported our development efforts by contracting for and providing funds, along with the NIA, for the production of sufficient quantities of the Neotrofin(TM) compound to conduct some preclinical toxicity testing and the two Phase 1 human clinical trials conducted by the ADCS.

        In June 1997, an Investigational New Drug Application ("IND") for Neotrofin(TM) was approved by the U.S. Food and Drug Administration ("FDA") and Phase I human clinical testing in the United States for the treatment of Alzheimer's disease began. In addition, Neotrofin(TM) received a physician's IND in Canada in March 1997, where a Phase 1 clinical trial for the treatment of Alzheimer's disease was completed. We also have received regulatory approvals to conduct clinical trials using Neotrofin(TM) on Alzheimer's patients in the Republic of South Africa and Australia. We also have received regulatory approvals to conduct clinical trials using Neotrofin(TM) on Alzheimer's patients in the Republic of South Africa and Australia. We believe that Neotrofin(TM) is the first orally active drug to enter human clinical trials that is specifically designed to address the issue of nerve regeneration. In preclinical studies with animals, Neotrofin(TM) has been shown to induce the production of multiple neurotrophic factors in the brain and spinal cord. These factors have been reported to induce the multiplication and functional maturation, in the brain, of cholinergic neurons, those neurons known to die in patients with Alzheimer's disease. The Company believes that Neotrofin(TM) is the only compound in human clinical trials that has activated, in animals, multiple genes to produce multiple neurotrophic factors in specific areas of the brain and spinal cord.

        Including the clinical trials described above, a total of four Phase 1 clinical trials on Neotrofin(TM) for the treatment of Alzheimer's disease have been completed, and two additional Phase 1 clinical trials are in progress. In addition, we have completed one Phase 2 clinical trial and three additional Phase 2 clinical trials are in progress. In clinical trials completed to date, Neotrofin(TM) has demonstrated positive effects on memory and behavioral function in patients with Alzheimer's disease.

        In September 1999, we entered into a Collaborative Research and Technology Development Agreement with the University of California, Irvine. This agreement grants us access to all technology developed by Dr. Oliver Civelli through his research into functional genomics and orphan receptors. Dr. Civelli's research and technology complement our own research and development efforts and may enable us to offer a greater number of drugs that more effectively address a broad array of neurological diseases and conditions.

INTRODUCTION TO THE CENTRAL NERVOUS SYSTEM

        The human brain contains some 10 billion nerve cells, or neurons, each of which has connections with many other neurons. Sensory, motor and cognitive activities are all governed by this complex network of neurons, each member of which communicates with other neurons across junctions known as "synapses." Communication between neurons occurs when chemical "messengers" known as neurotransmitters, which are chemicals released by the sending neuron, diffuse across a small gap, and bind to corresponding receptors on the receiving neuron. Abnormal neuronal communication has been implicated in a range of psychiatric and neurological disorders, including memory deficits, schizophrenia, depression, anxiety, Parkinson's disease and eating disorders.

        The treatment of most diseases is facilitated by cell regeneration, a natural component of human healing. However, in the highly complex realm of neurological diseases, treatment is more difficult because neurons do not naturally regenerate efficiently after the body reaches maturity. Currently available drugs for the treatment of such significant neurological disorders as Alzheimer's and Parkinson's diseases act by increasing or replacing supplies of critical neurotransmitters, but provide time-limited benefits at best. These benefits are limited because the eventual loss of neuronal cells without regeneration means there are eventually few nerve cells for those neurotransmitters to activate.

        Much of neuroscience-oriented biotechnology research has focused on the investigation of certain proteins, known as neurotrophic factors, which are necessary for the early development of neurons as well as their long-term maintenance and survival. These substances are involved in the fundamental formation and shaping of the nervous system. Given their role in the early neuron development and maintenance, it has been hypothesized that these neurotrophic factors could be used in the treatment of neurodegenerative diseases.

        Since neurons do not naturally regenerate completely following damage or disease, substantial research has been conducted by academic researchers and by the pharmaceutical industry in developing these factors as possible treatments for a variety of neurological disorders. To date, the usefulness of these factors has been limited by their inability to be orally absorbed or pass the blood-brain barrier, which serves as a "filter" to keep molecules larger than a certain size from leaving the bloodstream and entering the brain and spinal cord. Therefore, neurotrophic factors, which are large protein molecules, cannot be administered orally or through injection into the bloodstream.

        There are currently three alternative approaches to achieving blood-brain barrier access for large protein molecules. One approach is to introduce the protein molecules by direct injection into the brain through a catheter inserted into a hole drilled into the skull. While this method, utilizing nerve growth factor, has achieved some success in alleviating some of the symptoms of Alzheimer's disease, the prospect for infection and the inconvenience and expense of the procedure have limited its practical usefulness to date. The second approach is to temporarily break down the blood-brain barrier, which would allow molecules of all sizes (including therapeutic as well as toxic or infectious agents) to enter into the central nervous system. This approach is in the early stage of development, and its utility has not been established.

        The third approach, the one we have taken, is to find small molecules which can pass through the blood-brain barrier and which can be administered orally or through injection into the bloodstream. Our small-molecule approach, if successful, could lead to the development of compounds which can mimic the actions of larger molecules within the brain and spinal cord, after administration either orally or through injection. We believe that such a development could represent a major advance in the treatment of neurological disorders.

NEOTHERAPEUTICS' DRUG DEVELOPMENT STRATEGY

        We are engaged in research that has primarily focused on the development of new drugs that act on the nervous system to treat neurological diseases and conditions, such as memory deficits associated with Alzheimer's disease and dementia, spinal cord injury, stroke, Parkinson's disease, migraine, depression and obesity.

        Our technical strategy is to synthesize proprietary chemical molecules that modify specific biological processes in the body. The methods by which the molecules are synthesized are proprietary and we have patented specific molecules and their methods of use. Our drug design methods are based upon the use of hypoxanthine, a natural non-toxic purine compound which is contained in the genetic material of all living matter. Hypoxanthine is chemically linked to a variety of other molecules in order to produce our proprietary series of compounds. The various molecules that are linked to hypoxanthine are selected from known drugs that have established therapeutic activity, producing potentially bi-functional compounds. These compounds exhibit certain functional features of both hypoxanthine (including its ability to possibly facilitate passage through the blood-brain barrier) and the linked therapeutic drugs. Chemical and behavioral studies have given us reason to believe that this compound synthesis and selection process increases the probability that our new compounds will retain the actions exhibited by their "parent" drugs.

        We synthesize and conduct early testing to establish the therapeutic potential necessary to obtain patents on new compounds. We have conducted preclinical testing of the safety and efficacy of certain of our compounds and intend to file an IND for each such compound which shows therapeutic potential. With respect to our Neotrofin(TM) compound, some clinical trials have been completed, others are in progress, and we intend to conduct additional clinical trials. We intend to seek out large pharmaceutical companies as partners for the development, manufacture and marketing of certain of our other compounds.

PRODUCTS IN DEVELOPMENT

        The table below summarizes the primary or possible indications and development status for some of our current research and development programs.

              POSSIBLE
PRODUCT       INDICATIONS          DEVELOPMENT STATUS
-------       -----------          ------------------
Neotrofin(TM) Alzheimer's Disease  Phase 1:   Four clinical trials completed, two in
(AIT-082)                                     progress and additional studies to be conducted
                                              in 1999

                                   Phase 2:   One clinical trial completed, three in
                                              progress and an additional study to be initiated
                                              in 1999

              Spinal Cord Injury   Clinical trial planned for 2000
              Stroke               Preclinical

AIT-034       Severe Dementia      Investigational New Drug Application in 2000

AIT-202       Depression; Obesity  Preclinical

AIT-203       Parkinson's Disease  Preclinical

AIT-297       Migraine             Preclinical

        We cannot guarantee that any of our compounds will effectively treat the indicated diseases or conditions or any other diseases or conditions, or that any such compounds will receive FDA approval.

NEOTROFIN(TM)

        Our Neotrofin(TM) compound is the most extensively studied compound in the AIT series and has been the primary focus of our research efforts. Neotrofin(TM) has been shown in animal studies to enhance working (or recent) memory, the type of memory which is deficient in patients suffering from Alzheimer's disease. In addition, we believe that Neotrofin(TM) may help treat memory impairments in the aged and stroke patients. Neotrofin(TM) may also help treat patients with nerve damage such as stroke and spinal cord injury.

        Preclinical testing involving laboratory animals has indicated that Neotrofin(TM) exhibits the following properties and/or effects:

        - Shown to reduce, delay and prevent memory deficits in aged animals; shown to enhance memory function in young and aged animals.

        -  Shown to protect brain cells against neurotoxic injury.

        - Shown to be non-toxic at the highest testable oral dosage in dogs (1,000 mg/kg) and rats (3,000 mg/kg) after up to 90 days of administration.

        - Effective over a wide range of doses in animals, with effectiveness observed at doses as low as 0.5 mg/kg and up to 60 mg/kg; a single dose has been observed to have measurable effects for seven days in mice.

        -  Active both orally and through injection.

        Until completion of the entire human clinical trial process, there can be no assurance that these properties and/or effects can be replicated in humans.

        We have shown that when administered to neurons in tissue culture, Neotrofin(TM) can induce the same neurite outgrowth effects as NGF (nerve growth factor). We have also shown that Neotrofin(TM) causes the production of mRNA (messenger ribonucleic acid) for multiple neurotrophic factors in tissue culture. In addition, we have demonstrated that oral administration of Neotrofin(TM) increases the levels of mRNA for multiple neurotrophic factors and proteins in the central nervous systems of rats and mice. Other researchers have shown, in animals, that administration of multiple neurotrophic factors may be more effective as a treatment method for neurodegenerative conditions than the administration of a single factor. We believe that Neotrofin(TM)'s mechanism of action involves activating the genes that lead to the production of a number of different neurotrophic factors. Neurotrophic factors themselves are not orally active and do not pass the blood-brain barrier. Therefore, should oral Neotrofin(TM) prove to be an effective treatment for neurological disorders, it could have two distinct practical advantages over neurotrophic factors administered alone directly into the brain as a treatment for such disorders:
(i) it can be administered orally; and (ii) it induces the production of multiple neurotrophic factors in those areas of the brain associated with memory.

        The NIA and the NIMH have contracted for and completed production of sufficient quantities of Neotrofin(TM) to conduct subchronic animal toxicity studies and early human clinical trials and have provided the funding for these contracts. An IND was approved for Neotrofin(TM) by the FDA in June 1997.

        The ADCS has committed to conduct two single-dose Phase 1 clinical trials of Neotrofin(TM). The first trial began in July 1997 and was completed in 1998. The second trial commenced in October 1998 and is expected to be completed in 1999.

        In addition, the Geriatric Research Group and Memory Clinic, McMaster University, Hamilton, Ontario, Canada, completed a two-part single-dose Phase 1 clinical trial of Neotrofin(TM) in September 1997. In 1998, we completed a multiple-dose Phase 1 trial (7 days of dosing).

        The results from the limited number of patients in the four Phase 1 clinical trials which have been completed indicate that Neotrofin(TM) is absorbed rapidly after oral administration and produces no serious side effects at high doses.

        The first Phase 2 trial of Neotrofin(TM) (28 days of dosing) was initiated in July 1998 and completed in the first quarter of 1999. The results from this study confirmed the observations seen in the Phase 1 trials, and also indicated improved memory and behavioral function. In the first quarter of 1999, we initiated a larger Phase 2 clinical trial (90 days of dosing) in Canada, Australia and the Republic of South Africa. A similar large Phase 2b clinical trial was initiated in the United States in September 1999. A fourth Phase 2 clinical trial has been initiated in the United States to study the effects of Neotrofin(TM) in the brain using PET (Positron Emission Tomography) imaging technology.

        We expect that we will have to fund additional animal and human studies that may include an additional Phase 2 trial and possibly two Phase 3 human clinical trials prior to submitting Neotrofin(TM) to the FDA for marketing approval. We cannot guarantee, however, that ongoing or future clinical trials of Neotrofin(TM) will be successful, that the marketing of Neotrofin(TM) will be approved by the FDA, or that Neotrofin(TM) can be marketed successfully to its targeted population. See "Drug Approval Process and Government Regulation."

OTHER COMPOUNDS IN DEVELOPMENT

        Due to the historically limited resources available to us and our decision to focus those resources on the development of Neotrofin(TM), our other compounds are in earlier stages of development. These compounds include:

        AIT-034: AIT-034 is a distinct chemical analog of hypoxanthine and pyrollidone that has been demonstrated in animal studies to enhance memory and to reverse memory deficits in severely impaired animals that do not respond to Neotrofin(TM). AIT-034 does not induce the production of NGF, and its mechanism of action is therefore believed to be different than Neotrofin(TM). We believe that AIT-034 could complement Neotrofin(TM) as a treatment for Alzheimer's disease or dementia. We expect initial toxicity studies on AIT-034 to commence in 1999 and to file an IND in 2000.

        AIT-202: AIT-202 is a derivative of hypoxanthine and serotonin and has the potential for use in treatment of depression and obesity. We anticipate expanding preclinical testing of AIT-202 in 1999.

        AIT-203: AIT-203 is a derivative of hypoxanthine and dopamine. With further development, AIT-203 might be used to treat Parkinson's disease. We plan to expand preclinical testing on AIT-203 in 1999.

        AIT-297: AIT-297 is a derivative of hypoxanthine and epinephrine which has shown, in preliminary studies, potential to treat migraine and hypertension. We anticipate expanding preclinical testing on AIT-297 in 1999.

        Until extensive further development and testing is completed, the therapeutic and other effects of these compounds cannot be established.

PRIMARY THERAPEUTIC TARGETS

        Alzheimer's Disease. Alzheimer's disease is a neurodegenerative brain disorder that leads to progressive memory loss and dementia. Alzheimer's disease generally follows a course of deterioration over eight years or more, with the earliest symptom being impairment of short-term memory. Alzheimer's disease is now recognized as the most common cause of severe intellectual impairment in persons over the age of 65 in the United States, with approximately four million Americans diagnosed as suffering from Alzheimer's disease. The number of patients with Alzheimer's disease is expected to reach 14 million by 2050. Alzheimer's disease is the fourth leading cause of death in the United States with approximately 100,000 deaths per year. The Alzheimer's Association has estimated that the overall care costs required for the treatment and care of the estimated four million U.S. patients with Alzheimer's disease is $100 billion per year. The only drug presently marketed in the U.S. for the treatment of Alzheimer's disease is donepezil (Aricept(R), Pfizer, Inc.), which has market sales of approximately $500 million per year. We have two compounds in development, Neotrofin(TM) and AIT-034, which have shown potential to treat Alzheimer's disease.

        Dementia and Memory Impairment Associated with Aging. Because the populations of developed countries are aging, the costs and social burden of medical care and housing of aged persons suffering from mentally deteriorative diseases are increasing. The availability of a drug to reduce the memory impairments associated with aging would not only have a significant economic impact but would also greatly improve the quality of life for the elderly population. Both Neotrofin(TM) and AIT-034 have shown to be effective in ameliorating memory loss associated with aging in mice. Clinical trials indicate that Neotrofin(TM) also improves memory performance in patients with Alzheimer's disease.

        Spinal Cord Injury. There are an estimated 200,000 severely disabled survivors of spinal cord trauma in the United States with approximately 10,000 new injuries each year. The cost of care and services for these individuals is estimated to exceed $10 billion per year. Significant research efforts currently are being focused on the neurotrophic factors that can initiate and support new cell development, guide new or damaged nerves to appropriate targets and maintain neuronal function. Animal studies have shown that functional restorations are possible with appropriate neurotrophic factors. A major obstacle to the effective use of these neurotrophic factors is the delivery of the appropriate neurotrophic factors to the site of damage. Neotrofin(TM) has been shown in mice to cause the production of several neurotrophic factors in the spinal cord after oral administration, demonstrating that it can effectively penetrate the blood-brain barrier. We believe that Neotrofin(TM) potentially could be used to stimulate the regeneration of nerves damaged by spinal cord injury. We have paid $50,000 and have committed an additional $50,000 to establish a NeoTherapeutics Fellowship as part of the Reeve-Irvine Research Center for spinal cord injury at the University of California, Irvine.

        Stroke. Among older Americans, stroke ranks as the third leading cause of death. An estimated 500,000 people in the United States suffer strokes each year. The costs associated with the treatment and care of stroke patients are estimated to be approximately $25 billion per year. Most therapeutic approaches to treating stroke are directed towards correcting the circulatory deficit or to blocking the toxic effects of chemicals released in the brain at the time of the stroke. Since Neotrofin(TM) has the potential to be neuroprotective in addition to enhancing nerve regeneration, we believe that Neotrofin(TM) may prove useful in treating stroke.

        Functional Genomics. Under the auspices of the Human Genome Project of the National Institute of Health, it is projected that the entire sequence of the human genetic blueprint will be completely deciphered by 2003. However, knowing the sequence of a gene does not tell what the function of that gene is in the body. Understanding the function of genes in the body is a process called "functional genomics." To date, the functions of only 10,000 of the estimated 100,000 genes in the body are understood. The Human Genome Project has identified about 1,000 genes that belong to the G-protein-coupled receptor family, or GPCR.

Functions have been elucidated for about 860 of these genes, leaving 140 genes which control the as yet unidentified functions of these "orphan receptor" genes.

        Using genetic engineering techniques, it has been possible to deduce the function of certain orphan receptor genes, but the process is difficult, labor intensive and expensive. Of the 10 orphan receptor genes whose functions have been established, three have been the result of research conducted by Dr. Oliver Civelli. Among them is the MCH receptor, which is associated with obesity control, and Urotensin II, a potent controller of blood pressure.

        In September 1999, we entered into a collaborative agreement with the University of California, Irvine and Dr. Civelli whereby we will have access to all technology and products developed by Dr. Civelli and his colleagues in exchange for research funding support in the amount of $2.0 million over three years. While it may be several years before therapeutic product candidates are identified, this technology platform complements our current technology base and product pipeline and should provide us with the next generation of potential products.

BUSINESS STRATEGY

Marketing and Sales

        We do not currently sell any products and therefore have no marketing, sales, or distribution organization. We intend to complete a series of strategic alliances with multinational or large regional pharmaceutical companies having substantial financial capacity, marketing capability and clinical development expertise, who can assist us in the development, marketing and sale of Neotrofin(TM) and our other potential products. However, we will seek to retain rights to co-market the product in the United States.

        We believe the support of the National Institutes of Health's National Institute on Aging ("NIA") and the National Institutes of Health's National Institute for Mental Health, along with the Alzheimer's Disease Cooperative Study Consortium, the clinical arm of the NIA's research on Alzheimer's disease, could contribute significantly to the future marketing and educational efforts directed to physicians who treat Alzheimer's disease patients. We believe that this exposure to the leaders in the field of neurodegenerative diseases may reduce the time and marketing costs required to introduce our potential products if and when they are approved by the FDA.

Strategic Alliances

        We believe that our patented technology platform provides a major commercial opportunity for developing strategic alliances with larger pharmaceutical companies. We believe that any such alliance would enable us to focus on our inherent strength; namely, exploitation of the technology platform to develop additional novel therapies.

        The most common phase in which industry collaborations are completed is the discovery stage, since a license for early stage discoveries generally cost a large pharmaceutical company much less than licensing later stage products. We chose to postpone the structuring of a corporate-sponsored licensing agreement for Neotrofin(TM), in favor of an early stage, government-assisted development program. By completing strategic alliances later in the development cycle, we hope to increase value for our shareholders that may be reflected in the enhanced terms of any licensing agreement.

        From time to time, we engage in licensing discussions with one or more multinational or regional pharmaceutical companies. We anticipate that the terms of any strategic alliance agreement that we enter into for our lead compound, Neotrofin(TM), will include an up-front payment, milestone payments, royalties on product sales, and agreements requiring the licensee to purchase the drug compound from us. We cannot guarantee that any such discussions will result in a commercial transaction on acceptable terms.

        With regard to the functional genomics project with University of California, Irvine, we may enter into strategic partnerships with larger pharmaceutical companies to create drugs from portions of the research and development program conducted by UC Irvine and NeoTherapeutics.

Research Collaborations

        We currently have several proprietary compounds in various stages of preclinical development. From time to time, we evaluate these compounds for efficacy in specialized assays or test models. We locate expert academic researchers to perform the desired tests and provide them, through their respective academic institutions, with grants and/or contracts to perform the designated tests while we maintain proprietary rights to the compounds. These studies are performed to the highest research standards.

Production

        We currently have our compounds manufactured in large scale by a third party vendor and have no current plans to establish our own manufacturing facilities. In connection with any licensing arrangements we may enter into, we intend to retain the rights to control the manufacturing and sale of our compounds to our licensees. Preliminary estimates indicate that Neotrofin(TM) can be manufactured cost effectively.

DRUG APPROVAL PROCESS AND OTHER GOVERNMENT REGULATION

        The production and marketing of our products and our research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. The U.S. Federal Food, Drug and Cosmetics Act, as well as other federal and state statutes and regulations, govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of our proposed products. Product development and approval within this regulatory framework can take a number of years and involve the expenditure of substantial resources. In addition to obtaining FDA approval for each product, each drug manufacturing establishment must be registered with the FDA and comply with FDA requirements. Domestic manufacturing establishments are subject to regular inspections by the FDA and must comply with Good Manufacturing Practices ("GMP"). To supply products for use in the United States, foreign manufacturers must also comply with GMP and pass periodic inspection by the FDA and by their countries' regulatory authorities.

        New Drug Development and Approval. The United States system of new drug approval is one of the most rigorous in the world. According to a February 1993 report by the Congressional Office of Technology Assessment, it costs an average of $359 million and takes an average of 15 years from discovery of a compound to bring a single new pharmaceutical product to market. Approximately one in 1,000 compounds that enter the preclinical testing stage eventually makes it to human testing and only one-fifth of those are ultimately approved for commercialization. In recent years, societal and governmental pressures have created the expectation that drug discovery and development costs can be reduced without sacrificing safety, efficacy and innovation. The need to significantly improve or provide alternative strategies for successful pharmaceutical discovery, research and development remains a major health care industry challenge.

        Drug Discovery. In the initial stages of drug discovery, before a compound reaches the laboratory, typically thousands of potential compounds are randomly screened for activity in an assay assumed to be predictive of a particular disease process. This drug discovery process can take many years. Once a "screening lead" or starting point for drug development is found, isolation and structural determination is initiated. Numerous chemical modifications are made to the screening lead in an attempt to maximize the potential therapeutic properties of the lead compound. After a compound emerges from the above process, it is subjected to additional studies on the mechanism of action, further in vitro screening against particular disease targets and finally, in vivo animal screening. If the compound passes these evaluation points, animal toxicology is performed to begin to analyze the potential toxic side effects of the compound, and if the results indicate acceptable toxicity findings, the compound emerges from the basic research mode and moves into the preclinical phase.

        Preclinical Testing. During the preclinical testing stage, researchers evaluate the compound for safety, and conduct laboratory and animal studies to show biological activity of the compound against the targeted disease. These tests can take up to three years or more to complete.

        Investigational New Drug Application (IND). After preclinical testing, an IND is submitted to the FDA for approval to begin human testing of the drug. The IND becomes effective if the FDA does not put a clinical hold on the proposed investigations within 30 days. The IND must indicate the results of previous experiments, how, where and by whom the new studies will be conducted, how the chemical compound is manufactured, the method by which it is believed to work in the body, and any toxic effects of the compound found in the animal studies. In addition, the IND clinical protocol must be reviewed and approved by an Institutional Review Board comprised of physicians and lay people at the hospital or clinic where the proposed human trials will be conducted. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. In addition, IND safety reports of adverse experiences associated with use of the investigational drug must be submitted to the FDA as the IND sponsor receives the information.

        Phase 1 Clinical Trials. After an IND becomes effective, Phase 1 human clinical trials can begin. These trials, involving usually between 20 and 80 healthy volunteers, can take up to one year or more to complete. The trials determine a drug's safety profile, including the safe dosage range. The Phase 1 clinical trials also determine how a drug is absorbed, distributed, metabolized and excreted by the body, as well as the duration of its presence in the body.

        Phase 2 Clinical Trials. In Phase 2 clinical trials, controlled studies of approximately 100 to 300 volunteer patients with the targeted disease assess the drug's effectiveness. These trials are designed primarily to evaluate the effectiveness of the drug on the volunteer patients as well as to determine if there are any side effects in these patients. These studies can take up to two years or more.

        Phase 3 Clinical Trials. This phase can last up to three years or more and usually involves 1,000 to 3,000 patients with the targeted disease. During the Phase 3 clinical trials, physicians monitor and evaluate the patients to determine efficacy and to observe and report any adverse reactions that may result from longer term and more widespread use of the drug.

        New Drug Application (NDA). After completion of all three clinical trial phases, the data is analyzed and, if the applicant believes that the data indicates that the drug is safe and effective, an NDA is filed with the FDA. The NDA must contain all of the information on the drug that has been gathered to date, including data from the clinical trials. NDAs are often over 100,000 pages in length. After passage of the Prescription Drug User Fee Act, average review times for new medicine applications dropped from nearly 30 months in 1992 to less than 18 months in 1996. However, there is no guarantee that any specific NDA will be reviewed and approved within this time frame, if at all.

        Fast Track Review. In September 1998, the FDA clarified procedures for accelerating the approval of drugs to be marketed for serious diseases for which the manufacturer can demonstrate the potential to address unmet medical needs. We are unsure if Neotrofin(TM) will fulfill this requirement for the treatment of Alzheimer's disease because there are drugs currently approved and available for such treatment. However, Neotrofin(TM) might qualify for "fast track" classification in a different disease indication such as treatment of traumatic spinal cord injury. At this time, we have not requested fast track designation for Neotrofin(TM).

        The FDA also has made provisions for priority review of drugs. A drug will qualify for priority review if it provides a significant improvement compared to marketed products in the treatment, diagnosis or prevention of a disease regardless if the indication is serious or life-threatening. We believe that Neotrofin(TM) may qualify for priority review.

        Approval. If the FDA approves the NDA, the drug becomes available for physicians to prescribe. We must continue to submit periodic reports to the FDA, including descriptions of any adverse reactions reported. For certain drugs which are administered on a long-term basis, the FDA may request additional clinical studies (Phase 4) after the drug has begun to be marketed to evaluate side effects after long-term use. The marketing of a drug after FDA approval is subject to substantial continuing regulation by the FDA, including regulation of manufacturing practices and the advertising and promotion of the drug.

        In addition to regulations enforced by the FDA, we are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and future federal, state or local regulations. Our research and development activities involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources.

        For marketing outside the United States, we or our prospective licensees are subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs and devices in the respective countries. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

RESEARCH AND DEVELOPMENT

        Since our inception, we have devoted substantially all of our efforts to research and development. Research and development expenditures were $615,485 in 1996, $4,508,255 in 1997, $8,542,034 in 1998, and $6,565,188 for the six months ended June 30, 1999.

PATENTS AND PROPRIETARY RIGHTS

        Patents and other proprietary rights are vital to our business. Our policy is to seek patent protection for our proprietary compounds and technology, and we intend to protect our technology, inventions and improvements to inventions that are commercially important to the development of our business. We also intend to rely on trade secrets, know-how, continuing technology innovations and licensing arrangements to develop and maintain our competitive position. In addition, we have applied for registration of several trademarks, including the name of the Company, NeoTherapeutics(TM), and our potential products.

        On February 25, 1992, a United States patent (No. 5,091,432) was issued to Dr. Alvin Glasky. This patent establishes proprietary rights for a series of compounds whose chemistry is based upon the purine hypoxanthine, and for the use of these compounds in the treatment of neuroimmunologic disorders. This patent expires on February 25, 2009. These compounds are bi-functional drugs that combine the ability of hypoxanthine to be absorbed rapidly into the body with the pharmacological activity of a second molecular component. These second components were selected to provide a wide variety of potential therapeutic agents that act on the central nervous system to treat neurodegenerative diseases or conditions associated with Alzheimer's disease, impairment associated with aging, Parkinson's disease, stroke, spinal cord injuries, migraine and depression.

        On September 5, 1995, a second United States patent (No. 5,447,939) was issued to Dr. Glasky which covers the treatment of neurological and neurodegenerative diseases through modification of certain biochemical processes in cells. This patent expires on July 25, 2014. This second patent also incorporates certain technology developed under the auspices of, and belonging to, McMaster University in Ontario, Canada.

        On September 1, 1998, Dr. Glasky was issued a third United States patent (No. 5,801,184) which relates to the control of neural activity and the treatment of neurological disorders by controllably inducing the in vivo genetic expression of naturally occurring protein molecules including neurotrophic factors. This patent expires on September 1, 2015. This third patent incorporates certain technology developed under the auspices of, and belonging to, McMaster University in Ontario, Canada.

        All three patents have been assigned to NeoTherapeutics by Dr. Glasky. In connection with these assignments, Dr. Glasky has been granted a royalty of two percent of all revenues derived by the Company from use and sale of any products which are covered by any of the aforementioned patents or any subsequent derivative patents, in each case for the life of the patent. However, Dr. Glasky will not receive any royalties with respect to sales of products which utilize patent rights licensed to the Company by McMaster University. In the event we terminate Dr. Glasky's employment without cause, the royalty rate shall be increased to five percent, and in the event Dr. Glasky dies, his estate or family shall be entitled to continue to receive royalties at the rate of two percent.

        With respect to the second United States patent, we have entered into a license agreement whereby McMaster University has licensed to us all patent rights belonging to McMaster University contained in such patent. This agreement calls for minimum payments of $25,000 per year to McMaster University, with the first payment due in July of 1997, and for a royalty of five percent of the net sales of all products we sell which incorporate the patent rights licensed to us by McMaster University. The third U.S. patent is covered under this agreement.

        In addition to a number of foreign patents which have been granted corresponding to the first and third United States patents, we also currently have five additional United States patent applications and a number of corresponding foreign patent applications on file. There can be no assurance, however, that the scope of the coverage claimed in our patent applications will not be significantly reduced prior to a patent being issued.

        The patent positions of pharmaceutical and drug development companies are generally uncertain and involve complex legal and factual issues. There can be no assurance that third parties will not assert patent or other intellectual property infringement claims against us with respect to their products or technology or other matters. There may be third-party patents and other intellectual property relevant to our products and technology of which we are unaware.

        Patent litigation is becoming more common in the biopharmaceutical industry. Litigation may be necessary to defend against or assert claims of infringement, to enforce our patents, to protect trade secrets we own or to determine the scope and validity of proprietary rights of third parties. Although no third party has asserted that we are infringing upon their patent rights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that we would prevail in any such litigation or that we would be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against us, whether meritorious or not, as well as claims initiated by us against third parties, can be time consuming and expensive to defend or prosecute and to resolve. If our competitors prepare and file patent applications in the United States that claim technology we also claim, we may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention, which could result in substantial costs, even if we ultimately prevailed. The results of such proceedings are highly unpredictable and, as a result of such proceedings, we may have to obtain licenses in order to continue to conduct clinical trials and manufacture or market certain of our products. No assurance can be made that we will be able to obtain any such licenses on favorable terms, if at all.

        We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We protect such information, with confidentiality agreements with our employees and consultants and with corporate partners and/or collaborators as such relationships are formed in the future. The agreements provide that all confidential information developed or made known to an individual during the course of the employment or consulting relationship shall be kept confidential and not disclosed to third parties except in specified circumstances. Agreements with employees provide that all inventions conceived by the individual while employed by NeoTherapeutics are our exclusive property. We cannot guarantee that these agreements will be honored, that we will have adequate remedies for breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors.

COMPETITION

        The pharmaceutical industry is characterized by rapidly evolving technology and intense competition. Many companies of all sizes, including a number of large pharmaceutical companies as well as several specialized biotechnology companies, are engaged in activities similar to that of NeoTherapeutics. Our competitors include Amgen, Inc., Bayer AG, Eli Lilly and Co., Novartis, Bristol-Myers Squibb Company, Glaxo Wellcome PLC, Regeneron Pharmaceuticals, Inc., Vertex Pharmaceuticals, Inc., Guilford Pharmaceuticals, Inc., Cephalon, Inc., Warner-Lambert Co., Hoechst Marion Roussel Ltd. and Pfizer, Inc., among others. In addition, colleges, universities, governmental agencies and other public and private research institutions will continue to conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect license fees, milestone payments and royalties in exchange for license rights to technologies that they have developed, some of which may directly compete with our technologies. These companies and institutions also compete with us in recruiting highly qualified scientific personnel. Many of our competitors have substantially greater financial, research and development, human and other resources than we do. Furthermore, large pharmaceutical companies have significantly more experience than we do in preclinical testing, human clinical trials and regulatory approval procedures.

        Although we have begun clinical trials with respect to Neotrofin(TM), we have not conducted clinical trials with respect to any of our other compounds under development nor have we sought FDA approval for any product based on such compounds. Furthermore, if we are permitted to commence commercial sales of products based on compounds we develop, including Neotrofin(TM), and decide to manufacture and sell such products ourselves, then we will also compete with respect to manufacturing efficiency and marketing capabilities, areas in which we have no prior experience.

        Any product for which we obtain FDA approval also must compete for market acceptance and market share. A number of drugs intended for the treatment of Alzheimer's disease, memory loss associated with aging, stroke and other neurodegenerative diseases and disorders are on the market or in the later stages of clinical testing. Two drugs currently are approved for the treatment of Alzheimer's disease in the United States: tacrine (Cognex(R)), formerly marketed by Warner-Lambert Co. and CoCensys, Inc., and donepezil (Aricept(R)), marketed by Pfizer, Inc. Both of these drugs are inhibitors of the enzyme acetylcholinesterase.

        Certain technologies under development by other pharmaceutical companies could result in treatments for Alzheimer's disease and other diseases and disorders for which we are developing our own treatments. Several other companies are engaged in research and development of compounds which use neurotrophic factors in a manner similar to that of our compounds. In the event that one or more of these programs are successful, the market for our products could be reduced or eliminated.

        We expect technological developments in the neuropharmacology field to continue to occur at a rapid rate and expect competition will remain intense as advances continue to be made. Although we believe, based on the preliminary test results involving certain of our compounds, that we can continue to compete in the discovery and early clinical development of compounds for neurological disorders, we cannot guarantee that we will be able to do so. At present, we do not have sufficient resources to compete with major pharmaceutical companies in the areas of later-stage clinical testing, manufacturing and marketing.

EMPLOYEES

        As of September 14, 1999, we had 41 employees, of which eight hold Ph.D. degrees. There can be no assurance that we will be able to attract and retain qualified personnel in sufficient numbers to meet our needs. Our employees are not subject to any collective bargaining agreements, and we generally have good relations with our employees.

PROPERTIES

        During June 1997, we relocated our research and development and corporate administrative offices to a new 34,000 square foot facility constructed for us in Irvine, California. The facility is occupied under a non-cancelable lease for seven years and contains two five year options to renew. The monthly rent for the Irvine facility is $38,800 plus taxes, insurance and common area maintenance and, beginning in July 1999, minimum cost of living increases. We also maintain a small administrative office in Zurich, Switzerland on an expense sharing basis.

LEGAL PROCEEDINGS

        On December 10, 1998, we were served with a lawsuit initiated by four of our former employees. The lawsuit, which was filed in the Superior Court of Orange County, California, also names Dr. Alvin J. Glasky, our founder and Chief Executive Officer, as a defendant.

        The lawsuit arises from a dispute concerning the termination, as of December 31, 1997, of agreements entered into, as of June 1990 and December 1993, between NeoTherapeutics and each of the former employees, pursuant to which the employees agreed to accept an aggregate of 278,589 shares of our common stock, subject to forfeiture provisions, in exchange for the cancellation of indebtedness we owed to them arising from unpaid compensation and expenses in the total amount of $458,411. Pursuant to the agreements, the employees were not entitled to keep the shares unless we achieved a specified revenue goal by a specified date, as determined by our independent auditors in accordance with generally accepted accounting principles.

        Under the agreements, as amended, we were required to achieve total operating revenues from the date of each agreement through December 31, 1995, in a cumulative amount of at least $500,000. When we failed to achieve this goal, the agreements were amended to extend the deadline until December 31, 1997 and increase the revenue goal to a cumulative amount of at least $1,000,000. The agreements provide that, if the revenue goals were not achieved by the stated deadline, the shares would be forfeited and the employees would be required to return the shares to NeoTherapeutics. We did not achieve the required revenue goals either by December 31, 1995, or by December 31, 1997. Our total revenues from inception through December 31, 1995, were only $497,128. We did not have any revenues in 1996 or 1997, and the total revenues from inception through December 31, 1997 remained at $497,128. In the lawsuit, the plaintiffs allege, among other things, that our cumulative revenues were or should have exceeded $500,000 as of December 31, 1995, and that the defendants fraudulently induced the plaintiffs into entering into the agreements and the subsequent amendments to the agreements. The lawsuit asks for damages in excess of $4,000,000 or, in the alternative, that the forfeiture restrictions be removed and the plaintiffs be allowed to keep their shares of common stock. The plaintiffs are also seeking punitive damages and reimbursement of attorneys' fees and costs.

        In March 1999, we filed a cross-complaint against the plaintiffs to seek a determination that the plaintiffs' shares have in fact been forfeited, and to obtain a court order requiring the plaintiffs to return their shares to us for cancellation. The lawsuit is in the early stages of discovery and no trial date has been set. We believe that the plaintiffs' claims are without merit and that the resolution of this matter will not have a material adverse effect on our financial condition or results of operations. We intend to vigorously defend the lawsuit and to pursue the cross-complaint for the return and cancellation of all of the disputed shares.

        At the same time that the plaintiffs entered into their agreement in 1990 and 1993, Dr. Alvin J. Glasky and his wife, who were then and are now our employees, also entered into agreements with NeoTherapeutics that were identical to the plaintiffs' agreements. Pursuant to those agreements, Dr. and Mrs. Glasky received an aggregate of 400,244 shares of common stock subject to identical forfeiture provisions, in exchange for the cancellation of indebtedness owed to them by NeoTherapeutics arising from unpaid compensation and expenses in the total amount of $755,531. Dr. and Mrs. Glasky entered into an agreement with NeoTherapeutics on December 21, 1998, pursuant to which the Glaskys agreed to cancel the same proportion of their restricted shares as the plaintiffs are required to cancel based on the final resolution of the lawsuit. Until such time as the lawsuit is finally resolved, we are accounting for all of these shares, which we deem to be forfeited, as issued and outstanding.

        We filed a trademark application with the United States Patent and Trademark Office to register the trademark Neotrofin as the name for our AIT-082 compound. Cephalon, Inc. filed a Notice of Opposition asserting that they have prior rights in the trademark Myotrophin, and that the use of our trademark Neotrofin will cause a likelihood of confusion. We believe that the resolution of this matter should not affect our ability to use the trademark Neotrofin as the name of our pharmaceutical compound used to treat Alzheimer's disease, spinal cord injury and stroke.

        One of our former employees has advised us, through her attorney, that she intends to file a lawsuit alleging that we wrongfully terminated her. We believe that we had good cause to terminate her and that her claim is without merit. If a lawsuit is filed against us, we intend to defend it vigorously.

                                   MANAGEMENT

        The following table sets forth certain information as of September 14, 1999, with respect to each person who is an executive officer or a director of
NeoTherapeutics:

NAME                                    AGE                      POSITION
----                                    ---                      --------
Alvin J. Glasky, Ph.D..................  66   Chairman of the Board, Chief Executive Officer,
                                              President, Chief Scientific Officer and Director
Samuel Gulko...........................  67   Chief Financial Officer, Secretary, Treasurer
                                              and Director
Stephen Runnels........................  50   Executive Vice President and Director
Michelle S. Glasky, Ph.D...............  40   Vice President, Scientific Affairs
Mark J. Glasky.........................  37   Director
Frank M. Meeks.........................  54   Director
Eric L. Nelson, Ph.D...................  75   Director
Carol O'Cleireacain, Ph.D..............  53   Director
Joseph Rubinfeld, Ph.D.................  66   Director
Paul H. Silverman, Ph.D., D.Sc.........  75   Director

EXECUTIVE OFFICERS AND DIRECTORS

        Alvin J. Glasky, Ph.D., has been Chief Executive Officer, President, Chief Scientific Officer and a director of Advanced ImmunoTherapeutics, Inc. ("AIT") since its inception in June 1987, and has served as the Chairman of the Board, Chief Executive Officer, President, Chief Scientific Officer and a director of the Company since July 1989, when AIT became a wholly-owned subsidiary of NeoTherapeutics. From March 1986 to January 1987, Dr. Glasky was Executive Director of the American Social Health Association, a non-profit organization. From 1968 until March 1986, Dr. Glasky was the President and Chairman of the Board of Newport Pharmaceuticals International, Inc., a publicly-held pharmaceutical company that developed, manufactured and marketed prescription medicines. From 1966 to 1968, Dr. Glasky served as Director of Research for ICN Pharmaceutical, Inc. and as Director of the ICN-Nucleic Acid Research Institute in Irvine, California. During that period, he was also an assistant professor in the Pharmacology Department of the Chicago Medical School. Dr. Glasky currently is a Regent's Professor at the University of California, Irvine. Dr. Glasky received a B.S. degree in Pharmacy from the University of Illinois College of Pharmacy in 1954 and a Ph.D. degree in Biochemistry from the University of Illinois Graduate School in 1958. Dr. Glasky was also a Post-Doctoral Fellow, National Science Foundation, in Sweden.

        Samuel Gulko has served as the Chief Financial Officer of NeoTherapeutics since October 1996 and as Secretary, Treasurer and a director since June, 1998. From 1968 until March 1987, Mr. Gulko served as a partner in the audit practice of Ernst & Young, LLP, Certified Public Accountants. From April 1987 to July 1996, Mr. Gulko was self-employed as a Certified Public Accountant and business consultant, as well as the part-time Chief Financial Officer of several private companies. Mr. Gulko obtained his B.S. degree in Accounting from the University of Southern California in 1958.

        Stephen Runnels joined NeoTherapeutics as Executive Vice President in April, 1997, and has been a director of NeoTherapeutics since June 1998. Prior to joining NeoTherapeutics, Mr. Runnels held the position of Vice President, Marketing and Business Development for Sigma-Aldrich, Inc., a Fortune 500 manufacturer of biochemicals, pharmaceuticals, and biotechnology products since January 1992. Mr. Runnels has also held positions as Vice President -- Sales and Marketing for Irvine Scientific, and Vice President, International Operations for Gamma Biologicals, a manufacturer of immunological reagents. Mr. Runnels is certified by the American Society of Clinical Pathologists as a specialist in Immunohematology, and was an instructor of

Clinical Immunology at Arizona State University. Mr. Runnels obtained a B.S. in Cell Biology from the University of Arizona.

        Michelle S. Glasky, Ph.D. joined NeoTherapeutics as Director of Scientific Affairs in July 1996 and was promoted to Vice President, Scientific Affairs in June 1997. Prior to joining NeoTherapeutics, Dr. M. Glasky was employed in the Department of Pathology, University of Southern California School of Medicine, as a Research Associate and Laboratory Administrator from February 1991 until July 1996. Dr. M. Glasky served as a consultant to the Company from August 1990 to July 1996. Dr. M. Glasky holds a non-salaried research associate position at the University of California, Irvine. Dr. M. Glasky received a B.A. degree in Microbiology from the University of California, San Diego in 1981, and a Ph.D. degree in Biomedical Sciences from the University of Texas Health Science Center, Houston, in 1988. Dr. M. Glasky completed a post-doctoral fellowship at Stanford University School of Medicine.

        Mark J. Glasky has been a director of NeoTherapeutics since August 1994. Since 1982, Mr. Glasky has been employed by Bank of America in various corporate lending positions and currently serves as Senior Vice President and Credit Products Executive for Southern California Commercial Banking. Mr. Glasky obtained a B.S. degree in International Finance from the University of Southern California in 1983 and an M.B.A. degree in Corporate Finance from the University of Texas at Austin in 1987.

        Dr. Michelle S. Glasky and Mark J. Glasky are the adult daughter and son, respectively, of Dr. Alvin Glasky.

        Frank M. Meeks has been a director of NeoTherapeutics since July 1989. Since September 1992, Mr. Meeks has been pursuing personal investments in real estate, property management and oil and gas. Mr. Meeks was employed by Environmental Developers, Inc., a real estate development and construction company, from June 1979 until March 1993, first as Vice President and finally as Financial Vice President. Mr. Meeks obtained a B.S. degree in Business Administration from Wittenberg University in 1966, and an M.B.A. degree from Emory University in 1967. Mr. Meeks is a non-practicing certified public accountant and a licensed real estate broker.

        Eric L. Nelson, Ph.D. has been a director of NeoTherapeutics since June 1998 and a member of our Scientific Advisory Board since 1987. Dr. Nelson has been self-employed as a pharmaceutical research consultant since 1986. He was a founder, and served as Chairman from 1972 until 1986, of Nelson Research and Development Corporation, a publicly held corporation engaged in research and development of drug receptor technology applied to the development of pharmaceutical products and novel drug delivery systems. Prior to 1972, Dr. Nelson spent eleven years at Allergan Pharmaceuticals, Inc., a developer of eye care products, where as Vice President of Research he was responsible for establishing Allergan's entire research organization. Dr. Nelson received his doctorate degree in Microbiology from UCLA in 1951 and has authored numerous publications. He is the inventor on various patents in the areas of microbiology, immunology, molecular biology and pharmacology.

        Carol O'Cleireacain, Ph.D., has been a director of NeoTherapeutics since September 1996. Dr. O'Cleireacain has been self-employed as an economic and management consultant in New York City since 1994. Since 1998, Dr. O'Cleireacain has served as Senior Fellow (non-resident) at the Brookings Institution in Washington D.C., where previously, from March 1996 until June 1997, as a Visiting Fellow, Economic Studies, she authored The Orphaned Capital: Adopting the Right Revenues for the District of Columbia. Since 1998, Dr. O'Cleireacain has also served as an adjunct Professor of Urban Studies at Barnard College, Columbia University. During 1998, Dr. O'Cleireacain served as a member of the President's Commission to Study Capital Budgeting, and during 1997, Dr. O'Cleireacain served as a member of the National Civil Aviation Review Commission. Since May 1996, Dr. O'Cleireacain has served as a director and member of the Executive Committee of Trillium Asset Management (formerly known as Franklin Research and Development Corp.), an employee-owned investment company in Boston. From April 1994 through April 1996,

Dr. O'Cleireacain served as the first nominee of the United Steelworkers of America and the first woman director of ACME Metals Inc. Dr. O'Cleireacain served as the Director of the Mayor's Office of Management and Budget of the City of New York from August 1993 until December 1993. From February 1990 until August 1993, Dr. O'Cleireacain was the Commissioner of the New York City Department of Finance. Dr. O'Cleireacain received a B.A., with distinction, in Economics from the University of Michigan in 1968, an M.A. in Economics from the University of Michigan in 1970 and a Ph.D. in Economics from the London School of Economics in 1977.

        Joseph Rubinfeld, Ph.D., has been a director of NeoTherapeutics since June 1998. Dr. Rubinfeld is the co-founder of SuperGen, Inc., a publicly-held pharmaceutical company focused on drugs for life-threatening diseases, particularly cancer, and has served as the Chief Executive Officer, President and a director of SuperGen since its inception in March 1991 and was Chief Scientific Officer from inception until September 1997. Since May 1996, Dr. Rubinfeld has served as a Director of Antivirals, Inc., a biopharmaceutical company. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc., a biotechnology company, in 1980 and served as Vice President and Chief of Operations until 1983, and as a consultant to Amgen from 1983 until 1985. From 1987 to 1990, Dr. Rubinfeld was a Senior Director at Cetus Corporation, a biotechnology company. From 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company International Division ("Bristol-Myers") in a variety of positions, most recently as Vice President and Director of Research and Development. While at Bristol-Myers, Dr. Rubinfeld was instrumental in licensing the original anticancer line of products for Bristol-Myers, including Mitomycin and Bleomycin. Prior to that time, Dr. Rubinfeld was a research scientist with several pharmaceutical and consumer product companies including Schering-Plough and Colgate-Palmolive Co. Dr. Rubinfeld received his M.A. and Ph.D. in Chemistry from Columbia University.

        Paul H. Silverman, Ph.D., D.Sc., has been a director of NeoTherapeutics and member of our Scientific Advisory Board since September 1996. Dr. Silverman has served as a Director for the Western Center of the American Academy of Arts and Sciences located on the University of California, Irvine campus since March 1997. Since March 1993, Dr. Silverman has also been an Adjunct Professor in the Department of Medicine at the University of California, Irvine. From January 1994 until July 1996, Dr. Silverman served as an Associate Chancellor for the Center for Health Sciences at the University of California, Irvine. From August 1992 until January 1994, Dr. Silverman served as the Director of Corporate and Government Affairs at the Beckman Laser Institute and Medical Clinic in Irvine, California. From November 1990 until December 1993, Dr. Silverman served as Director of Scientific Affairs at Beckman Instruments, Inc. Prior to 1990, Dr. Silverman served as the Director of the Systemwide Biotechnology Research and Education Program for the University of California; the Director of the Donner Laboratory and an Associate Director of the Lawrence Berkeley Laboratory at the University of California, Berkeley; as the President of the University of Maine at Orono; as the President of The Research Foundation of the State University of New York, and as the head of the Department of Immunoparasitology at Glaxo, Ltd. Dr. Silverman received his Ph.D. in Parasitology and Epidemiology and his Doctor of Science degree from the University of Liverpool, England.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors of NeoTherapeutics currently consists of nine directors, divided into two classes. Each Class is elected in alternate years and serves a term of two years. The Class I directors, whose term expires at the Annual Meeting of Stockholders in 2000, are Samuel Gulko, Frank M. Meeks, Eric
L. Nelson, Ph.D., Stephen Runnels and Paul H. Silverman, Ph.D., D.Sc. The Class II directors, whose term expires at the Annual Meeting of Stockholders in 2001, are Alvin J. Glasky, Ph.D., Mark J. Glasky, Carol O'Cleireacain, Ph.D. and Joseph Rubinfeld, Ph.D. Each director serves the term for which he or she was elected until the election and qualification of his or her successor or until his or her earlier resignation or removal.

        The Board of Directors currently has two committees, a Compensation Committee and an Audit Committee. The Compensation Committee is comprised of Dr. Eric L. Nelson, Dr. Carol O'Cleireacain, Dr. Paul H. Silverman and Joseph Rubinfeld, Ph.D. The Compensation Committee reviews and recommends the salaries and bonuses of officers and certain key employees of NeoTherapeutics, establishes compensation and incentive plans, authorizes and approves the granting of stock options and restricted stock in accordance with our stock option and incentive plans, and determines other fringe benefits.

        The Audit Committee is comprised of Dr. Carol O'Cleireacain, Frank M. Meeks and Dr. Eric L. Nelson. The Audit Committee recommends engagement of our independent public accountants and is primarily responsible for approving the services performed by our independent accountants and for reviewing and evaluating our accounting principles and its system of internal controls.

SCIENTIFIC ADVISORY BOARD

        We have established a Scientific Advisory Board consisting of distinguished scientists whom we believe will make a contribution to the development of NeoTherapeutics' research. The Scientific Advisory Board members review our research and development progress, advise us of advances in their fields and assist in identifying special product opportunities. Members are compensated on a consulting fee basis for their services and are reimbursed for reasonable travel expenses. All of the advisors are employed by employers other than NeoTherapeutics and may have commitments to, or consulting or advisory agreements with, other entities, including our potential competitors, that may limit their availability to us. Although these advisors may contribute significantly to our business, none is required to devote more than a small portion of his time to us in his capacity as a member of the Scientific Advisory Board. The members of the Scientific Advisory Board currently are as follows:

        Stuart M. Krassner, Ph.D. has been affiliated with the University of California, Irvine since 1965, currently as Professor of Biological Sciences and formerly in several administrative positions, most recently as Associate Dean of Research and Graduate Studies. Dr. Krassner has conducted research at both the Rockefeller University (New York) and the Swiss Tropical Institute (Basel). Dr. Krassner's research interests included parasitology and immunology and he has numerous publications in those fields. Dr. Krassner received his doctorate degree in Parasitology from Johns Hopkins University in 1961.

        Geoffrey Burnstock, D.Sc., F.A.A., M.R.C.P. (Hon), F.R.S. has been a Professor of Anatomy in the Department of Anatomy and Developmental Biology at the University College London since 1975 and in addition, since 1997, he has been the director of the Autonomic Neuroscience Institute, Royal Free Hospital School of Medicine. From 1959 through 1975, Dr. Burnstock held several positions within the Department of Zoology at the University of Melbourne, Australia. Dr. Burnstock received his B.Sc. degree in 1953 from Kings College, University of London and his Ph.D. in 1957 from King's College and University College London, University of London. Dr. Burnstock also received a D.Sc. degree in 1971 from Melbourne University.

        Olivier Civelli, Ph.D. has been the Eric L. and Lila D. Nelson Chair in Neuropharmacology at the University of California, Irvine since 1996. From 1992-1996, Dr. Civelli was affiliated with F. Hoffmann-La Roche, AG of Basel, Switzerland in various research positions. From 1987-1993, Dr. Civelli held various research positions in the Department of Cell Biology and Anatomy of the Vollum Institute for Advanced Biomedical Research at the Oregon Health Sciences University. Dr. Civelli received his doctorate degree in Molecular Biology from the Swiss Federal Institute of Technology in Zurich, Switzerland in 1979.

        Eric L. Nelson, Ph.D. See "Executive Officers and Directors."

        Paul H. Silverman, Ph.D., D.Sc. See "Executive Officers and Directors."

EXECUTIVE COMPENSATION

        The following table sets forth summary information concerning the compensation of NeoTherapeutic's Chief Executive Officer and our other most highly compensated executive officers whose total salary and bonuses for services rendered to NeoTherapeutics and our subsidiaries in all capacities during the fiscal year ended December 31, 1998 exceeded $100,000 (the "Named Executive Officers"). None of our other executive officers received compensation in 1998 in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                               ANNUAL COMPENSATION                  SECURITIES
                                              --------------------                  UNDERLYING
NAME AND PRINCIPAL POSITION          YEAR       SALARY      BONUS       OTHER        OPTIONS
---------------------------          ----     -----------   -----     ----------   ------------
Alvin J. Glasky, Ph.D............    1998     $199,998       $--      $   --          65,000
  Chairman, Chief Executive          1997     $199,992(1)     --          --              --
  Officer and President              1996     $165,398(2)     --          --          75,000
Stephen Runnels..................    1998     $165,940        --          --          25,000
  Executive Vice President           1997     $108,513(3)     --      $25,107(4)      62,000
Samuel Gulko.....................    1998     $109,250        --          --          25,000
  Chief Financial Officer,           1997     $ 78,000        --          --           6,000
  Secretary and Treasurer            1996     $ 30,000(5)     --          --          14,000

------------
(1) Excludes prior years accrued salaries of $265,328, and auto allowances and expense account reimbursements previously accrued aggregating $84,516, all of which were paid in 1997.

(2)   Includes an auto allowance of $450 per month.

(3)   Commenced employment in April 1997.

(4)   Represents a one-time relocation allowance.

(5)   Commenced employment in July 1996.

OPTION GRANTS

        The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 1998, to the Named Executive
Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                             POTENTIAL REALIZABLE
                                                       PERCENTAGE                                              VALUE AT ASSUMED
                                        NUMBER OF       OF TOTAL                                            ANNUAL RATES OF STOCK
                                       SECURITIES        OPTIONS                                            PRICE APPRECIATION FOR
                                       UNDERLYING      GRANTED TO           EXERCISE                            OPTION TERM(2)
                                         OPTIONS      EMPLOYEES IN          PRICE         EXPIRATION        ----------------------
              NAME                      GRANTED(1)     FISCAL YEAR         ($/SHARE)         DATE             5%           10%
              ----                     ----------     ------------         ---------     -------------      ---------    ---------
Alvin J. Glasky..................          25,000            8%             $8.375       Feb. 11, 2008      $131,675     $333,690
                                           40,000           13%             $7.625       Dec. 17, 2008      $191,813     $486,091
Stephen Runnels..................          10,000            3%             $8.375       Feb. 11, 2008      $ 52,670     $133,476
                                           15,000            5%             $7.625       Dec. 17, 2008      $ 71,930     $182,284
Samuel Gulko.....................          10,000            3%             $8.375       Feb. 11, 2008      $ 52,670     $133,476
                                           15,000            5%             $7.625       Dec. 17, 2008      $ 71,930     $182,284

------------
(1) The options become exercisable in 25% increments, commencing three months from the date of grant and each three months thereafter.

(2) The potential realizable value is calculated from the exercise price per share, assuming the market price of our common stock appreciates in value at the stated percentage rate from the date of grant to the expiration date. Actual gains, if any, are dependent on the future market price of the common stock.

OPTIONS EXERCISED AND FISCAL YEAR-END VALUES

        The following table sets forth information concerning stock options exercised during the fiscal year ended December 31, 1998, by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1998:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                         NUMBER OF SECURITIES
                                                              UNDERLYING                  VALUE OF UNEXERCISED
                          NUMBER OF                       UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                           SHARES                          AT FISCAL YEAR-END             AT FISCAL YEAR-END(1)
                          ACQUIRED        VALUE       ----------------------------    -----------------------------
      NAME               ON EXERCISE     REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
      ----               -----------     --------     -----------    -------------    -----------     -------------
Alvin J. Glasky, Ph.D            --            --       156,923         71,250          $953,512       $287,531
Stephen Runnels              12,000        $5,940        17,500         57,500            48,438        178,438
Samuel Gulko                 10,000        11,250        13,000         22,000            46,313         58,563

------------
(1) Based upon the closing price of the common stock on December 31, 1998, as reported by the Nasdaq National Market ($10.50 per share), less the exercise price payable for such shares.

EMPLOYMENT AGREEMENT

        We have an employment agreement with Dr. Alvin J. Glasky, which became effective as of July 1, 1996 and expires December 31, 1999. The agreement provides for an annual base salary of $200,000 with annual increases and an annual bonus to be determined by the Compensation Committee based on our attainment of certain performance objectives. Pursuant to the employment agreement, Dr. Glasky also was granted an incentive stock option to purchase 75,000 shares of common stock at an exercise price of $4.13 per share, which vests in three equal annual increments.

        We entered into a new employment agreement with Dr. Glasky on May 6, 1999. The new agreement will take effect on January 1, 2000, when the current agreement expires, and is for a term of three years. The agreement requires Dr. Glasky to devote his entire productive time, ability and attention to NeoTherapeutics during the term of the agreement, and is terminable by us at any time with or without cause, as defined in the agreement. The agreement provides for an annual base salary of $215,000 with automatic annual cost of living adjustments, and annual bonus and increases in base salary to be determined by the Board of Directors or the Compensation Committee, based on an evaluation of Dr. Glasky's performance and the performance of the Company. In addition to the salary and any bonus, the agreement requires us to provide Dr. Glasky with an automobile and pay for all costs associated with operating such automobile, less costs for personal use as required by the Internal Revenue Code. The agreement also provides for guaranteed severance payments equal to Dr. Glasky's annual base salary over the remaining life of the agreement if we terminate his employment without cause or if Dr. Glasky terminates his employment with good reason. Pursuant to the employment agreement, we granted an option to Dr. Glasky to purchase 225,000 shares of our common stock at a price per share equal to the market price on the date of grant, vesting in three equal annual installments commencing May 6, 2000.

COMPENSATION OF DIRECTORS

        Each of our non-employee directors receives $1,000 for each Board of Directors meeting ($500 for each telephonic meeting) and $500 for each committee meeting attended (with the Chairperson of the Committee receiving $1,000). Each non-employee director also receives $500 for each additional Board meeting held on the same day. The directors are reimbursed for certain expenses incurred in connection with attendance at Board meetings. On February 11, 1998, we granted to each non-employee director an option to purchase 10,000 shares of common stock at $8.375 per share. On August 31, 1998, we granted to each non-employee director an option to purchase 10,000 shares of common stock at $5.625 per share. On June 14, 1999, we granted to each non-employee director an option to purchase 10,000 shares of common stock at $13.00 per share. All of the foregoing options were granted under our 1997 Stock Incentive Plan, vest at the rate of 25% per quarter, expire 10 years from the date of grant and were granted at an exercise price equal to the market price of our common stock on the date of the grant.

STOCK OPTION PLANS

        We have two stock option plans: the 1991 Stock Incentive Plan (the "1991 Plan") and the 1997 Stock Incentive Plan (the "1997 Plan") (the "Plans"). The Plans were adopted by our shareholders and Board of Directors in May 1991 and June 17, 1997, respectively.

THE 1991 STOCK INCENTIVE PLAN

The 1991 Plan, as amended, provides for grants of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options, stock appreciation rights ("SARs") and bonus stock. The 1991 Plan, as amended, authorizes for issuance up to 401,430 shares of our common stock. Under the 1991 Plan, incentive stock options may be granted to employees, and nonqualified stock options, SARs and bonus stock may be granted to our employees and other persons whose participation in the 1991 Plan is determined to be in our best interest. As of September 14, 1999, there were options to purchase 180,000 shares of common stock outstanding under the 1991 Plan.

THE 1997 STOCK INCENTIVE PLAN

        The 1997 Plan provides for grants of "incentive stock options" within the meaning of the Code, nonqualified stock options and rights to purchase shares of common stock ("Purchase Rights"). The 1997 Plan, as amended, authorizes for issuance up to 1,250,000 shares of our common stock, subject to adjustment in the number and kind of shares subject to the 1997 Plan and to outstanding shares in the event of stock splits, stock dividends or certain other similar changes in our capital structure. Under the 1997 Plan, incentive stock options may be granted to our employees and the employees of our subsidiaries. Nonqualified stock options and Purchase Rights may be granted to our employees and the employees of our subsidiaries, as well as non-employee directors and officers, consultants and other service providers. As of September 14, 1999, there were options to purchase 607,800 shares of common stock outstanding under the 1997 Plan.

        The Plans are administered by the Compensation Committee of the Board of Directors (the "Committee"), which has sole discretion and authority, consistent with the provisions of the Plans, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the Plans.

        In the event of a merger of NeoTherapeutics with or into another corporation or the sale of substantially all of our assets, all outstanding options and SARs granted under the Plans shall be assumed or equivalent options and SARs substituted by the successor corporation. In the event a successor corporation does not assume or substitute the options and SARs, the exercisability of the options and SARs under the 1991 Plan shall be accelerated. The exercisability of options outstanding under the 1997 Plan will accelerate upon a change in control of NeoTherapeutics, regardless of whether the options are assumed or new options are issued by the successor corporation.

        The exercise price of incentive stock options must be not less than the fair market value of a share of common stock on the date that the option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). Nonqualified options shall have such exercise price as determined by the Committee. The Committee has the authority to determine the time or times at which options granted under the Plans become exercisable, provided that options expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding common stock). Options are nontransferable, other than upon death, by will and the laws of descent and distribution, and incentive stock options may be exercised only by an employee while employed by NeoTherapeutics or within three months after termination of employment (one year for termination resulting from death or disability).

SECTION 401(K) PLAN

        In January 1990, we adopted the NeoTherapeutics, Inc. 401(k) Plan (the "401(k) Plan") covering our full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) Plan by employees or by NeoTherapeutics, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we can deduct any contributions that we make, at the time the contributions are made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1999) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us to make, additional matching contributions to the 401(k) Plan on behalf of all participants in the 401(k) Plan. We have not made any contributions to the 401(k) Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        Our Certificate of Incorporation and Bylaws limit the liability and provide indemnification of directors and officers. Our Certificate of Incorporation provides that our directors may not be held personally liable to us or our stockholders for monetary damages arising from a breach of fiduciary duty, except for liability:

        - for breach of the director's duty of loyalty to NeoTherapeutics or its stockholders;

        - for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;

        - under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions, repurchases or redemptions of stock; and

        - for any transaction from which the director derives an improper benefit.

In addition, our Certificate of Incorporation provides that we will indemnify our directors to the fullest extent permitted under the Delaware General Corporation Law.

        Our Bylaws provide that we shall indemnify our directors and officers, certain other employees and agents, and the directors and officers of other business enterprises serving at our request, for actions taken in good faith on our behalf, while in their official capacity as director or officer or in any other capacity while serving as a director or officer. The Bylaws also provide that we shall advance expenses incurred by officers, directors, employees and agents in defending themselves for actions taken on our behalf under certain circumstances. Finally, the Bylaws provide that directors, officers, employees, and agents may bring suit to compel payment of claims not paid in full within forty-five (45) days after we receive notice of such claims.

        We also have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements provide, among other things, that we may establish a trust fund in order to fund our indemnification obligation under these agreements. These agreements also provide that the director or officer is presumptively entitled to interim payments of expenses incurred in any defense of a claim. However, if it is ultimately determined that such director or officer was not entitled to indemnification under the Bylaws of the Company or Delaware law, then such director or officer must repay us all amounts advanced under the agreement.

        We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling NeoTherapeutics pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On June 30, 1990, in exchange for cancellation of $503,144 of indebtedness for unpaid compensation, we issued a total of 402,517 shares of common stock in the following amounts: Dr. Alvin Glasky, 184,000 shares; Sanford Glasky (the brother of Dr. Alvin Glasky), 60,013 shares; JoAnne Law, 24,333 shares; Luana Kruse, 19,200 shares; Rosalie Glasky (the wife of Dr. Glasky), 28,065 shares; and John W. Baldridge, 86,906 shares (the "1990 Restricted Stock Exchange"). On December 30, 1993, in exchange for cancellation of $690,798 of indebtedness for unpaid compensation and accrued expenses, we issued a total of 276,317 shares of common stock in the following amounts: Dr. Alvin Glasky, 169,001 shares; Sanford Glasky, 49,837 shares; JoAnne Law, 16,559 shares; Luana Kruse, 19,800 shares; Rosalie Glasky, 19,178 shares; and John W. Baldridge, 1,942 shares (the "1993 Restricted Stock Exchange"). Both the 1990 Restricted Stock Exchange and the 1993 Restricted Stock Exchange involved a risk of forfeiture whereby if we did not generate a minimum of $500,000 in total operating revenues from inception through December 31, 1995, all shares would be returned to us with the holders forfeiting all rights to the shares and forfeiting any claim to the previously accrued but unpaid compensation. Effective December 31, 1995, five of the parties, all of whom were present or past employees of NeoTherapeutics, entered into agreements with us whereby the forfeiture date was extended from December 31, 1995 to December 31, 1997 in exchange for increasing the minimum total operating revenues which we would need to achieve in order to avoid forfeiture of the shares from $500,000 to $1,000,000, with such revenues to be achieved by December 31, 1997. As of December 31, 1997, we did not achieve the revenue goals set forth in the Agreements, as previously amended. The four former employees who are parties to the Agreements have indicated disagreement with our position and have filed a lawsuit against us seeking a determination that they are entitled to keep their shares. We have filed a cross-complaint against the four former employees seeking the return and cancellation of the shares. Our Chief Executive Officer and his wife have agreed to surrender to us for cancellation the same proportion of their shares (a total of 400,244) as the four former employees are required to surrender based on the final resolution of the lawsuit. Until such time as we can obtain the surrender of all of these shares and the matter is fully resolved, we are accounting for all of the stock, which we have deemed forfeited, as issued and outstanding. See "Business -- Legal Proceedings."

        On June 6, 1991, we entered into an agreement (the "1991 Patent Agreement") with Dr. Alvin Glasky whereby he assigned to NeoTherapeutics all rights to the inventions covered by United States Patent No. 5,091,432 and any corresponding foreign applications and patents, including all continuations, divisions, reissues and renewals of said applications and any patents issued out of or based upon said applications (the "Assigned Rights"). The 1991 Patent Agreement was amended on July 26, 1996. The 1991 Patent Agreement, as amended, calls for NeoTherapeutics to pay Dr. Glasky a two percent royalty on all revenues derived by us from our use and sale of any products covered by these patents and applications or any patents derived from them. In the event that we terminate Dr. Glasky's employment without cause, the royalty rate shall be increased to five percent and in the event that Dr. Glasky dies during the term of the 1991 Patent Agreement, Dr. Glasky's family or estate shall be entitled to continue to receive royalties at the rate of two percent. The 1991 Patent Agreement terminates on the later of its ten year anniversary or the expiration of the final patent included within the Assigned Rights. On June 30, 1996, we entered into an agreement with Dr. Glasky whereby Dr. Glasky assigned to us all rights to the inventions covered by United States Patent No. 5,447,939 (the "1996 Patent Agreement"). The scope of the 1996 Patent Agreement as well as its terms and conditions are identical in all material respects to the 1991 Patent Agreement; provided, however, that the aggregate royalty amount with respect to any product shall be two percent (five percent in the event of termination without cause), even if a product is based on both patents. The 1996 Patent Agreement was also amended on July 26, 1996. Dr. Glasky will not receive any royalties with respect to sales of products which utilize patent rights licensed to NeoTherapeutics by McMaster University. A third patent (No. 5,801,184) which was issued September 1, 1998, is also subject to the royalty provisions of the 1996 Patent Agreement. See "Business -- Patents and Proprietary Rights."

        On December 31, 1993, we issued 200,000 shares of common stock to Dr. Glasky in exchange for cancellation of $500,000 of indebtedness for loans made to us by Dr. Glasky. Dr. Glasky received certain registration rights with respect to these shares. The remaining $257,900 in principal on the loans payable and accrued interest of $300,404 due to Dr. Glasky were converted into a $558,304 promissory note which, as amended from time to time, is currently unsecured, bears interest at 9% per annum, and is payable upon demand.

        In 1988 and 1989, our wholly-owned subsidiary, Advanced ImmunoTherapeutics, raised a total of $676,000 through the private placement of a financial instrument called a Revenue Participation Unit ("RPU"). In July 1996, we offered, and the holders of all 75 RPU's accepted, an option to convert each RPU unit into 4,000 shares of common stock (300,000 shares in the aggregate) in exchange for waiving all rights as an RPU holder. As a part of that transaction, Dr. Alvin Glasky converted his 28 RPUs into a total of 112,000 shares of common stock. See Note 8 of Notes to Consolidated Financial Statements.

        On July 8, 1998, Stephen Runnels, our Executive Vice President, borrowed $50,000 from us on an unsecured basis. The note bears interest at 9% per year. The note and all accrued but unpaid interest is due on the earlier of 30 days after termination of employment or July 8, 2000 (extended by us from July 8, 1999). On July 8, 1998, in connection with his exercise of employee stock options to purchase 12,000 shares of our common stock, Mr. Runnels paid the exercise price of $61,560 with a full recourse promissory note payable to us. The note is payable, together with interest of 7% per year, on or before August 28, 2000, and is secured by a pledge agreement on the underlying 12,000 shares of common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of September 14, 1999, regarding the beneficial ownership of our common stock of: (i) each person known by us to own beneficially more than 5% of the common stock; (ii) each of our directors; (iii) each of the Named Executive Officers, and (iv) all of our executive officers and directors as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                                         NUMBER OF SHARES          PERCENT OF
NAME OF BENEFICIAL OWNERS                                              BENEFICIALLY OWNED(1)    SHARES OUTSTANDING
-------------------------                                              ---------------------    ------------------
Alvin J. Glasky, Ph.D.(2)............................................         1,476,122               18.13%
157 Technology Drive
Irvine, California 92618
Samuel Gulko(3)......................................................            51,650                   *
Stephen Runnels(4)...................................................            53,250                   *
Michelle S. Glasky, Ph.D.(5)(6)......................................            39,730                   *
Mark J. Glasky(7)....................................................            50,979                   *
Frank M. Meeks(8)....................................................            62,960                   *
Eric L. Nelson, Ph.D.(9).............................................            59,000                   *
Carol O'Cleireacain, Ph.D.(10).......................................            42,500                   *
Joseph Rubinfeld, Ph.D.(11)..........................................            12,500                   *
Paul H. Silverman, Ph.D., D.Sc.(10)..................................            42,500                   *
All executive officers and directors as a group
   (10 persons)(12)..................................................         1,891,191               22.36%

----------

 *      Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 14, 1999, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(2) Includes 88,173 shares subject to outstanding warrants, 4,000 shares held for the benefit of Dr. Glasky by the NeoTherapeutics, Inc. 401(k) Plan, and 130,000 shares subject to options held by Dr. Glasky which are currently exercisable or exercisable within 60 days of September 14, 1999. Also includes 47,243 shares owned by Dr. Glasky's wife, Rosalie H. Glasky, and 17,750 shares subject to options held by Rosalie H. Glasky. Does not include 50,979 shares beneficially owned by Mark J. Glasky and 39,730 shares beneficially owned by Dr. Michelle S. Glasky, Dr. Glasky's adult children, for which Dr. Glasky disclaims beneficial ownership. Also includes 400,244 shares owned by Dr. and Mrs. Glasky which may be subject to cancellation. See "Business -- Legal Proceedings."

(3) Includes 38,250 shares subject to options held by Mr. Gulko which are currently exercisable or exercisable within 60 days of September 14, 1999, 1,050 shares subject to currently exercisable warrants and 1,300 shares owned by The Samuel Gulko CPA Keogh Plan, of which Mr. Gulko is trustee.

(4) Includes 41,250 shares subject to options held by Mr. Runnels which are currently exercisable or exercisable within 60 days of September 14, 1999.

(5) Dr. Michelle S. Glasky is not one of the Named Executive Officers but serves as our Vice President, Scientific Affairs and is the adult daughter of Dr. Alvin J. Glasky.

(6) Includes 32,250 shares subject to options held by Dr. Michelle S. Glasky which are currently exercisable or exercisable within 60 days of September 14, 1999, and 500 shares subject to currently exercisable warrants.

(7) Includes 32,500 shares subject to options held by Mr. Glasky which are currently exercisable or exercisable within 60 days of September 14, 1999, and 1,000 shares subject to currently exercisable warrants.

(8) Includes 32,500 shares subject to options held by Mr. Meeks which are currently exercisable or exercisable within 60 days of September 14, 1999. Also includes 460 shares beneficially owned by Mr. Meeks' wife and 20,000 shares held by JAM Holdings LLC ("JAM"). Mr. Meeks disclaims beneficial ownership of all but 100 shares held by JAM.

(9) Includes 12,500 shares subject to options held by Dr. Nelson which are currently exercisable or exercisable within 60 days of September 14, 1999 and 36,500 shares held in the Eric L. and Lila D. Nelson Family Trust. Does not include 5,000 shares beneficially owned by Dr. Nelson's wife, for which Dr. Nelson disclaims beneficial ownership.

(10) Includes 32,500 shares subject to options held by each of Drs. O'Cleireacain and Silverman which are currently exercisable or exercisable within 60 days of September 14, 1999.

(11) Represents 12,500 shares subject to options held by Dr. Rubinfeld which are currently exercisable or exercisable within 60 days of September 14, 1999.

(12) Includes 90,723 shares issuable upon the exercise of outstanding warrants, and 414,500 shares subject to options which are currently exercisable or exercisable within 60 days of September 14, 1999.

                               SELLING STOCKHOLDER

    The following table sets forth information regarding beneficial ownership of our common stock by Kingsbridge as of September 14, 1999. Upon the completion of the offering and assuming the sale by Kingsbridge of all of the shares of common stock available for resale under this prospectus, Kingsbridge will own less than 1% of our outstanding common stock.

                                                                                        SHARES BENEFICIALLY
                                                                                              OWNED
                                                  NUMBER OF             NUMBER OF         AFTER OFFERING
                                          SHARES BENEFICIALLY OWNED    SHARES BEING    ---------------------
NAME                                           BEFORE OFFERING           OFFERED        NUMBER       PERCENT
----                                      -------------------------    ------------    --------      -------
Kingsbridge Capital Limited                       50,000(1)              925,000(2)    25,000(3)         *

   3rd Floor
   Barclays House
   P.O. Box 3340
   Wickhams Cay 1
   Road Town
   Tortola, British Virgin Islands

--------------

 *  Represents less than 1%

(1) Includes 50,000 shares of common stock which are subject to currently exercisable warrants held by Kingsbridge.

(2) Includes 900,000 shares of common stock which may be issued to Kingsbridge pursuant to the Equity Line Agreement and 25,000 shares subject to the warrant issued to Kingsbridge on March 27, 1998.

(3) Assumes that all shares acquired pursuant to the Equity Line Agreement and the warrant dated March 27, 1998 are sold pursuant to this prospectus.

    Kingsbridge has not had any material relationship with NeoTherapeutics or any of our affiliates within the past three years other than as a result of the ownership of common stock or as a result of the negotiation and the execution of the Equity Line Agreement. The natural person controlling Kingsbridge is Valentine O'Donoghue.

    The shares offered hereby by Kingsbridge are to be acquired pursuant to the Equity Line Agreement between NeoTherapeutics and Kingsbridge or upon exercise of the warrant issued to Kingsbridge on March 27, 1998. Under the Equity Line Agreement, we agreed to file a registration statement with the SEC to permit Kingsbridge to resell the shares from time to time in the market or in privately-negotiated transactions. We will prepare and file such amendments to the registration statement, of which this prospectus forms a part, and such supplements to this prospectus as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until February 13, 2001.

    We have agreed to pay the expenses relating to the preparation of the registration statement of which this prospectus forms a part.

                          DESCRIPTION OF CAPITAL STOCK

        As of the date of this prospectus, our authorized capital stock consists of 25 million shares of common stock, par value $.001 per share, and 5 million shares of preferred stock, par value $.001 per share.

COMMON STOCK

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The Board of Directors is divided into two classes, with the term of each class expiring every other year at the annual meeting of stockholders. The number of directors is distributed between the two classes as equally as possible. Stockholders do not have rights to cumulate their votes in the election of directors under our Certificate of Incorporation, or the provisions of the Delaware General Corporation Law and our management presently does not intend to extend cumulative voting rights to stockholders. However, under Section 2115 of the California Corporations Code, specific provisions of the California General Corporation Law, including mandatory cumulative voting rights of stockholders, are made applicable to "pseudo-California" corporations incorporated under laws of other states which meet certain tests. The tests are (i) that the average of specified property, payroll and sales factors (generally relating to the extent of activities in California) exceed 50% on a consolidated basis during the corporation's latest full income year, and (ii) that more than one-half of the corporation's outstanding voting securities are held of record by persons having addresses in California. We do not believe we meet such tests. If we were required to implement cumulative voting for the election of directors, the existence of a classified Board of Directors may have the effect of delaying or preventing changes in control or in management because a greater number of shares would be required to elect any one director.

        Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of NeoTherapeutics, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued pursuant to this offering shall be fully paid and nonassessable.

PREFERRED STOCK

        The Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series. Although we presently have no intention to do so, the Board of Directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. This provision may be deemed to have a potential anti-takeover effect and the issuance of preferred stock in accordance with such provision may delay or prevent a change of control of NeoTherapeutics.

        Series A Preferred Stock. We have designated 400 shares of our 5 million authorized shares of preferred stock as "5% Series A Preferred Stock with Conversion Features." On January 29, 1999, we entered into an agreement with two investors whereby we issued and sold a total of 400 shares of our 5% Series A Preferred Stock with Conversion Features and warrants to purchase 75,000 shares of common stock, for cash consideration of $4.0 million. As of September 14, 1999, 150 shares of Series A Preferred Stock had been converted into a total of 122,824 shares of common stock.

        The Series A preferred stock is convertible at a conversion price equal to the lesser of $13.06 or 101% of the average of the ten lowest closing bid prices of the common stock occurring in the 30 trading days preceding the particular conversion. Dividends at the rate of 5% per annum on the Series A preferred stock may be paid quarterly in cash or, at our option, accrued and paid in common stock at the time of conversion. The Certificate of Designation governing the Series A preferred stock limits any holder thereof from converting shares of Series A preferred stock at two different thresholds. The Certificate of Designation limits conversion to the extent that conversion would result in such holder beneficially owning in excess of (i) 4.999%, and (ii) 9.999%, of the outstanding shares of common stock following such conversion. Such restriction may be waived at each threshold by the holder of the Series A preferred stock as to itself upon not less than 75 days' notice to us. In no event can all 400 shares of Series A preferred stock be converted into more than 1,450,000 shares of common stock. Additional features of the preferred stock include, among other things, a redemption feature at our option if the common stock trades below $5.00 or above $20.00 per share.

        The shares of Series A preferred stock do not have voting rights except as required by law. However, we may not take certain actions that would adversely affect the rights of the holders of the Series A preferred stock without their approval. In the event of a liquidation, dissolution or winding up of NeoTherapeutics, the holders of shares of Series A preferred stock will be entitled to receive an amount equal to $10,000 per share plus accrued dividends in preference to the payment of any amount to the holders of our common stock.

        Effect on Holders of common stock. The issuance of common stock upon the conversion of the Series A preferred stock will have no effect on the rights or privileges of existing holders of common stock except that the economic interests of each stockholder will be diluted as a result of such issuance. Prior to conversion, holders of the Series A preferred stock will be entitled to receive dividends and distributions upon a liquidation of NeoTherapeutics in preference to claims of holders of the common stock.

        The exact number of shares of common stock issuable upon conversion of the Series A preferred stock, and the resulting dilution to existing holders of common stock, currently cannot be determined, and may vary with the market price of the common stock. The extent of such dilution depends on the future market price of the common stock, the timing of conversion of Series A preferred stock, whether we elect to accrue dividends on the Series A preferred stock for payment in common stock upon conversion. The potential effects of any such dilution on our existing stockholders include the significant dilution of the current stockholders' economic interest in NeoTherapeutics.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

        Our Certificate of Incorporation and Bylaws contain certain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market price of our common stock.

        Our Certificate of Incorporation limits the personal liability of our directors to NeoTherapeutics and our stockholders to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

        Our Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Stockholders are not permitted to call a special meeting and cannot require the Board of Directors to call a special meeting. Any vacancy on the Board of Directors resulting from death, resignation, removal or otherwise or newly created directorships resulting from any increase in the authorized number of directors may be filled only by vote of the majority of directors then in office, or by a sole remaining director. Our Bylaws also provide for a classified board. See "Description of Capital Stock -- Common Stock."

WARRANTS

        Public Warrants. In connection with our initial public offering of common stock in 1996, we issued 2,700,000 warrants (the "Public Warrants"). Each Public Warrant entitles the holder to purchase one share of our common stock at a price of $11.40 per share at any time until September 26, 2001. The Public Warrants are redeemable by the Company, in whole or in part, at any time upon at least 30 days prior written notice to the registered holders thereof, at a price of $0.25 per warrant, provided that the closing bid price of the common stock has been at least $22.80 for the 20 consecutive trading days immediately preceding the date of the notice of redemption. There were 2,750,000 Public Warrants outstanding as of September 14, 1999, including warrants issued upon exercise of the Unit Warrants described below.

        The Public Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price upon the occurrence of a merger, stock split or reverse stock split, stock dividend or recapitalization. The holders of Public Warrants do not possess any rights as a stockholder until the warrant is exercised. We are required to keep a current registration statement in effect with respect to the Public Warrants and the shares issuable upon exercise of the warrants.

        Unit Warrants. In addition to the Public Warrants, we issued 250,000 unit warrants (the "Unit Warrants"), to the underwriters of our initial public offering, of which 50,000 have been exercised as of September 14, 1999. Each Unit Warrant entitles the holder thereof to purchase, at an exercise price of $9.12, one share of common stock and one warrant to purchase an additional share of common stock. Each warrant which can be purchased upon exercise of the Unit Warrant is identical to the Public Warrants.

REGISTRATION RIGHTS

        Pursuant to a Registration Rights Agreement which we entered into with the purchasers of our Series A preferred stock, we are required to keep current a registration statement in order to permit the holders of the Series A preferred stock to resell to the public the shares of common stock that they acquire upon conversion of the Series A preferred stock and upon exercise of their warrants.

        Pursuant to a Registration Rights Agreement which we entered into with Kingsbridge Capital Limited in connection with our Equity Line Agreement, we are required to keep current a registration statement in order to permit Kingsbridge to resell to the public any shares of our common stock that we sell to Kingbridge pursuant to the Equity Line Agreement, as well as shares that Kingsbridge may acquire upon exercise of the warrant issued to Kingsbridge on March 27, 1998. For a description of the Equity Line Agreement and the warrant, see "The Equity Line Agreement."

        We have agreed to keep current a registration statement with respect to shares issuable upon exercise of the Public Warrants. We have also agreed to keep current a registration statement in order to permit the resale to the public of the shares of our common stock issuable upon exercise of the Unit Warrants.

        We issued warrants to purchase 100,000 shares of our common stock to Joseph Charles & Assoc., Inc. and Millennium Financial Group, Inc., who acted as representatives of the underwriters in connection with our public offering of common stock which closed on July 30, 1999. The holders of those warrants are entitled to demand that we file a registration statement in order to allow them to resell the shares of common stock issuable upon exercise of the warrants, at any time after July 30, 2000. The holders of those warrants are also entitled to piggyback registration rights with respect to the shares issuable upon exercise of the warrants in the event we choose to file a registration statement after July 30, 2000.

TRANSFER AGENT

        U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, California, serves as the transfer agent with respect to our common stock.

                              PLAN OF DISTRIBUTION

        Kingsbridge has advised us that it may sell the shares registered by this registration statement from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Kingsbridge may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Kingsbridge or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may exceed customary commissions.

        Kingsbridge is an "underwriter" within the meaning of the Securities Act in connection with the sale of the shares offered hereby. Broker-dealers who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

        Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

        -  the name of any such broker-dealers;

        -  the number of shares involved;

        -  the price at which such shares are to be sold;

        - the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

        - that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

        -  other facts material to the transaction.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the shares, NeoTherapeutics and Kingsbridge will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as NeoTherapeutics and Kingsbridge are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the shares.

        Kingsbridge will pay all commissions and certain other expenses associated with the sale of the shares. The shares offered hereby are being registered pursuant to our contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify Kingsbridge with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for NeoTherapeutics by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Stradling Yocca Carlson & Rauth owns 12,500 shares of our common stock and warrants to purchase 25,000 shares of our common stock at an exercise price of $11.40 per share. Certain members of Stradling Yocca Carlson & Rauth beneficially own, in the aggregate, 3,500 shares of our common stock and warrants to purchase 3,000 shares of our common stock at an exercise price of $11.40 per share.

                                     EXPERTS

        The consolidated financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                     LIMITATION ON LIABILITY AND DISCLOSURE
                    OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        Our Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of NeoTherapeutics pursuant to our Certificate of Incorporation, our Bylaws or the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                              NEOTHERAPEUTICS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................   F-2
Consolidated Balance Sheets..............................................   F-3
Consolidated Statements of Operations....................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)................   F-5
Consolidated Statements of Cash Flows....................................   F-7
Notes to Consolidated Financial Statements...............................   F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of NeoTherapeutics, Inc.:

        We have audited the accompanying consolidated balance sheets of NeoTherapeutics, Inc. (a Delaware corporation in the development stage) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998 and for the period from inception (June 15, 1987) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeoTherapeutics, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 and for the period from inception to December 31, 1998, in conformity with generally accepted accounting principles.

                               ARTHUR ANDERSEN LLP

Orange County, California
February 26, 1999

                     NEOTHERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                           CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER 31,
                                                                        -------------------------------         JUNE 30,
                                                                            1997               1998               1999
                                                                        ------------       ------------       ------------
                                                                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and equivalents ...........................................      $  6,063,347       $  1,097,341       $  1,452,130
  Restricted cash ................................................           935,000                 --                 --
  Marketable securities and short-term investments ...............         2,133,375          1,769,348          2,020,392
  Other receivables, principally investment interest .............           221,829            112,552            122,637
  Advance deposit to clinical trial vendor .......................                --            265,727                 --
  Prepaid expenses and refundable deposits .......................           127,259            157,495            522,026
                                                                        ------------       ------------       ------------
           Total current assets ..................................         9,480,810          3,402,463          4,117,185
                                                                        ------------       ------------       ------------
PROPERTY AND EQUIPMENT, at cost:
  Equipment ......................................................         1,952,262          2,197,253          2,503,609
  Leasehold improvements .........................................         1,803,000          1,794,794          1,802,264
  Accumulated depreciation and amortization ......................          (279,913)          (740,413)          (992,468)
                                                                        ------------       ------------       ------------
    Property and equipment, net ..................................         3,475,349          3,251,634          3,313,405
                                                                        ------------       ------------       ------------
OTHER ASSETS-- Prepaid expenses and deposits .....................           242,314            172,066             53,841
                                                                        ------------       ------------       ------------
                                                                        $ 13,198,473       $  6,826,163       $  7,484,431
                                                                        ============       ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit .................................................      $    850,000       $         --       $         --
  Accounts payable and accrued expenses ..........................           975,339          1,278,954          1,715,820
  Accrued payroll and related taxes ..............................                --             81,370             95,783
  Note payable to related party ..................................           558,304            558,304            558,304
  Current portion of long-term debt ..............................            94,886            445,297            498,096
                                                                        ------------       ------------       ------------
           Total current liabilities .............................         2,478,529          2,363,925          2,868,003
                                                                        ------------       ------------       ------------
LONG TERM DEBT, net of current portion ...........................           176,549          1,126,174            848,922
DEFERRED RENT ....................................................                --             46,308             60,714
                                                                        ------------       ------------       ------------
           Total liabilities .....................................         2,655,078          3,536,407          3,777,639
                                                                        ------------       ------------       ------------
COMMITMENTS AND CONTINGENCIES (NOTE 7)
STOCKHOLDERS' EQUITY:
Preferred Stock, par value $0.001 per share, 5,000,000 shares authorized:
      Issued and outstanding, none at December 31, 1997 or
       1998, 320 shares 5% Series A Preferred Stock
       with Conversion Features at June 30, 1999, liquidation
       preference $3.2  million ..................................                --                 --          2,546,994
Common Stock, par value $0.001 per share, 25,000,000 shares
authorized: Issued and outstanding, 5,465,807, 6,146,854, and
       6,748,207 shares, respectively ............................        23,188,363         27,535,329         33,960,256
  Unrealized gains on available-for-sale securities ..............            20,256             24,207             26,704
  Deficit accumulated during the development stage ...............       (12,665,224)       (24,269,780)       (32,827,162)
                                                                        ------------       ------------       ------------
           Total stockholders' equity ............................        10,543,395          3,289,756          3,706,792
                                                                        ------------       ------------       ------------
                                                                        $ 13,198,473       $  6,826,163       $  7,484,431
                                                                        ============       ============       ============

The accompanying notes are an integral part of these consolidated balance sheets.

                     NEOTHERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                     PERIOD FROM
                                                                                            SIX MONTHS ENDED        JUNE 15, 1987
                                                   YEAR ENDED DECEMBER 31,                       JUNE 30,             (INCEPTION)
                                        -------------------------------------------    ---------------------------      THROUGH
                                            1996           1997            1998           1998            1999       JUNE 30, 1999
                                        -----------    ------------    ------------    -----------    ------------   -------------
                                                                                               (UNAUDITED)            (UNAUDITED)
REVENUES, from grants ...............   $        --    $         --    $         --    $        --    $         --    $    497,128
                                        -----------    ------------    ------------    -----------    ------------    ------------
OPERATING EXPENSES:
  Research and development ..........       615,485       4,508,255       8,542,034      3,674,215       6,565,188      22,582,289
  General and administrative ........       659,895       2,341,276       3,122,506      1,497,511       1,844,643      10,737,531
                                        -----------    ------------    ------------    -----------    ------------    ------------
                                          1,275,380       6,849,531      11,664,540      5,171,726       8,409,831      33,319,820
                                        -----------    ------------    ------------    -----------    ------------    ------------
LOSS FROM OPERATIONS ................    (1,275,380)     (6,849,531)    (11,664,540)    (5,171,726)     (8,409,831)    (32,822,692)
                                        -----------    ------------    ------------    -----------    ------------    ------------
OTHER INCOME (EXPENSE):
    Interest income .................       268,231         746,008         235,265        146,762          54,793       1,312,010
    Interest expense ................       (51,769)        (56,419)       (156,016)       (51,400)       (120,033)       (812,604)
    Other income (expense) ..........        20,043          (1,599)        (19,265)       (13,414)             --          27,435
                                        -----------    ------------    ------------    -----------    ------------    ------------
      Total other income (expense) ..       236,505         687,990          59,984         81,948         (65,240)        526,841
                                        -----------    ------------    ------------    -----------    ------------    ------------
      NET LOSS ......................   $(1,038,875    $ (6,161,541)   $(11,604,556)   $(5,089,778)   $ (8,475,071)   $(32,295,851)
                                        ===========    ============    ============    ===========    ============    ============
BASIC AND DILUTED LOSS PER SHARE ....   $     (0.32)   $      (1.14)   $      (2.07)   $     (0.93)   $      (1.40)
                                        ===========    ============    ============    ===========    ============
BASIC AND DILUTED WEIGHTED
  AVERAGE COMMON SHARES
    OUTSTANDING .....................     3,292,663       5,405,831       5,615,449      5,482,487       6,036,187
                                        ===========    ============    ============    ===========    ============

The accompanying notes are an integral part of these consolidated financial statements.

                     NEOTHERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                    DEFERRED
                                                                                                                  COMPENSATION
                                                                                                                       AND
                                                                   REVENUE                                          UNREALIZED
                                                                PARTICIPATION                                         GAINS
                                                                  UNITS AND               COMMON STOCK               (LOSSES)
                                                                  PREFERRED       ----------------------------         FROM
                                                                    STOCK           SHARES           AMOUNT         SECURITIES
                                                                -------------     ----------       -----------    --------------
BALANCE, Inception (June 15, 1987) .........................      $      --               --       $        --       $     --
  Common stock issued ......................................             --          465,902             2,100             --
  Net Loss .................................................             --               --                --             --
                                                                  ---------       ----------       -----------       --------
BALANCE, December 31, 1987 .................................             --          465,902             2,100             --
  Common stock issued ......................................             --          499,173             2,250             --
  Revenue Participation Units issuance .....................        594,000               --                --             --
  Net loss .................................................             --               --                --             --
                                                                  ---------       ----------       -----------       --------
BALANCE, December 31, 1989 .................................        594,000          965,075             4,350             --
  Revenue Participation Units issuance .....................         82,000               --                --             --
  Net effect of acquisition ................................             --          145,000           354,316             --
  Net loss .................................................             --               --                --             --
                                                                  ---------       ----------       -----------       --------
BALANCE, December 31, 1989 .................................        676,000        1,110,075           358,666             --
  Exercise of warrants .....................................             --           31,108           136,402             --
  Common stock issued in exchange for accrued
    salaries on June 30 at $1.25 ...........................             --          402,518           503,144             --
  Net loss .................................................             --               --                --             --
                                                                  ---------       ----------       -----------       --------
BALANCE, December 31, 1990 .................................        676,000        1,543,701           998,212             --
  Net loss .................................................             --               --                --             --
                                                                  ---------       ----------       -----------       --------
  BALANCE, December 31, 1991 ...............................        676,000        1,543,701           998,212             --
  Net loss .................................................             --               --                --             --
                                                                  ---------       ----------       -----------       --------
BALANCE, December 31, 1992 .................................        676,000        1,543,701           998,212             --
  Common stock issued in exchange for investment
    banking services on March 18 at $1.35 ..................             --           40,000            54,000             --
  Common stock issued in exchange for accrued
    salaries on December 30 at $2.50 .......................             --          255,476           638,694             --
  Common stock issued in exchange for note payable
    to President on December 30 at $2.50 ...................             --          200,000           500,000             --
  Common stock issued in exchange for accrued
    expenses on December 30 at $2.50 .......................             --           20,842            52,104             --
  Stock options issued in exchange for accrued
    professional fees on December 31 at $1.35 ..............             --               --           108,000             --
  Stock options issued in exchange for future
    services on December 31 at $1.35 .......................             --               --            39,750             --
  Stock options issued for services ........................             --               --                --        (93,749)
  Net loss .................................................             --               --                --             --
                                                                  ---------       ----------       -----------       --------
BALANCE, December 31, 1993 .................................        676,000        2,060,019         2,390,760        (93,749)
  Common stock issued for cash at $2.50 ....................             --           13,000            32,500             --
  Amortization of deferred compensation ....................             --               --                --         93,749
  Net loss .................................................             --               --                --             --
                                                                  ---------       ----------       -----------       --------
BALANCE, December 31, 1994 .................................        676,000        2,073,019         2,423,260             --
  Common stock issued for cash at $2.50 ....................             --           22,000            55,000             --
  Common stock forfeiture ..................................             --         (678,836)       (1,193,943)            --
  Common stock reissued at $2.50 ...........................             --          678,836         1,697,090             --
  Stock options issued for services at $2.50 ...............             --               --           105,000             --
  Net loss .................................................             --               --                --             --
                                                                  ---------       ----------       -----------       --------
BALANCE, December 31, 1995 .................................        676,000        2,095,019         3,086,407             --
  Common stock issued for cash at $2.50
    (net of commission) ....................................             --          266,800           633,650             --
  Stock options issued for services at $2.50 ...............             --               --           103,950             --
  Cash paid out for fractional shares ......................             --              (12)              (25)            --
  Conversion of Revenue Participation Units into
    common stock ...........................................       (676,000)         300,000         1,125,000             --

                                                                   DEFICIT
                                                                 ACCUMULATED
                                                                 DURING THE
                                                                 DEVELOPMENT
                                                                    STAGE             TOTAL
                                                                 ------------      -----------
BALANCE, Inception (June 15, 1987) .........................     $        --       $        --
  Common stock issued ......................................              --             2,100
  Net Loss .................................................         (31,875)          (31,875)
                                                                 -----------       -----------
BALANCE, December 31, 1987 .................................         (31,875)          (29,775)
  Common stock issued ......................................              --             2,250
  Revenue Participation Units issuance .....................              --           594,000
  Net loss .................................................        (556,484)         (556,484)
                                                                 -----------       -----------
BALANCE, December 31, 1989 .................................        (588,359)            9,991
  Revenue Participation Units issuance .....................              --            82,000
  Net effect of acquisition ................................              --           354,316
  Net loss .................................................        (934,563)         (934,563)
                                                                 -----------       -----------
BALANCE, December 31, 1989 .................................      (1,522,922)         (488,256)
  Exercise of warrants .....................................              --           136,402
  Common stock issued in exchange for accrued
    salaries on June 30 at $1.25 ...........................              --           503,144
  Net loss .................................................        (859,172)         (859,172)
                                                                 -----------       -----------
BALANCE, December 31, 1990 .................................      (2,382,094)         (707,882)
  Net loss .................................................        (764,488)         (764,488)
                                                                 -----------       -----------
  BALANCE, December 31, 1991 ...............................      (3,146,582)       (1,472,370)
  Net loss .................................................        (423,691)         (423,691)
                                                                 -----------       -----------
BALANCE, December 31, 1992 .................................      (3,570,273)       (1,896,061)
  Common stock issued in exchange for investment
    banking services on March 18 at $1.35 ..................              --            54,000
  Common stock issued in exchange for accrued
    salaries on December 30 at $2.50 .......................              --           638,694
  Common stock issued in exchange for note payable
    to President on December 30 at $2.50 ...................              --           500,000
  Common stock issued in exchange for accrued
    expenses on December 30 at $2.50 .......................              --            52,104
  Stock options issued in exchange for accrued
    professional fees on December 31 at $1.35 ..............              --           108,000
  Stock options issued in exchange for future
    services on December 31 at $1.35 .......................              --            39,750
  Stock options issued for services ........................              --           (93,749)
  Net loss .................................................        (237,815)         (237,815)
                                                                 -----------       -----------
BALANCE, December 31, 1993 .................................      (3,808,088)         (835,077)
  Common stock issued for cash at $2.50 ....................              --            32,500
  Amortization of deferred compensation ....................              --            93,749
  Net loss .................................................        (312,342)         (312,342)
                                                                 -----------       -----------
BALANCE, December 31, 1994 .................................      (4,120,430)       (1,021,170)
  Common stock issued for cash at $2.50 ....................              --            55,000
  Common stock forfeiture ..................................              --        (1,193,943)
  Common stock reissued at $2.50 ...........................              --         1,697,090
  Stock options issued for services at $2.50 ...............              --           105,000
  Net loss .................................................        (895,378)         (895,378)
                                                                 -----------       -----------
BALANCE, December 31, 1995 .................................      (5,015,808)       (1,253,401)
  Common stock issued for cash at $2.50
    (net of commission) ....................................              --           633,650
  Stock options issued for services at $2.50 ...............              --           103,950
  Cash paid out for fractional shares ......................              --               (25)
  Conversion of Revenue Participation Units into
    common stock ...........................................        (449,000)               --

                                                                                                                        DEFERRED
                                                                                                                      COMPENSATION
                                                                                                                           AND
                                                                    REVENUE                                             UNREALIZED
                                                                 PARTICIPATION                                            GAINS
                                                                   UNITS AND                 COMMON STOCK                (LOSSES)
                                                                   PREFERRED         ------------------------------        FROM
                                                                     STOCK             SHARES             AMOUNT        SECURITIES
                                                                 -------------       -----------       ------------   -------------
  Common stock and warrants issued for cash at
    $7.60, less commissions and costs of public
     offering ..............................................      $         --         2,700,000       $ 18,176,781       $     --
  Net loss .................................................                --                --                 --             --
                                                                  ------------       -----------       ------------       --------
BALANCE, December 31, 1996 .................................                --         5,361,807         23,125,763             --
  Stock options exercised ..................................                --           104,000              2,600             --
  Stock options issued for services at $2.00 ...............                --                --             60,000             --
  Unrealized gains on available-for-sale securities ........                --                --                 --         20,256
  Net loss .................................................                --                --                 --             --
                                                                  ------------       -----------       ------------       --------
BALANCE, December 31, 1997 .................................                --         5,465,807         23,188,363         20,256
  Common stock and warrants issued for cash under
    Line of Equity Agreement, net of issue costs ...........                --           506,049          3,451,782             --
  Stock options exercised by employees, directors,
    and consultants ........................................                --           134,000            340,560             --
  Exercise of underwriters' warrant ........................                --            41,000            373,920             --
  Notes receivable for exercise of stock options ...........                --                --           (286,560)            --
  Stock options issued for services ........................                --                --            422,264             --
  Warrant to purchase common stock issued in
    connection with equipment financing ....................                --                --             45,000             --
  Fractional shares adjustment upon conversion of
    pre-split shares .......................................                --                (2)                --             --
  Unrealized gains on available-for-sale securities ........                --                --                 --          3,951
  Net loss .................................................                --                --
                                                                  ------------       -----------       ------------       --------
BALANCE, December 31, 1998 .................................                --         6,146,854         27,535,329         24,207
  Sale of 400 shares of 5% Series A Preferred
    Stock, net of offering costs ...........................         3,614,505                --                 --             --
  Allocation of warrants to purchase common stock
    granted to investment advisor ..........................           (92,130)               --             92,130             --
  Sales of common stock to Private Equity Line
    investor, net of costs of issuance .....................                --           109,819            947,468             --
  Allocation of net proceeds of preferred stock
    offering to common stock warrants issued to
    investors ..............................................          (252,480)               --            252,480             --
  Fair value of warrants issued as compensation to
    investment advisor .....................................                --                --            204,280             --
  Stock options issued for services ........................                --                --             58,475             --
  Unrealized gains on available for sale securities ........                --                --                 --          2,497
  Accrued preferred stock dividend .........................                --                --                 --             --
  Net loss .................................................                --                --                 --             --
                                                                  ------------       -----------       ------------       --------
  Common stock issued for services .........................                --            12,500             70,000             --
  Conversion of preferred stock into common stock ..........          (722,901)           68,434            722,901             --
  Sale of common stock and warrants to private
     investors .............................................                --           400,000          3,985,288             --
  Stock options exercised by employees .....................                --             1,600              9,825             --
  Exercise of underwriters' warrant ........................                --             9,000             82,080             --
                                                                  ------------       -----------       ------------       --------
BALANCE, June 30, 1999 (unaudited) .........................      $  2,546,994         6,748,207       $ 33,960,256       $ 26,704
                                                                  ============       ===========       ============       ========

                                                                 DEFICIT
                                                               ACCUMULATED
                                                                DURING THE
                                                               DEVELOPMENT
                                                                  STAGE              TOTAL
                                                               ------------      -------------
  Common stock and warrants issued for cash at
    $7.60, less commissions and costs of public
     offering ..............................................   $         --       $ 18,176,781
  Net loss .................................................     (1,038,875)        (1,038,875)
                                                               ------------       ------------
BALANCE, December 31, 1996 .................................     (6,503,683)        16,622,080
  Stock options exercised ..................................             --              2,600
  Stock options issued for services at $2.00 ...............             --             60,000
  Unrealized gains on available-for-sale securities ........             --             20,256
  Net loss .................................................     (6,161,541)        (6,161,541)
                                                               ------------       ------------
BALANCE, December 31, 1997 .................................    (12,665,224)        10,543,395
  Common stock and warrants issued for cash under
    Line of Equity Agreement, net of issue costs ...........             --          3,451,782
  Stock options exercised by employees, directors,
    and consultants ........................................             --            340,560
  Exercise of underwriters' warrant ........................             --            373,920
  Notes receivable for exercise of stock options ...........             --           (286,560)
  Stock options issued for services ........................             --            422,264
  Warrant to purchase common stock issued in
    connection with equipment financing ....................             --             45,000
  Fractional shares adjustment upon conversion of
    pre-split shares .......................................             --                 --
  Unrealized gains on available-for-sale securities ........             --              3,951
  Net loss .................................................    (11,604,556)       (11,604,556)
                                                               ------------       ------------
BALANCE, December 31, 1998 .................................    (24,269,780)         3,289,756
  Sale of 400 shares of 5% Series A Preferred
    Stock, net of offering costs ...........................             --          3,614,505
  Allocation of warrants to purchase common stock
    granted to investment advisor ..........................             --                 --
  Sales of common stock to Private Equity Line
    investor, net of costs of issuance .....................             --            947,468
  Allocation of net proceeds of preferred stock
    offering to common stock warrants issued to
    investors ..............................................             --                 --
  Fair value of warrants issued as compensation to
    investment advisor .....................................             --            204,280
  Stock options issued for services ........................             --             58,475
  Unrealized gains on available for sale securities ........             --              2,497
  Accrued preferred stock dividend .........................        (82,311)           (82,311)
  Net loss .................................................     (8,475,071)        (8,475,071)
                                                               ------------       ------------
  Common stock issued for services .........................             --             70,000
  Conversion of preferred stock into common stock ..........             --                 --
  Sale of common stock and warrants to private
     investors .............................................             --          3,985,288
  Stock options exercised by employees .....................             --              9,825
  Exercise of underwriters' warrant ........................             --             82,080
                                                               ------------       ------------
BALANCE, June 30, 1999 (unaudited) .........................   $(32,827,162)      $  3,706,792
                                                               ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

                     NEOTHERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEARS ENDED DECEMBER 31,
                                                                            --------------------------------------------------
                                                                               1996                1997               1998
                                                                            ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ...........................................................      $ (1,038,875)      $ (6,161,541)      $(11,604,556)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization ....................................             7,898            220,950            460,500
    Issuance of common stock options and
      warrants for compensation ......................................           103,950             60,000            422,264
    Amortization of deferred compensation ............................                --                 --                 --
    Compensation expense for extension of debt
      conversion agreements, net .....................................                --                 --                 --
    Gain on sale of assets ...........................................                --                 --                 --
    (Increase) decrease in other receivables .........................          (163,988)           (57,841)           109,277
    (Increase) decrease in prepaid expenses
      and refundable deposits ........................................          (238,187)          (130,402)          (180,715)
    Increase (decrease) in accounts payable
      and accrued expenses ...........................................            11,278            630,018            303,615
    Increase (decrease) in accrued payroll and
      related taxes ..................................................           103,388           (331,175)            81,370
    Increase in deferred rent ........................................                --                 --             46,308
    Increase (decrease) in accrued interest to
      related parties ................................................               979           (122,396)                --
                                                                            ------------       ------------       ------------
      Net cash used in operating activities ..........................        (1,213,557)        (5,892,387)       (10,361,937)
                                                                            ------------       ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment .................................          (131,600)        (3,563,790)          (236,785)
  Redemption (purchases) of marketable
    securities and short-term investments, net........................        (7,448,546)         5,315,171            364,027
  Unrealized gain (loss) on available-for
    sale securities ..................................................                --             20,256              3,951
  Payment of organization costs ......................................                --                 --                 --
  Proceeds from sale of equipment ....................................                --                 --                 --
  Issuance of notes receivable .......................................                --                 --                 --
                                                                            ------------       ------------       ------------
      Net cash provided by (used in) investing activities ............        (7,580,146)         1,771,637            131,193
                                                                            ------------       ------------       ------------
CASH FLOW FROM FINANCING ACTIVITIES:
  (Repayment) of notes payable to/borrowings
    from related parties, net ........................................           (22,500)                --                 --
  Proceeds from (repayment of) bank line of credit ...................                --            850,000           (850,000)
  (Increase) decrease in restricted cash .............................                --           (935,000)           935,000
  Proceeds from long-term debt .......................................                --            326,625          1,500,000
  Repayment of long-term debt ........................................                --            (55,190)          (199,964)
  Proceeds from issuance of common stock and
    warrants including:
  Revenue Participation Units converted to common
   stock, net of related offering costs and expenses .................        18,810,406                 --          3,451,782
  Proceeds from Preferred Stock Issuance, net of
   offering costs ....................................................                --                 --                 --
  Dividends on Preferred Stock .......................................                --                 --                 --
  Proceeds from exercise of stock options ............................                --              2,600            714,480
  Receipt of notes from officers and directors
    for exercise of stock options ....................................                --                 --           (286,560)
  Cash paid for fractional shares ....................................                --                 --                 --
  Cash at acquisition ................................................                --                 --                 --
                                                                            ------------       ------------       ------------
      Net cash provided by financing activities.......................        18,787,906            189,035          5,264,738
                                                                            ------------       ------------       ------------
  Net increase (decrease) in cash and equivalents ....................         9,994,203         (3,931,715)        (4,966,006)
  Cash and equivalents, beginning of period ..........................               859          9,995,062          6,063,347
                                                                            ------------       ------------       ------------
  Cash and equivalents, end of period ................................      $  9,995,062       $  6,063,347       $  1,097,341
                                                                            ============       ============       ============

                                                                                                                  PERIOD FROM
                                                                                                                  JUNE 15, 1987
                                                                                   SIX MONTHS ENDED                (INCEPTION)
                                                                                        JUNE 30,                     THROUGH
                                                                             -----------------------------          JUNE 30,
                                                                                1998               1999               1999
                                                                             -----------       ------------       ------------
                                                                                       (UNAUDITED)                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ...........................................................       $(5,089,778)      $ (8,475,071)      $(32,295,851)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization ....................................           224,630            252,055          1,117,957
    Issuance of common stock options and
      warrants for compensation ......................................           184,382            332,143          1,023,357
    Amortization of deferred compensation ............................                --                 --             93,749
    Compensation expense for extension of debt
      conversion agreements, net .....................................                --                 --            503,147
    Gain on sale of assets ...........................................                --                 --             (5,299)
    (Increase) decrease in other receivables .........................           174,864            (10,085)          (122,391)
    (Increase) decrease in prepaid expenses
      and refundable deposits ........................................           (11,175)            19,421           (480,864)
    Increase (decrease) in accounts payable
      and accrued expenses ...........................................           (72,871)           436,866          1,875,920
    Increase (decrease) in accrued payroll and
      related taxes ..................................................            77,796             14,413            734,477
    Increase in deferred rent ........................................            23,154             14,406             60,714
    Increase (decrease) in accrued interest to
      related parties ................................................                --                 --            300,404
                                                                             -----------       ------------       ------------
      Net cash used in operating activities ..........................        (4,343,256)        (7,415,852)       (27,194,680)
                                                                             -----------       ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment .................................          (135,562)          (313,825)        (4,386,175)
  Redemption (purchases) of marketable
    securities and short-term investments, net........................          (132,146)          (251,044)        (2,020,392)
  Unrealized gain (loss) on available-for
    sale securities ..................................................            (4,009)             2,497             26,704
  Payment of organization costs ......................................                --                 --            (66,093)
  Proceeds from sale of equipment ....................................                --                 --             29,665
  Issuance of notes receivable .......................................                --                 --            100,000
                                                                             -----------       ------------       ------------
      Net cash provided by (used in) investing activities ............          (271,717)          (562,372)        (6,316,291)
                                                                             -----------       ------------       ------------
CASH FLOW FROM FINANCING ACTIVITIES:
  (Repayment) of notes payable to/borrowings
    from related parties, net ........................................                --                 --            757,900
  Proceeds from (repayment of) bank line of credit ...................          (850,000)                --                 --
  (Increase) decrease in restricted cash .............................           935,000                 --                 --
  Proceeds from long-term debt .......................................                --             33,786          1,860,411
  Repayment of long-term debt ........................................           (46,468)          (258,239)          (513,393)
  Proceeds from issuance of common stock and
    warrants including:
  Revenue Participation Units converted to common
   stock, net of related offering costs and expenses .................           426,420          4,933,369         28,602,954
  Proceeds from Preferred Stock Issuance, net of
   offering costs ....................................................                --          3,614,504          3,614,504
  Dividends on Preferred Stock .......................................                --            (82,312)           (82,312)
  Proceeds from exercise of stock options ............................                --             91,905            808,985
  Receipt of notes from officers and directors
    for exercise of stock options ....................................                --                 --           (286,560)
  Cash paid for fractional shares ....................................                --                 --                (25)
  Cash at acquisition ................................................                --                 --            200,612
                                                                             -----------       ------------       ------------
      Net cash provided by financing activities.......................           464,952          8,333,013         34,963,101
                                                                             -----------       ------------       ------------
  Net increase (decrease) in cash and equivalents ....................        (4,150,021)           354,789          1,452,130
  Cash and equivalents, beginning of period ..........................         6,063,347          1,097,341                 --
                                                                             -----------       ------------       ------------
  Cash and equivalents, end of period ................................       $ 1,913,326       $  1,452,130       $  1,452,130
                                                                             ===========       ============       ============

                                                                                        YEARS ENDED DECEMBER 31,
                                                                            ------------------------------------------------
                                                                               1996               1997              1998
                                                                            ------------      ------------      ------------
SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Conversion of accrued payroll into shares of
    common stock .....................................................      $         --      $         --      $         --
                                                                            ============      ============      ============
Conversion of notes payable to related
    parties into shares of common stock ..............................      $         --      $         --      $         --
                                                                            ============      ============      ============
Conversion of accrued interest into notes
    payable to related parties .......................................      $         --      $         --      $         --
                                                                            ============      ============      ============
Conversion of Revenue Participation Units
    into shares of common stock ......................................      $    676,000      $         --      $         --
                                                                            ============      ============      ============
Conversion of Preferred Stock into shares of
   common stock ......................................................      $         --      $         --      $         --
                                                                            ============      ============      ============
Issuance of stock options and warrants for
   services ..........................................................      $    103,950      $     60,000      $    422,264
                                                                            ============      ============      ============
Issuance of warrant in connection with equipment
   financing .........................................................      $         --      $         --      $     45,000
                                                                            ============      ============      ============
Issuance of warrants in connection with
    equity and debt financings .......................................      $         --      $         --      $         --
                                                                            ============      ============      ============
Conversion of other accrued liabilities to
    shares of common stock ...........................................      $         --      $         --      $         --
                                                                            ============      ============      ============
Dividends on Preferred Stock payable in
    shares of common stock ...........................................      $         --      $         --      $         --
                                                                            ============      ============      ============

                                                                                                                PERIOD FROM
                                                                                                               JUNE 15, 1987
                                                                                   SIX MONTHS ENDED              (INCEPTION)
                                                                                       JUNE 30,                   THROUGH
                                                                            ------------------------------        JUNE 30,
                                                                                1998              1999             1999
                                                                            ------------      ------------     -------------
                                                                                     (UNAUDITED)                (UNAUDITED)
SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Conversion of accrued payroll into shares of
    common stock .....................................................      $         --      $         --      $  1,141,838
                                                                            ============      ============      ============
Conversion of notes payable to related
    parties into shares of common stock ..............................      $         --      $         --      $    500,000
                                                                            ============      ============      ============
Conversion of accrued interest into notes
    payable to related parties .......................................      $         --      $         --      $    300,404
                                                                            ============      ============      ============
Conversion of Revenue Participation Units
    into shares of common stock ......................................      $         --      $         --      $    676,000
                                                                            ============      ============      ============
Conversion of Preferred Stock into shares of
   common stock ......................................................      $         --      $    722,900      $    722,900
                                                                            ============      ============      ============
Issuance of stock options and warrants for
   services ..........................................................      $    134,442      $    332,143      $  1,023,357
                                                                            ============      ============      ============
Issuance of warrant in connection with equipment
   financing .........................................................      $         --      $         --      $     45,000
                                                                            ============      ============      ============
Issuance of warrants in connection with
    equity and debt financings .......................................      $         --      $    344,610      $    344,618
                                                                            ============      ============      ============
Conversion of other accrued liabilities to
    shares of common stock ...........................................      $         --      $         --      $     52,104
                                                                            ============      ============      ============
Dividends on Preferred Stock payable in
    shares of common stock ...........................................      $         --      $     82,312      $     82,312
                                                                            ============      ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

                     NEOTHERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

1.      BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

        NeoTherapeutics, Inc. (the "Company") was incorporated in Colorado as Americus Funding Corporation ("AFC") in December 1987. In August 1996, AFC changed its name to NeoTherapeutics, Inc. and in June 1997, the Company was reincorporated in the state of Delaware. At December 31, 1998, the Company had two wholly owned subsidiaries, Advanced ImmunoTherapeutics, Inc. ("AIT"), incorporated in California in June 15, 1987, and NeoTherapeutics GmbH ("NEOT GmbH"), incorporated in Switzerland in April 1997. AIT became a wholly owned subsidiary of AFC in July 1989 in a transaction accounted for as a reverse acquisition. All references to the "Company" hereinafter refer to the Company, AIT and NEOT GmbH as a consolidated entity.

        The Company is a development stage biopharmaceutical enterprise engaged in the discovery and development of novel therapeutic drugs intended to treat neurodegenerative diseases and conditions, such as memory deficits associated with Alzheimer's disease and dementia, spinal cord injuries, stroke, Parkinson's disease, migraine and obesity. The accompanying consolidated financial statements include the results of the Company and its wholly-owned subsidiaries.

DEVELOPMENT STAGE ENTERPRISE

        The Company is in the development stage and, therefore, devotes substantially all of its efforts to research and development activities. Since its inception, the Company has incurred cumulative losses of approximately $23.8 million through December 31, 1998, and expects to incur substantial losses over the next several years. While the Company believes that its existing capital resources (including the proceeds from its line of equity financing and the private placement of preferred stock completed in January 1999 -- see Note 13) will be adequate to fund its capital needs for at least 12 months of operations, the Company also believes that, ultimately, it will require substantial additional funds in order to complete the research and development activities currently contemplated and to commercialize its proposed products. The Company's future capital requirements and availability of capital will depend upon many factors including, but not limited to, continued scientific progress in research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological developments, the cost of manufacturing scale-up, the cost of commercialization activities and other factors which may not be within the Company's control. Without additional funding, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development projects, or obtain funds through arrangements with collaborative partners or others which may require the Company to relinquish rights to certain technologies, product candidates or products that the Company would otherwise seek to develop or commercialize on its own. Other factors impacting the future success of the Company are the ability to develop products which will be safe and effective in treating neurological diseases, and the ability to obtain government approval as well as dependency on key personnel.

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH AND EQUIVALENTS

        Cash and equivalents consist of cash and highly liquid investments of commercial paper and demand notes with original maturities of 90 days or less. At December 31, 1997, cash equivalents of $935,000 were pledged as collateral on a bank line of credit and were classified as restricted cash on the balance sheet. The note was repaid and the restricted cash was released during February 1998.

PREPAID EXPENSES AND ADVANCE DEPOSITS

        Prepaid expenses and advance deposits are capitalized and amortized over the period benefited, or as the related services are rendered (as applicable).

MARKETABLE SECURITIES

        The Company accounts for investments in marketable securities under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The statement requires investments in debt and equity securities to be classified among three categories as follows: held-to-maturity, trading and available-for-sale. As of December 31, 1998, all securities held by the Company were considered as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Quoted market prices have been used in determining the fair value of these investments. Securities held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income on investment securities. A valuation allowance is not established to recognize temporary market value fluctuations as the Company has the intent and ability to hold these investments until maturity. Short-term investments consist of commercial paper and equivalent corporate obligations and are stated at amortized cost, with respect to held-to-maturity investments, and at fair value with respect to investments classified as available-for-sale securities.

PROPERTY AND EQUIPMENT

        Property and equipment are carried at cost, less accumulated depreciation and amortization. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Depreciation and amortization are computed using principally the straight-line method over the following estimated useful lives:

          Equipment                 5 to 7 Years
          Leasehold Improvements    The shorter of useful life or
                                    lease term

RESEARCH AND DEVELOPMENT

        All costs related to research and development activities are expensed in the period incurred.

GRANT REVENUE

        Revenue consists of amounts earned from grants which are recognized in accordance with the terms of the related agreements.

INCOME TAXES

        The Company follows Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided for the Company's net deferred tax asset.

STOCK BASED COMPENSATION

        The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" in October 1995. SFAS 123 encourages companies to adopt a fair value approach to valuing stock options that would require compensation cost to be recognized based on the fair value of stock options granted. The Company has elected, as permitted by the standard, to continue to follow its intrinsic value based method of accounting for stock options issued to employees consistent with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the measurement date over the exercise price.

NET LOSS PER SHARE

        Net loss per share is calculated using the weighted average number of shares outstanding for the period. Common stock options and warrants are excluded from the computation as their effect would be antidilutive. In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share," which requires companies to present basic earnings per share and diluted earnings per share, instead of the primary and fully diluted earnings per share
(EPS) as previously required. The new standard was adopted by the Company in 1997. In 1996 the difference between previously reported EPS and restated EPS in accordance with SFAS No. 128 amounted to an increased loss of $0.01 per share.

NEW PRONOUNCEMENTS

        Comprehensive Income. Effective for fiscal years beginning after December 15, 1997, SFAS No. 130 "Reporting Comprehensive Income" requires that comprehensive income and its components, as defined in the statement, be reported in a financial statement. Current accounting standards require that certain items such as (1) foreign currency translation adjustments, (2) unrealized gains and losses on certain investments in debt and equity securities, and (3) unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders' equity, without having been recognized in the determination of net income. Effective for fiscal years beginning after December 15, 1997, comprehensive income must be reported "in a financial statement that is displayed with the same prominence as other financial statements."

While the Company adopted the provisions of SFAS No. 130 for the 1998 fiscal year, the adoption of this standard did not have a material effect on the presentation of the Company's financial statements.

        Segment Reporting. SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 replaces SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" and several other pronouncements that amended SFAS No. 14. SFAS No. 131 requires the disclosure of extensive information about an entity's operating segments. In addition to disclosure of information about multiple reporting segments, an enterprise is required to report certain disaggregated information, even if it functions as a single operating unit. Management believes that the Company currently operates under a single segment. Adoption of SFAS No. 131 in 1998 did not materially impact the Company's financial statement disclosures.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Statement 133 is effective for fiscal years beginning after June 15, 2000, although earlier implementation is allowed. Management plans to adopt the Standard in fiscal 2000 and believes that its adoption will not have a material impact on the Company.

USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.      RELATED PARTY TRANSACTIONS

        During 1987 and 1988, the Company's Chief Executive Officer, who is also a major stockholder of the Company, loaned a total of $270,650 to the Company for working capital purposes, of which $250,000 plus $2,000 of accrued interest was canceled in December 1988 in exchange for the issuance of 28 Revenue Participation Units ("RPU's"). The RPU's, in turn, were converted into 112,000 shares of common stock (see Note 8).

        From 1989 through 1993 the Company borrowed an additional $757,900 from the Chief Executive Officer which, together with accrued interest of $300,404, aggregated $1,058,304 on December 31, 1993, at which time the Company issued 200,000 shares of common stock to the Chief Executive Officer in exchange for cancellation of $500,000 of loans made to the Company. The remaining $257,900 in principal and accrued interest of $300,404 were converted to a $558,304 promissory note which, as amended from time to time, is currently unsecured, and is payable upon demand. Interest is payable monthly at the annual rate of 9%.

        In September 1990, the Company issued a warrant to the Chief Executive Officer to purchase up to 88,173 shares of common stock of the Company at any time between September 1, 1990 and August 31, 1995, for $3.75 per share. Effective August 31, 1995, the expiration date of the warrant was extended to August 31, 2000.

        On July 8, 1998, Stephen Runnels, our Executive Vice President, borrowed $50,000 from us on an unsecured basis. The note bears interest at 9% per year. The note and all accrued but unpaid interest is due on the earlier of 30 days after termination of employment or July 8, 2000 (extended by us from July 8, 1999).

ASSIGNMENT OF PATENTS BY CHIEF EXECUTIVE OFFICER

        The Chief Executive Officer of the Company has assigned all of his rights in the following three patents to the Company:

        U.S. Patent No. 5,091,432 issued on February 25, 1992;
        U.S. Patent No. 5,447,939 issued on September 5, 1995; and U.S. Patent No. 5,801,184 issued on September 1, 1998.

        In connection with the assignment of these patents to the Company, the Chief Executive Officer and the Company entered into royalty agreements, which expire concurrently with the expiration of the underlying patents and any patents derived therefrom. Under each of the Agreements, as amended, the Company is obligated to pay the Chief Executive Officer a royalty of two percent (2%) of all revenues derived by the Company from the use and sale by the Company of any products or methods included in the patents. Further, in the event that the Chief Executive Officer's employment is terminated by the Company without cause, the royalty rate under each Agreement was to be increased to five percent (5%). Finally, in the event of the Chief Executive Officer's death, the family or estate is entitled to continue to receive under each Agreement royalties at a rate of two percent (2%) for the duration of the respective Agreement.

MCMASTER UNIVERSITY AGREEMENT

        On July 10, 1996, the Company entered into a license agreement with McMaster University (the "University") which allows the Company use of certain chemical compounds developed by the University covered in the patents filed jointly by the Company and the University. Under the agreement, the Company paid a one time licensing fee of $15,000 and is obligated to pay an annual royalty of five percent (5%) on net sales of products containing compounds developed by the University. The Company commenced payment of minimum annual royalties of $25,000 beginning July 1997. A second payment of $25,000 was made in July 1998. The third patent noted above was also jointly filed by the Company and the University and is subject to the same royalty agreement.

EMPLOYMENT AGREEMENT

        Effective July 1, 1996, the Company entered into an employment agreement with the Chief Executive Officer. The agreement, among other things, provides for the grant of incentive stock options, an annual base salary with annual increases and an annual bonus based on the Company's attainment of certain performance objectives. The agreement, which was originally scheduled to terminate on June 30, 1999, was extended to December 31, 1999. The agreement also provides for guaranteed severance payments upon the Chief Executive Officer's termination of employment without cause, or upon a change of control of the Company. In connection with entering into this agreement, the Chief Executive Officer was granted an incentive option to purchase 75,000 shares of common stock at 110 percent of fair market value at the date of grant ($4.13 per share). This option vests in three equal increments over the life of the original agreement.

3.      MARKETABLE SECURITIES

        Marketable securities at December 31, 1997 and 1998 were as follows:

                                                                               GROSS        GROSS
                                                                             UNREALIZED   UNREALIZED       MARKET
TYPE OF INVESTMENT                                               COST          GAINS       (LOSSES)         VALUE
------------------                                            ----------     ----------   ----------      ----------
December 31, 1997:

  Held-to-Maturity:
     Corporate Bonds ..................................       $  168,992       $    --       $  --        $  168,992
                                                              ----------       -------       -----        ----------
  Available-for-Sale:
     U.S. Government Treasury Notes and Bonds .........        1,292,951        10,218        (388)        1,302,781
     U.S. Government guaranteed securities ............          447,900         8,770          --           456,670
     Corporate Bonds ..................................          203,276         1,656          --           204,932
                                                              ----------       -------       -----        ----------
          Total securities available ..................        1,944,127        20,644        (388)        1,964,383
                                                              ----------       -------       -----        ----------
          Total Investments ...........................       $2,113,119       $20,644       $(388)       $2,133,375
                                                              ==========       =======       =====        ==========
December 31, 1998:
  Available-for-Sale:

     U.S. Government Treasury Notes and Bonds .........       $  894,516       $13,076       $  --        $  907,592
     U.S. Government guaranteed securities ............          156,112         4,971          --           161,083
     Corporate Bonds ..................................          694,513         6,160          --           700,673
                                                              ----------       -------       -----        ----------
          Total Investments ...........................       $1,745,141       $24,207       $  --        $1,769,348
                                                              ==========       =======       =====        ==========

        The above securities are shown in the accompanying balance sheet at December 31, 1997 and 1998, as follows:

December 31, 1997:

    Marketable securities and short-term investments:

        Held-to-Maturity ......................................       $  168,992
        Available-for-Sale ....................................        1,964,383
                                                                      ----------
                                                                      $2,133,375

December 31, 1998:

    Marketable securities and short-term investments:

        Available-for-Sale ....................................        1,769,348
                                                                      ==========

        There were no sales of securities for the year ended December 31, 1997. For the year ended December 31, 1998, sales of securities aggregated $1,169,156, realizing net gains of $15,310 therefrom.

4.      DEBT

        During August 1997, the Company established a Line of Credit Agreement with its bank which expired August 30, 1998. At December 31, 1997, the Company was indebted to the bank for $850,000 under the Agreement. The interest rate was approximately 8% at December 31, 1997. Such debt was collateralized by restricted cash equivalents in the amount of $935,000. During February 1998 the related note was repaid and the restricted cash was released.

        In September 1997, the Company financed the premium for a three year insurance policy through a borrowing from the insurer. The loan is payable through August 2000 in monthly installments of $9,475, including principal and 8.25% interest.

        In September 1998, the Company entered into a $2 million Master Note and Security Agreement (the "Note") with a finance company affiliated with its bank. Through December 31, 1998, the Company borrowed $1,500,000 under the Note for equipment and computer software purchases and has an additional $500,000 available over the next year for similar purchases. Borrowings are collateralized by substantially all of the Company's assets, exclusive of its patents and other intellectual properties. The note requires monthly repayments of $41,277, bears interest at approximately 12% and is due March 2002, at which time a final principal installment of $150,000 is due. The Company has also granted to the finance company a warrant to purchase up to 13,459 shares of its common stock at $7.43 a share which was valued at $45,000 using the Black-Scholes option-pricing model with the following assumptions: Risk-free interest rate of 5.02 percent; expected life of three years; expected volatility of 75.3 percent. The warrant was recorded as a prepaid expense and is being amortized using the effective interest method over the life of the note.

        Future installments of debt principal are as follows:

       YEAR ENDING
       DECEMBER 31                                  AMOUNT
       ------------                                ----------
       1999......................................  $  445,297
       2000......................................     460,476
       2001......................................     437,433
       2002......................................     228,265
                                                   ----------
                                                   $1,571,471
                                                   ==========

5.      REVENUE FROM GRANTS

        In July 1995, a Small Business Innovative Research Grant (the SBIR Grant) from the National Institutes of Health was completed and no additional funds were due or collected. The Company has received an aggregate of $497,128 from the SBIR Grant.

6.      PROVISION FOR INCOME TAXES

        No provision for federal and state income taxes has been recorded, as the Company has incurred net operating losses through December 31, 1998. At December 31, 1998, the Company and its domestic subsidiary had approximately $14.7 million of federal net operating loss carryforwards available to offset future United States taxable income, if any. Such carryforwards expire on various dates beginning 2009 through 2018. The primary differences between the tax and financial reporting basis of assets and liabilities is the capitalization of certain start-up expenses for income tax reporting purposes which are expensed for financial reporting purposes. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include but are not limited to, a cumulative ownership change of more than 50 percent over a three year period. At December 31, 1998, the effect of such limitation, if imposed, has not been determined. The Company's foreign subsidiary has a loss carryforward of approximately $5.0 million at December 31, 1998, resulting principally from the transfer of licensing rights by the Parent to the foreign subsidiary and from the Parent Company's allocation of research and development costs to the foreign subsidiary during the period April 1997 through December 1998. The Company has recognized a valuation allowance for the full amount of the deferred tax benefit arising from these net operating losses due to the uncertainty of its realization.

7.      COMMITMENTS AND CONTINGENCIES

FACILITY LEASES

        During late June 1997, the Company relocated to a new facility, which it leases from a property developer under a non-cancelable operating lease expiring in June 2004. The lease requires monthly rent payments ranging from $38,800 to $47,600, plus cost of living adjustments (as defined, including certain minimum increases) over its term, property taxes, insurance and maintenance reimbursements. The lease contains two five year options to renew at fair value rates in effect at the time of renewal. In addition, the Company leases certain office and telephone equipment under non-cancelable operating leases expiring in 2002. Minimum lease requirements for each of the next five years and thereafter under the aforementioned property and equipment leases follows:

             YEAR ENDING
             DECEMBER 31:                  AMOUNT
             ------------                -----------
             1999.....................   $   501,600
             2000.....................       517,800
             2001.....................       513,400
             2002.....................       542,100
             2003.....................       554,200
             2004.....................       285,400
                                         -----------
                                         $ 2,914,500
                                         ===========

        Rent expense for the years ended December 31, 1996 and 1997 and 1998 aggregated approximately $26,800, $372,000 and $572,400 and respectively.

RESEARCH AND FELLOWSHIP GRANTS

        At December 31, 1998, the Company has committed to pay approximately $570,000 to a number of universities to conduct general scientific research programs and $50,000 to the Reeve-Irvine Research Center at The University of California Irvine, to provide for a Fellowship Grant. Payment of these grants and the fellowship is anticipated to amount to approximately $442,000 and $178,000 in 1999 and 2000, respectively. Grant expense for 1996, 1997 and 1998 amounted to approximately $60,500, $335,000 and $465,900, respectively.

MAJOR CLINICAL TRIAL

        In October 1998 the Company entered into an agreement with a contract research organization to conduct a clinical trial in three countries involving approximately 400 patients. The agreement, which is cancelable by either party upon thirty days notice, is expected to result in aggregate expenditures ranging from $4 to $5 million over the course of one year. Through December 31, 1998, the Company had expended approximately $360,000 in connection with this clinical trial, of which approximately $265,000 was reflected as an advance at December 31, 1998, for services to be rendered in the first quarter of 1999.

LITIGATION

        On December 10, 1998, the Company was served with a lawsuit initiated by four former employees of the Company. The lawsuit, which was filed in the Superior Court of Orange County, California, also names Dr. Alvin J. Glasky, the Company's founder and Chief Executive Officer, as a defendant. The lawsuit arises from a dispute concerning the termination, as of December 31, 1997, of agreements entered into as of June 1990 and December 1993 between the Company and each of the former employees, pursuant to which the employees agreed to accept an aggregate of 278,589 shares of the Company's common stock, subject to forfeiture provisions, in exchange for the cancellation of indebtedness owed to them by the Company arising from unpaid compensation and expenses in the total amount of $458,411. Pursuant to the agreements, the employees were not entitled to keep the shares unless the Company achieved a specified revenue goal by a specified date, as determined by the Company's independent auditors in accordance with generally accepted accounting principles. Under the agreements, as amended, the Company was required to achieve total operating revenues from the date of each agreement through December 31, 1995, in a cumulative amount of at least $500,000. When the Company failed to achieve this goal, the agreements were amended to extend the deadline until December 31, 1997 and increase the revenue goal to a cumulative amount of at least $1,000,000. The agreements provide that, if the revenue goals are not achieved by the stated deadline, the shares will be forfeited and the employees will be required to return the shares to the Company. The Company did not achieve the required revenue goals either by December 31,1995, or by December 31, 1997. The Company's total revenues from inception through December 31, 1995, were only $497,128. The Company did not have any revenues in 1996 or 1997, and the total revenues from inception through December 31, 1997 remained at $497,128. In the lawsuit the plaintiffs allege, among other things, that the cumulative revenues of the Company were or should have been in excess of $500,000 as of December 31, 1995, and that the defendants fraudulently induced the plaintiffs into entering into the agreements and the subsequent amendments to the agreements. The lawsuit asks for damages in excess of $4,000,000 or, in the alternative, that the forfeiture restrictions be removed and the plaintiffs be allowed to keep their shares of common stock. The plaintiffs are also seeking punitive damages and reimbursement of attorneys' fees and costs.

        In March 1999, the Company filed a cross-complaint against the plaintiffs to seek a determination that the plaintiffs' shares have in fact been forfeited, and to obtain a court order requiring the plaintiffs to return their shares to the Company for cancellation. The lawsuit is in the early stages of discovery and no trial date has been set. Management of the Company believes that the plaintiffs' claims are without merit and that the resolution of this matter will not have a material adverse effect on the financial condition or results of operations of the Company. The Company intends to vigorously defend the lawsuit and to pursue the cross-complaint for the return and cancellation of all of the disputed shares.

        At the same time that the plaintiffs entered into their agreement with the Company in 1990 and 1993, Dr. Alvin J. Glasky and his wife, who was then and is now an employee of the Company, also entered into agreements with the Company that were identical to those entered into by the plaintiffs, pursuant to which Dr. and Mrs. Glasky received an aggregate of 400,244 shares of common stock subject to identical forfeiture provisions, in exchange for the cancellation of indebtedness owed to them by the Company arising from unpaid compensation and expenses in the total amount of $755,531. Dr. and Mrs. Glasky entered into an agreement with the Company on December 21, 1998, pursuant to which they have agreed to surrender for cancellation the same proportion of their restricted shares as the plaintiffs are required to surrender based on the final resolution of the lawsuit. Because the suit is in its early stages, counsel for the Company is unable to opine on the merits of the suit. However, management intends to defend the action, which it believes is without merit, and to vigorously pursue the return and cancellation of all of the disputed shares. Until such time as the matter is finally resolved, the Company is continuing to account for all of the shares, which it has deemed forfeited, as issued and outstanding.

8.      STOCKHOLDERS' EQUITY

REVENUE PARTICIPATION UNITS

        In 1988 and 1989, AIT raised private placement funds via a financial instrument specified as a Revenue Participation Unit ("RPU"). The Company raised an aggregate of $676,000 from the issuance of seventy-five RPU's at prices ranging from $9,000 to $10,000 per RPU. The RPU's entitled holders to cash payments based on stipulated percentages of revenues. Holders of RPU's were entitled to convert to common stock at any time and AIT had the option to redeem the RPU's subject to certain conditions by paying cash or in exchange for common stock.

        In July 1996, the Company offered, and all RPU holders accepted, an option to convert each RPU unit into 4,000 shares of common stock (300,000 shares in the aggregate) in exchange for waiving all rights as an RPU holder.

REVERSE STOCK SPLIT

        In June 1996, the Board of Directors authorized, with shareholder approval, a reverse split of the Company's outstanding common stock on the basis of 1 share for each 2.5 shares of the then outstanding common stock. The Board of Directors also authorized, with shareholder approval, an increase in the authorized common stock from 10 million to 25 million shares and the creation of a new class of preferred stock with the authorization to issue up to 5 million shares of such preferred stock. All references to common stock amounts and loss per share in the accompanying financial statements give effect to the reverse stock split.

REINCORPORATION

        During June 1997, the stockholders of the Company approved the reincorporation of the Company as a Delaware corporation. In connection therewith, a par value of $0.001 per share was assigned to the common stock of the Company. The total number of authorized and issued shares remained unchanged.

COMMON STOCK

        During 1993, the Company issued to a financial consultant in exchange for investment banking services, 40,000 shares of common stock at $1.35 per share, the market value on issuance date, for an aggregate amount of $54,000.

        During 1994, three investors bought 13,000 shares of restricted (restrictions as to transferability) common stock at $2.50 per share, for an aggregate amount of $32,500, through a private placement. During 1995, six investors bought 22,000 shares of restricted common stock at $2.50 per share, for an aggregate amount of $55,000, through a private placement.

        From January 1, 1996, to June 20, 1996, 266,800 shares of restricted (restrictions as to transferability) common stock were issued at $2.50 per share, for an aggregate amount of $633,650 (net of commission), through a private placement.

        In June 1996, the Company filed a registration statement with the Securities and Exchange Commission offering to the public 2,500,000 units (the "Units"), each Unit consisting of one share of the Company's common stock and one warrant to purchase one share of common stock (the "warrants"). The registration statement became effective on September 26, 1996, and on October 1, 1996, the Company realized $17,363,003 in net proceeds from the sale of the 2,500,000 Units.

        On October 11, 1996, the principal underwriter of the offering exercised a portion of its overallotment option and purchased 200,000 Units for net cash of $1,389,280. The Units separated immediately following issuance and the common stock and warrants that made up the Units trade only as separate securities.

        On March 27, 1998, the Company executed a $15 million Private Equity Line of Credit Agreement (the "Agreement") with a private investor. The Agreement provides for the Company, at its sole discretion, and subject to certain restrictions, to periodically sell ("put") shares of its common stock to the investor. Puts can be made every 15 days in amounts ranging from $250,000 to $2,000,000, depending on the trading volume and the market price of the stock at the time of each put, subject to aggregate minimum puts of $1 million over the life of the Agreement. At the time of each put, the investor receives a discount of 12% from the then current average market price, as determined under the Agreement. Pursuant to the Agreement, the Company also issued to the investor warrants to purchase 25,000 shares of common stock at $11.62 per share. As of December 31, 1998, the Company had put a total of 506,049 shares of its common stock to the investor pursuant to the Agreement resulting in net proceeds of approximately $3,452,000.

        On August 31, 1998, certain officers and directors of the Company exercised non-qualified stock options and purchased 62,000 shares of common stock. The exercise price of the stock options was at $4.50 per share for 50,000 shares and $5.13 per share for 12,000 shares for an aggregate purchase price of $286,560, represented by notes issued by the purchasers. The notes are full recourse promissory notes bearing interest at 7% and are collateralized by the stock issued upon the exercise of the stock options. Interest and principal are payable two years after the issue dates. The notes have been offset against the underlying common stock in the accompanying financial statements.

9.      STOCK OPTIONS

        The Company has two stock option plans: the 1991 Stock Incentive Plan (the "1991 Plan") and the 1997 Stock Incentive Plan (collectively, the "Plans"). The Plans were adopted by the Company's shareholders and Board of Directors in May 1991 and June 1997, respectively, and provide for the granting of incentive and nonqualified stock options as well as other stock-based compensation. The 1991 Plan, as amended, authorizes for issuance up to 401,430 shares of the Company's common stock. Options which have been granted under the 1991 Plan contain vesting provisions determined by the Board of Directors which range from one to four years. The 1997 Plan authorizes for issuance up to 500,000 shares of the Company's common stock. Under the Plans, shares of the Company's common stock may be granted to directors, officers and employees of the Company, except that incentive stock options may not be granted to non-employee directors.

        The Plans provide for issuance of incentive stock options having exercise prices equal to the fair market values of the stock at the times of grant of the options or, in certain circumstances, at option prices at least equal to 110 percent of the fair market value of the stock at the time the options are granted. An option granted under the Plans is exercisable in such a manner and within such period, not to exceed ten years from the date of the grant, as shall be set forth in a stock option agreement between the employee and the Company.

        Stock options have also been issued outside of the aforementioned plans to various consultants. During the period of December 1993 through December 1996, the Company issued a total of 194,000 options to purchase common stock to two technical consultants and a financial consultant in exchange for past and future services. The options are exercisable through December 31, 2001, at an exercise price of $0.025 per share. As the exercise price was lower than the fair market value of the stock on the date the options were granted, compensation expense was recorded for the difference between the option exercise price and the estimated fair market value of the stock as determined by the Board of Directors on the grant date. All options and warrants issued outside of the Plans were vested and exercisable upon issuance. In September 1990, the Company issued a warrant to the Chief Executive Officer of the Company to purchase 88,173 shares of common stock at $3.75 per share. The warrant expires August 31, 2000.

        In January 1997, the Company issued to a financial consultant, 10-year options to purchase 180,000 shares of the Company's common stock at the exercise price of $3.875 per share, of which 30,000 options vested immediately. In November 1998, the Company issued to the same financial consultant additional 10-
year options to purchase 25,000 shares of the Company's common stock at an exercise price of $8.5625 per share, all of which vested immediately. The Company recognized $103,950, $60,000 and $422,264 of compensation expense for these options in 1996, 1997 and 1998, respectively. Compensation expense was determined in accordance with SFAS No. 123, with the fair values determined using the Black-Scholes option-pricing model at the original grant dates. Management believes that the fair value results using calculations over the respective vesting periods of these options would not have been materially different.

        A summary of stock option activities are as follows:

                                                 1996                     1997                        1998
                                        --------------------      ---------------------      ----------------------
                                                    WEIGHTED                   WEIGHTED                    WEIGHTED
                                                    AVERAGE                    AVERAGE                     AVERAGE
                                                    EXERCISE                   EXERCISE                    EXERCISE
                                        SHARES       PRICE        SHARES        PRICE        SHARES         PRICE
                                        -------     --------      -------      --------     --------       --------
Outstanding at beginning of year....    240,173      $ 0.24       447,173       $  3.15      658,173        $ 4.66
Granted.............................    207,000        3.39       329,000          5.37      331,300          8.03
Exercised...........................         --          --      (104,000)        0.025     (134,000)         2.54
Forfeited...........................         --          --       (14,000)         4.29       (1,600)         8.88
                                        -------      ------      --------       -------     --------        ------
Outstanding, at end of year.........    447,173      $ 3.15       658,173       $  4.66      853,873        $ 5.78
                                        =======      ======      ========       =======     ========        ======
Exercisable, at end of year.........    270,173      $ 0.21       363,923       $  1.18      391,048        $ 1.95
                                        =======      ======      ========       =======     ========        ======

        The following table summarizes information about stock options outstanding at December 31, 1998:

                                    WEIGHTED       WEIGHTED                     WEIGHTED
   RANGE OF           NUMBER        AVERAGE        AVERAGE       NUMBER         AVERAGE
   EXERCISE        OUTSTANDING     REMAINING       EXERCISE    EXERCISABLE      EXERCISE
    PRICES         AT 12/31/98        LIFE          PRICE       12/31/98         PRICE
---------------    -----------     ----------      --------    ------------     ---------
    $0.025            30,000          2.00          $0.025        30,000         $0.025
 3.75 to 5.625       441,673          6.89            4.16       198,673           3.93
5.626 to 12.88       382,200          8.89            8.53       162,375           9.16

        As of December 31, 1998, there were 349,700 options outstanding under the 1997 Plan and 181,000 options outstanding under the 1991 Plan. The remaining 323,173 outstanding options were granted outside of option plans.

        The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options granted to employees, and does not recognize compensation expense when the exercise price of the options equals the fair market value of the underlying shares at the date of grant. Directors' stock options are treated in the same manner as employee stock options for accounting purposes. Under SFAS No. 123, the Company is required to present certain pro forma earnings information determined as if employee stock options were accounted for under the fair value method of that statement.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively: risk-free interest rates of 6.52% (1996), 6.37% (1997) and 4.96% (1998); zero expected dividend yields; expected lives of 5 years; expected volatility of 50 percent in 1996 and 1997, and 75.26 percent in 1998.

        For purposes of the following required pro forma information, the weighted average fair value of stock options granted in 1996, 1997 and 1998 was $2.14, $3.06 and $4.96, respectively. The total estimated fair value is amortized to expense over the vesting period.

                                              1996            1997             1998
                                           -----------     -----------     -------------
Pro forma net loss ....................    $(1,218,389)    $(6,551,287)    $(12,395,411)
Pro forma basic and diluted loss per
  share...............................$          (0.37)    $     (1.21)    $      (2.21)

10.     SALARY DEFERRAL PLAN

        The Company established a 401(k) Salary Deferral Plan on January 1, 1990. The Plan allows eligible employees to defer part of their income on a tax-free basis. Contributions by the Company to the Plan are discretionary upon approval by the Board of Directors. To date, the Company has not made any contributions into the Plan.

11.     RESEARCH ACTIVITIES

        During 1995, the National Institute on Aging (NIA) and the National Institute for Mental Health (NIMH) issued contracts to an independent subcontractor of theirs to manufacture Neotrofin(TM) for animal and human testing programs. The NIA also issued an additional contract to one of its subcontractors to conduct the subchronic animal toxicity studies required by the U.S. Food and Drug Administration as a part of an Investigational New Drug (IND) application for Neotrofin(TM). The entire cost of these two contracts was funded by the NIA and NIMH directly to the subcontractors.

12.     UNAUDITED QUARTERLY FINANCIAL INFORMATION

        The following is a summary of the unaudited quarterly results of operations for fiscal 1998, 1997 and 1996 (in thousands except per share data):

                                             MARCH 31         JUNE 30        SEPTEMBER 30     DECEMBER 31
                                             --------         --------       ------------     ------------
FISCAL 1998

  Revenues ..........................        $     --         $     --         $     --         $     --
  Total operating expenses ..........           2,528            2,643            2,984            3,509
  Net loss ..........................        $ (2,508)        $ (2,581)        $ (3,000)        $ (3,515)
Basic and diluted loss per share ....        $  (0.46)        $  (0.47)        $  (0.54)        $  (0.60)
Shares used in calculation ..........           5,467            5,493            5,570            5,918

FISCAL 1997

  Revenues ..........................        $     --         $     --         $     --         $     --
  Total operating expenses ..........           1,048            1,406            1,977            2,419
  Net loss ..........................        $   (819)        $ (1,212)        $ (1,813)        $ (2,318)
Basic and diluted loss per share ....        $  (0.15)        $  (0.23)        $  (0.33)        $  (0.42)
Shares used in calculation ..........           5,362            5,365            5,433            5,466

FISCAL 1996

  Revenues ..........................        $     --         $     --         $     --         $     --
  Total operating expenses ..........              60              183              270              762
  Net loss ..........................        $    (73)        $   (197)        $   (260)        $   (508)
Basic and diluted loss per share ....        $  (0.03)        $  (0.07)        $  (0.09)        $  (0.13)
Shares used in calculation ..........           2,405            2,767            2,757            3,914

13. INFORMATION RELATED TO INTERIM FINANCIAL STATEMENTS AND SUBSEQUENT EVENTS (UNAUDITED)

BASIS OF PRESENTATION

        The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related noted thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

RESEARCH AND FELLOWSHIP GRANTS

        The Company periodically makes non-binding commitments to various Universities and not-for-profit research organizations to fund scientific research and fellowship grants that may further the Company's research programs. As of June 30, 1999, the Company had committed to pay, through December 2000, approximately $650,000 for such grants and fellowships. Grant expense for the six-month periods ended June 30, 1999 and 1998, amounted to $83,000 and $71,000, respectively.

PREFERRED STOCK

        On January 29, 1999, the Company entered into an agreement with two private investors to sell up to $6 million of 5% preferred stock, with rights of conversion into common stock. The financing consists of two tranches of preferred stock. The first tranche of $4.0 million was sold on January 29, 1999, and for an initial period of 120 days is convertible into common stock at a fixed price of $13.06 per share. Thereafter, the preferred stock is convertible at the lesser of the fixed price or a variable rate of 101% of the average of the ten lowest closing bid prices of the common stock during the thirty days immediately preceding the conversion date. In no event can the first tranche be converted into more than 1,450,000 shares. The second tranche of $2.0 million can be sold at the Company's option approximately 6 months after the effective date of the Preferred Stock Agreement, subject to the satisfaction by the Company of certain conditions. The preferred stock in the second tranche will contain terms and conditions for conversion similar to the first tranche, except that the fixed conversion price will be set at 125% of the average market price of the common stock at the time of the second closing. Dividends on the preferred stock are payable in cash or in common stock, at the option of the Company, at the annual rate of 5%. At June 30, 1999, the Company accrued dividends payable of $33,425, which are payable in cash or common stock upon conversion of the preferred shares into common stock. The preferred stock has a liquidation preference over the common stock equal to the stated value of $4.0 million plus any accrued dividends. Additional features of the preferred stock issue include, among other things, a redemption feature at the Company's option if the common stock trades below a floor of $5 per share or above a ceiling of $20 per share.

        The Company paid cash offering expenses of approximately $367,000 for finder's fees and legal services, which were offset against the proceeds of the offering in the accompanying financial statements. In connection with the financing, the Company also granted warrants to purchase an aggregate of 155,000 shares of its common stock to the preferred stock investors and others. The warrants are exercisable for periods ranging from 3 to 5 years at prices ranging from $11.00 to $12.98 per share. The valuation of these warrants was determined using the Black-Scholes Option-Pricing Model with the following assumptions:

            Expected life...............       3 to 5 years
            Volatility..................          75.26%
            Risk-free interest rate.....      4.62% to 4.66%
            Dividend yield..............            0%

        The warrants to purchase 155,000 shares of common stock referred to above include the following: The Company granted to an investment advisor a warrant to purchase 40,000 shares of common stock as consideration for its waiver of a preexisting right of first refusal. Using the valuation model described above, this warrant had a fair value of $204,280, which is included in the statement of operations. The Company also granted to the finder in the preferred stock financing, a warrant to purchase 15,000 shares of common stock having a fair value of $92,130, which was offset against the offering proceeds. Warrants to purchase 75,000 shares of common stock were granted to the preferred stock investors as a part of the offering. As such, $252,480 of the net offering proceeds was allocated to the investors' warrants based upon their relative fair value. The remaining warrant to purchase 25,000 shares of common stock was granted to the Company's existing Equity Line investor as consideration for the waiver of certain pre-existing anti-dilution rights that might have been triggered by the preferred stock financing. Because common stock and common stock equivalents are presented in the same manner, the grant of this warrant had no impact on the presentation in the accompanying financial statements.

COMMON STOCK AND WARRANTS

        During the quarter ended June 30, 1999, the Company sold to a private investor, pursuant to its existing Equity Line Agreement, an aggregate of 109,819 shares of common stock for cash proceeds of $950,000.

        On May 11, 1999, the Company completed a private placement of 400,000 shares of common stock and warrants to purchase 80,000 shares of common stock to a group of private investors for a total purchase price of $4.0 million. Each warrant entitles the investor to purchase one share of common stock at an exercise price of $15.00 per share. The warrants expire May 10, 2004, and may be called by the Company if the closing price of the common stock remains at $30.00 per share or above for any 20 out of any 30 consecutive trading days. The shares of common stock sold to the investors, and the shares issuable upon exercise of the warrants, may be resold in compliance with the provisions of Rule 144 under the Securities Act of 1933, including the one year holding period requirement of said Rule.

        Effective May 17, 1999, the Company issued 12,500 shares of common stock to the law firm of Stradling Yocca Carlson & Rauth in consideration for past legal services rendered in the amount of $70,000, and issued a five-year warrant to purchase 25,000 shares at an exercise price of $11.40 per share in consideration for a discount of 15% on fees for legal services rendered during the months of March through December, 1999.

EMPLOYMENT AGREEMENT

        On May 6, 1999, the Company entered into an employment agreement with the Chief Executive Officer. The agreement will take effect on January 1, 2000, when the Chief Executive Officer's current agreement expires, and is for a term of three years. The agreement requires the Chief Executive Officer to devote his entire productive time, ability and attention to the Company during the term of the agreement, and is terminable by the Company at any time with or without cause, as defined in the agreement. The agreement provides for an annual base salary of $215,000 with automatic annual cost of living adjustments, and annual bonus and increases in base salary to be determined by the Board of Directors or the Compensation Committee, based on an evaluation of the Chief Executive Officer's performance and the performance of the Company. In addition to the salary and any bonus, the agreement requires the Company to provide the Chief Executive Officer with an automobile and pay for all costs associated with operating such automobile, less costs for personal use as required by the Internal Revenue Code. The agreement also provides for guaranteed severance payments equal to the Chief Executive Officer's annual base salary over the remaining life of the agreement if the Company terminates his employment without cause or if the Chief Executive Officer terminates his employment with good reason. Pursuant to the employment agreement, the Company granted an option to the Chief Executive Officer to purchase 225,000 shares of common stock at a price per share equal to the market price on the date of grant, vesting in three equal annual installments commencing May 6, 2000.

================================================================================


                              NEOTHERAPEUTICS, INC.

                                 925,000 SHARES

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------



                               November 10, 1999



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

                                                  TO BE PAID BY
                                                   THE COMPANY
                                                  -------------
         SEC registration fee....................    $ 2,522
         Printing expenses.......................      5,000
         Legal fees and expenses.................     50,000
         Accounting fees and expenses............     15,000
         Miscellaneous...........................      2,478
                                                     -------
           Total.................................    $75,000
                                                     =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) As permitted by the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation of the Company (Exhibit 3.1 hereto) eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the DGCL.

         (b) The Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the DGCL. The Company's Bylaws (Exhibits 3.2 and 3.3 hereto) provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the DGCL.

         (c) The Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its directors and officers. The Company has entered into indemnification agreements with certain of its directors and officers (Exhibit 10.7 hereto), which provide for the indemnification of directors or officers of the Company against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act:

         1. In September 1996, the Company granted options to purchase 70,000 shares of common stock, at an exercise price of $4.50 per share, to four non-employee directors, one employee and two consultants pursuant to its 1991 Stock Incentive Plan.

        2. In January 1997, pursuant to its 1991 Stock Incentive Plan, the Company granted to six employees incentive options to purchase a total of 19,500 shares of common stock at an exercise price of $4.50 per share, and to a consultant in exchange for consulting services, a non-qualified option to purchase 5,000 shares of common stock at the exercise price of $4.50 per share.

         3. In January 1997, the Company granted options to purchase 180,000 shares of common stock at an exercise price of $3.88 per share to a financial consultant. 30,000 of the options were vested upon issuance, and the vesting of 150,000 of these options is contingent upon the performance by the consultant of specified future services.

         4. In April 1997, pursuant to its 1991 Stock Incentive Plan, the Company granted to one employee, an incentive option to purchase 50,000 shares of common stock at the exercise price of $7.25 per share, and a non-qualified option to purchase 12,000 shares of common stock at the exercise price of $5.13 per share.

         5. In May 1997, pursuant to its 1991 Stock Incentive Plan, the Company granted to four employees incentive options to purchase an aggregate of 17,500 shares of common stock at the exercise price of $8.25 per share.

         6. In June 1997, pursuant to its 1997 Stock Incentive Plan, the Company granted to four outside members of the Board of Directors options to purchase an aggregate of 40,000 shares of common stock at the exercise price of $12.88 per share.

         7. During 1998 and the first quarter of 1999, the Company sold shares of its common stock to Kingsbridge Capital Limited ("Kingsbridge") in nine separate transactions pursuant to a Private Equity Line of Credit Agreement entered into between the Company and Kingsbridge on March 27, 1998 (the "Equity Line Agreement") pursuant to which the Company may issue and sell, from time to time, shares of its common stock for cash consideration up to an aggregate of $15 million.

                  The nine separate transactions were as follows: (i) on September 11, 1998, the Company issued and sold 41,398 shares at $6.039 per share for a total of $250,000; (ii) on October 11, 1998, the Company sold 99,030 shares at $5.049 per share for a total of $500,000; (iii) on October 29, 1998, the Company sold 67,042 shares at $7.458 per share for a total of $500,000; (iv) on November 17, 1998, the Company sold 86,197 shares at $8.701 per share for a total of $750,000; (v) on November 30, 1998, the Company sold 64,383 shares at $7.766 per share for a total of $500,000; (vi) on December 8, 1998, the Company sold 102,994 shares at $7.282 per share for a total of $750,000; (vii) on December 21, 1998, the Company sold 45,005 shares at $6.666 per share for a total of $300,000; (viii) on January 25, 1999, the Company sold 78,855 shares at $8.877 per share for a total of $700,000; and (ix) on March 30, 1999, the Company sold 30,964 shares at $8.074 per share for a total of $250,000. The nine transactions totaled 615,868 shares of Company common stock for an aggregate of $4,500,000.

         8. In conjunction with the Equity Line Agreement, on March 27, 1998, the Company issued to Kingsbridge a warrant entitling Kingsbridge to purchase 25,000 shares of common stock of the Company at a price of $11.61875 per share. The warrant is exercisable at any time beginning on September 24, 1998 and ending on September 24, 2001. The warrant contains provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the warrant is payable either (i) in cash or (ii) by a "cashless exercise", in which that number of shares of common stock underlying the warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

         9. Effective September 10, 1998, in connection with the finalization of the Company's equipment financing with Leasing Technologies International, Inc. ("LTI"), the Company issued a warrant to LTI to purchase a maximum of 13,459 shares of the Company's common stock at an exercise price of $7.43 per share. The warrant is exercisable at any time or from time to time up to and including September 9, 2003.

         10. In November 1998, the Company granted to a financial consultant options to purchase 25,000 shares of common stock at an exercise price of $8.5625 per share, which were vested upon issuance and expire in five years.

         11. Effective January 25, 1999, the Company issued a warrant to Trinity Capital Advisors, Inc. to purchase a maximum of 40,000 shares of the Company's common stock at an exercise price of $11.00 per share in consideration for Trinity's waiver of its rights of first refusal pursuant to the final paragraph of the third page of that certain engagement letter agreement dated March 16, 1998 by and between the Company, and Trinity. The warrant is exercisable at any time or from time to time up to and including January 24, 2002. Trinity may not exercise the warrant if it would result in Trinity holding more than 9.9% of the Company's outstanding common stock as of the date of exercise.

         12. Effective January 25, 1999, the Company issued a warrant to Kingsbridge Capital Limited to purchase a maximum of 25,000 shares of the Company's common stock at an exercise price of $11.00 per share in consideration for Kingsbridge waiving certain antidilution provisions under an existing warrant held by Kingsbridge that might have been triggered as a result of the issuance of the preferred stock and warrants described in paragraph 13 below. The warrant is exercisable at any time or from time to time up to and including January 24, 2002. Kingsbridge may not exercise the warrant if it would result in Kingsbridge holding more than 9.9% of the Company's common stock on the date of exercise.

         13. On January 29, 1999 the Company entered into an agreement with Montrose Investments Ltd. and Westover Investments L.P. to sell up to $6.0 million of 5% preferred stock (600 shares at stated value of $10,000 per share) with rights of conversion into common stock. The financing consists of two tranches of preferred stock. The first tranche of $4.0 million (400 shares of 5% Series A Preferred Stock with Conversion Features) was sold on January 29, 1999, is convertible at the lesser of a fixed price of $13.06 per share or a variable rate of 101% of the average of the ten lowest closing bid prices of the common stock during the thirty trading days immediately preceding the conversion date. In no event can the first tranche be converted into more than 1,450,000 shares. Dividends on the preferred stock are payable in cash or in common stock, at the option of the Company, at the annual rate of 5%. Additional features of the preferred stock include, among other things, a redemption feature at the Company's option if the common stock trades below a floor of $5 per share or above a ceiling of $20 per share. The investors also received warrants to purchase for a period of 5 years, 75,000 shares of the Company's common stock at $12.98 per share.

         14. Brighton Capital, Ltd., acted as a finder with respect to the negotiation and execution of the preferred stock agreement described above. As consideration for the services provided by Brighton in connection with the Agreement, the Company paid Brighton a cash commission of 6% of the gross sale proceeds realized from sale of the preferred stock, plus warrants to purchase 15,000 shares of common stock at $12.98 per share. The warrants are exercisable over a 5 year period and may be called by the Company if the market value of the common stock equals or exceeds $25.96 for any 10 consecutive days during the exercise period.

         15. Effective May 11, 1999, the Company issued a total of 400,000 shares of common stock, and five-year warrants to purchase a total of 80,000 shares of common stock at an exercise price of $15.00 per share, in a private placement to 34 accredited investors for aggregate consideration of $4.0 million.

         16. Effective May 17, 1999, the Company issued 12,500 shares of common stock to the law firm of Stradling Yocca Carlson & Rauth in consideration for past legal services rendered in the amount of $70,000, and issued a five-year warrant to purchase 25,000 shares at an exercise price of $11.40 per share in consideration for a discount of 15% on fees for legal services rendered during the months of March through December, 1999.

                  In the transaction described in paragraph 1, exemption from the registration requirements of the Securities Act was claimed under Rule 701 and/or Section 4(2) of the Securities Act. In the transactions described in paragraphs 2-16, exemption from the requirements of the Securities Act was claimed under Rule 506 and/or Section 4(2) of the Securities Act. The foregoing transactions did not involve any public offering and the recipients either received adequate information about the Company or had access, through employment or other relationships, to such information. In each of the foregoing transactions, the Company reasonably believed that each of the recipients was "sophisticated" within the meaning of Section 4(2) of the Securities Act and/or "accredited" within the meaning of Rule 501 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   EXHIBIT
    NUMBER                               DESCRIPTION
   --------                              -----------
      3.1       Certificate of Incorporation of the Registrant, as filed on May
                7, 1997. (Filed as Exhibit B to the definitive Proxy Statement dated May 8, 1997, for the Annual Meeting of Shareholders of
                NeoTherapeutics Colorado, the predecessor to Registrant, held on
                June 17, 1997, as filed with the Securities and Exchange
                Commission on May 9, 1997, and incorporated herein by
                reference.)

      3.2       Bylaws of the Registrant as adopted May 8, 1997. (Filed as
                Exhibit 3.2 to Registrant's Registration Statement on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.)

      3.3       Certificate of Amendment of Bylaws adopted April 21, 1998.
                (Filed as Exhibit 3.2 to Registrant's Registration Statement on
                Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.)

      4.1       Private Equity Line of Credit Agreement between Registrant and
                Kingsbridge Capital Limited dated as of March 27, 1998. (Filed as Exhibit 4.1 to the Registrant's Registration Statement on
                Form S-3 (No. 333-52331), and incorporated herein by reference.)

      4.2       Registration Rights Agreement between Registrant and Kingsbridge
                Capital Limited dated as of March 27, 1998. (Filed as Exhibit
                4.2 to the Registrant's Registration Statement on Form S-3) (No.
                333-52331), and incorporated herein by reference.)

      4.3 Warrant to Purchase up to 25,000 shares of common stock of Registrant, issued to Kingsbridge Capital Limited as of March
                27, 1998. (Filed as Exhibit 4.3 to the Registrant's Registration
                Statement on Form S-3 (No. 333-52331), and incorporated herein by reference.)

      4.4       Form of Representatives' Warrant Agreement dated as of September
                25, 1996, entered into in connection with the public offering of the Registrant's securities on September 26, 1996. (Filed as
                Exhibit 4.3 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference).

      4.5 Form of Stock Purchase Agreement dated December 30, 1993, including amendment effective December 30, 1995, between the Registrant and each of Alvin J. Glasky, Sanford Glasky, Joanne
                Law, Luana Kruse, Rosalie Glasky and John Baldridge. (Filed as
                Exhibit 4.4 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

      4.6 Form of Stock Purchase Agreement dated June 30, 1990, as amended on May 27, 1992, June 30, 1993 and December 30, 1993, and amendment thereto effective December 30, 1995, between the Registrant and each of Alvin J. Glasky, Sanford Glasky, Joanne
                Law, Luana Kruse, Rosalie Glasky and John Baldridge. (Filed as
                Exhibit 4.5 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

   EXHIBIT
    NUMBER                               DESCRIPTION
   --------                              -----------
      4.7       Warrant Agreement entered into between Registrant and U.S. Stock
                Transfer Corporation dated as of September 25, 1996. (Filed as
                Exhibit 4.6 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

      4.8       Certificate of Designation of 5% Series A Preferred Stock with
                Conversion Features. (Filed as Exhibit 4.1 to Form 8-K, as filed with the Securities and Exchange Commission on February 9, 1999, and incorporated herein by reference.)

      4.9 Preferred Stock Purchase Agreement dated as of January 29, 1999, by and among Registrant, Westover Investments Ltd. and Montrose
                Investments L.P. (Filed as Exhibit 4.1 to Form 8-K, as filed with the Securities and Exchange Commission on February 9, 1999, and incorporated herein by reference.)

      4.10 Registration Rights Agreement dated as of January 29, 1999, by and among Registrant, Westover Investments Ltd. and Montrose
                Investments L.P. (Filed as Exhibit 4.3 to Form 8-K, as filed with the Securities and Exchange Commission on February 9, 1999, and incorporated herein by reference.)

      4.11      Form of warrant issued by Registrant to Westover Investments
                Ltd. and Montrose Investments L.P. dated as of January 29, 1999.
                (Filed as Exhibit 4.4 to Form 8-K, as filed with the Securities and Exchange Commission on February 9, 1999, and incorporated herein by reference).

      4.12 Form of Representative's Warrant dated as of July 30, 1999, entered into in connection with the public offering of the Registrant's securities on July 27, 1999. (Filed as Exhibit 4.12 to the Registration Statement on Form S-1 (No. 333-79935), and incorporated herein by reference).

      5.1*      Opinion of Stradling Yocca Carlson & Rauth, a Professional
                Corporation.

     10.1       1991 Stock Incentive Plan. (Filed as Exhibit 10.2 to the
                Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.2 Employment Agreement entered into as of July 1, 1996 between the Registrant and Alvin J. Glasky, Ph.D. (Filed as Exhibit 10.3 to the Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.3       Note dated June 21, 1996 between the Registrant and Alvin J.
                Glasky and related Security Agreement dated August 31, 1990.
                (Filed as Exhibit 10.4 to the Registration Statement on Form
                SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.4       Warrant to purchase common stock of the Registrant dated August
                31, 1990 held by Alvin J. Glasky. (Filed as Exhibit 10.6 to the
                Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.5 Agreement dated as of June 6, 1991, as amended on July 26, 1996, by and between the Registrant and Alvin J. Glasky. (Filed as Exhibit 10.7 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

     10.6       Agreement dated as of June 30, 1991, as amended on July 26,
                1996, by and between the Registrant and Alvin J. Glasky. (Filed as Exhibit 10.8 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

     10.7 Form of Indemnification Agreement between the Registrant and each of its officers and directors. (Filed as Exhibit 10.10 to the Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.8 Underwriting Agreement dated as of September 25, 1996, by and among the Company, Paulson Investment Company, Inc. and First
                Colonial Securities Group, Inc. (Filed as Exhibit 1.1 to the

   EXHIBIT
    NUMBER                               DESCRIPTION
   --------                              -----------
                Registration Statement on Form SB-2 (No. 333-05342-LA), and
                incorporated herein by reference.)

     10.9       Industrial Lease Agreement, dated January 16, 1997, between the
                Company and the Irvine Company. (Filed as Exhibit 10.11 to the
                Form 10-KSB for the fiscal year ended December 31, 1996, and incorporated herein by reference.)

     10.10      Addendum to Note dated June 21, 1996 between the Registrant and
                Alvin J. Glasky. (Filed as Exhibit 10.12 to the Form 10-KSB for the fiscal year ended December 31, 1996, and incorporated herein by reference.)

     10.11      1997 Stock Incentive Plan. (Filed as Exhibit D to the Definitive
                Proxy Statement dated May 8, 1997, for the Annual Meeting of
                Shareholders of NeoTherapeutics Colorado, the predecessor to Registrant, held on June 17, 1997, and incorporated herein by reference.)

     10.12      Master Note and Security Agreement between the Registrant and
                Leasing Technologies, Inc., dated as of July 10, 1998. (Filed as
                Exhibit 4 to Form 10-QSB for the quarter ended September 30,
                1998, and incorporated herein by reference.)

     10.13      Employment Agreement entered into as of May 6, 1999 between
                Alvin J. Glasky, Ph.D. and NeoTherapeutics, Inc. (Filed as
                Exhibit 10.14 to the Registration Statement on Form S-1 (No.
                333-79935), and incorporated herein by reference.)

     10.14 Form of Financial Consulting Agreement between the Registrant and Joseph Charles & Assoc., Inc. entered into in connection with the public offering of the Registrant's securities on July
                27, 1999. (Filed as Exhibit 1.4 to the Registration Statement on
                Form S-1 (No. 333-79935), and incorporated herein by reference).

     21.1       Subsidiaries of Registrant. (Filed as Exhibit 21.1 to the
                Registration Statement on Form S-1 (No. 333-79935), and incorporated herein by reference).

     23.1*      Consent of Stradling Yocca Carlson & Rauth, a Professional
                Corporation (included in exhibit 5.1).

     23.2*      Consent of Arthur Andersen LLP.

     24.1 Power of Attorney (included on the signature page to this Registration Statement -- see page II-10.)


----------

*  Previously filed.


ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 10th day of November, 1999.


                                       NEOTHERAPEUTICS, INC.


                                       By: /s/ Samuel Gulko
                                           -------------------------------------
                                           Samuel Gulko
                                           Chief Financial Officer, Secretary
                                           and Treasurer


                                POWER OF ATTORNEY

         We, the undersigned directors and officers of NeoTherapeutics, Inc., do hereby constitute and appoint Alvin J. Glasky, Ph.D. and Samuel Gulko, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable NeoTherapeutics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




SIGNATURE                                    TITLE                                     DATE
---------                                    -----                                     ----
          *                                  Chief Executive Officer,            November 10, 1999
----------------------------------------     President and Director
Alvin J. Glasky, Ph.D.                       (principal executive officer)


/s/ Samuel Gulko                             Chief Financial Officer,            November 10, 1999
----------------------------------------     Secretary, Treasurer and Director
Samuel Gulko                                 (principal financial and
                                             accounting officer)


          *                                  Director                            November 10, 1999
----------------------------------------
Mark J. Glasky


          *                                  Director                            November 10, 1999
----------------------------------------
Frank M. Meeks


          *                                  Director                            November 10, 1999
----------------------------------------
Carol O'Cleireacain, Ph.D.


SIGNATURE                                    TITLE                                     DATE
---------                                    -----                                     ----
          *                                  Director                            November 10, 1999
----------------------------------------
Paul H. Silverman, Ph.D., D.Sc.


          *                                  Director                            November 10, 1999
----------------------------------------
Stephen Runnels


          *                                  Director                            November 10, 1999
----------------------------------------
Eric L. Nelson, Ph.D.


          *                                  Director                            November 10, 1999
----------------------------------------
Joseph Rubinfeld, Ph.D.

*By: /s/ Samuel Gulko
     -----------------------------------
     Attorney-in-Fact

                                  EXHIBIT INDEX

    EXHIBIT
      NO.                                    DESCRIPTION
    -------                                  -----------
      3.1       Certificate of Incorporation of the Registrant, as filed on May
                7, 1997. (Filed as Exhibit B to the definitive Proxy Statement dated May 8, 1997, for the Annual Meeting of Shareholders of
                NeoTherapeutics Colorado, the predecessor to Registrant, held on
                June 17, 1997, as filed with the Securities and Exchange
                Commission on May 9, 1997, and incorporated herein by
                reference.)

      3.2       Bylaws of the Registrant as adopted May 8, 1997. (Filed as
                Exhibit 3.2 to Registrant's Registration Statement on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.)

      3.3       Certificate of Amendment of Bylaws adopted April 21, 1998.
                (Filed as Exhibit 3.2 to Registrant's Registration Statement on
                Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.)

      4.1       Private Equity Line of Credit Agreement between Registrant and
                Kingsbridge Capital Limited dated as of March 27, 1998. (Filed as Exhibit 4.1 to the Registrant's Registration Statement on
                Form S-3 (No. 333-52331), and incorporated herein by reference.)

      4.2       Registration Rights Agreement between Registrant and Kingsbridge
                Capital Limited dated as of March 27, 1998. (Filed as Exhibit
                4.2 to the Registrant's Registration Statement on Form S-3) (No.
                333-52331), and incorporated herein by reference.)

      4.3 Warrant to Purchase up to 25,000 shares of common stock of Registrant, issued to Kingsbridge Capital Limited as of March
                27, 1998. (Filed as Exhibit 4.3 to the Registrant's Registration
                Statement on Form S-3 (No. 333-52331), and incorporated herein by reference.)

      4.4       Form of Representatives' Warrant Agreement dated as of September
                25, 1996, entered into in connection with the public offering of the Registrant's securities on September 26, 1996. (Filed as
                Exhibit 4.3 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference).

      4.5 Form of Stock Purchase Agreement dated December 30, 1993, including amendment effective December 30, 1995, between the Registrant and each of Alvin J. Glasky, Sanford Glasky, Joanne
                Law, Luana Kruse, Rosalie Glasky and John Baldridge. (Filed as
                Exhibit 4.4 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

      4.6 Form of Stock Purchase Agreement dated June 30, 1990, as amended on May 27, 1992, June 30, 1993 and December 30, 1993, and amendment thereto effective December 30, 1995, between the Registrant and each of Alvin J. Glasky, Sanford Glasky, Joanne
                Law, Luana Kruse, Rosalie Glasky and John Baldridge. (Filed as
                Exhibit 4.5 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

      4.7       Warrant Agreement entered into between Registrant and U.S. Stock
                Transfer Corporation dated as of September 25, 1996. (Filed as
                Exhibit 4.6 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

      4.8       Certificate of Designation of 5% Series A Preferred Stock with
                Conversion Features. (Filed as Exhibit 4.1 to Form 8-K, as filed with the Securities and Exchange Commission on February 9, 1999, and incorporated herein by reference.)

    EXHIBIT
      NO.                                    DESCRIPTION
    -------                                  -----------
      4.9       Preferred Stock Purchase Agreement dated as of January 29, 1999, by and among Registrant, Westover Investments Ltd. and Montrose
                Investments L.P. (Filed as Exhibit 4.1 to Form 8-K, as filed with the Securities and Exchange Commission on February 9, 1999,
                and incorporated herein by reference.)

      4.10 Registration Rights Agreement dated as of January 29, 1999, by and among Registrant, Westover Investments Ltd. and Montrose
                Investments L.P. (Filed as Exhibit 4.3 to Form 8-K, as filed with the Securities and Exchange Commission on February 9, 1999, and incorporated herein by reference.)

      4.11      Form of warrant issued by Registrant to Westover Investments
                Ltd. and Montrose Investments L.P. dated as of January 29, 1999.
                (Filed as Exhibit 4.4 to Form 8-K, as filed with the Securities and Exchange Commission on February 9, 1999, and incorporated herein by reference).

      4.12 Form of Representative's Warrant dated as of July 30, 1999, entered into in connection with the public offering of the Registrant's securities on July 27, 1999. (Filed as Exhibit 4.12 to the Registration Statement on Form S-1 (No. 333-79935), and incorporated herein by reference).

      5.1*      Opinion of Stradling Yocca Carlson & Rauth, a Professional
                Corporation.

     10.1       1991 Stock Incentive Plan. (Filed as Exhibit 10.2 to the
                Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.2 Employment Agreement entered into as of July 1, 1996 between the Registrant and Alvin J. Glasky, Ph.D. (Filed as Exhibit 10.3 to the Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.3       Note dated June 21, 1996 between the Registrant and Alvin J.
                Glasky and related Security Agreement dated August 31, 1990.
                (Filed as Exhibit 10.4 to the Registration Statement on Form
                SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.4       Warrant to purchase common stock of the Registrant dated August
                31, 1990 held by Alvin J. Glasky. (Filed as Exhibit 10.6 to the
                Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.5 Agreement dated as of June 6, 1991, as amended on July 26, 1996, by and between the Registrant and Alvin J. Glasky. (Filed as Exhibit 10.7 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

     10.6       Agreement dated as of June 30, 1991, as amended on July 26,
                1996, by and between the Registrant and Alvin J. Glasky. (Filed as Exhibit 10.8 to the Registration Statement on Form SB-2 (No.
                333-05342-LA), and incorporated herein by reference.)

     10.7 Form of Indemnification Agreement between the Registrant and each of its officers and directors. (Filed as Exhibit 10.10 to the Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.8 Underwriting Agreement dated as of September 25, 1996, by and among the Company, Paulson Investment Company, Inc. and First
                Colonial Securities Group, Inc. (Filed as Exhibit 1.1 to the
                Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.)

     10.9       Industrial Lease Agreement, dated January 16, 1997, between the
                Company and the Irvine Company. (Filed as Exhibit 10.11 to the
                Form 10-KSB for the fiscal year ended December 31, 1996, and incorporated herein by reference.)

    EXHIBIT
      NO.                                    DESCRIPTION
    -------                                  -----------
     10.10      Addendum to Note dated June 21, 1996 between the Registrant and
                Alvin J. Glasky. (Filed as Exhibit 10.12 to the Form 10-KSB for
                the fiscal year ended December 31, 1996, and incorporated herein by reference.)

     10.11      1997 Stock Incentive Plan. (Filed as Exhibit D to the Definitive
                Proxy Statement dated May 8, 1997, for the Annual Meeting of
                Shareholders of NeoTherapeutics Colorado, the predecessor to Registrant, held on June 17, 1997, and incorporated herein by reference.)

     10.12      Master Note and Security Agreement between the Registrant and
                Leasing Technologies, Inc., dated as of July 10, 1998. (Filed as
                Exhibit 4 to Form 10-QSB for the quarter ended September 30,
                1998, and incorporated herein by reference.)

     10.13      Employment Agreement entered into as of May 6, 1999 between
                Alvin J. Glasky, Ph.D. and NeoTherapeutics, Inc. (Filed as
                Exhibit 10.14 to the Registration Statement on Form S-1 (No.
                333-79935), and incorporated herein by reference.)

     10.14 Form of Financial Consulting Agreement between the Registrant and Joseph Charles & Assoc., Inc. entered into in connection with the public offering of the Registrant's securities on July
                27, 1999. (Filed as Exhibit 1.4 to the Registration Statement on
                Form S-1 (No. 333-79935), and incorporated herein by reference).

     21.1       Subsidiaries of Registrant. (Filed as Exhibit 21.1 to the
                Registration Statement on Form S-1 (No. 333-79935), and incorporated herein by reference).

     23.1*      Consent of Stradling Yocca Carlson & Rauth, a Professional
                Corporation (included in exhibit 5.1).

     23.2*      Consent of Arthur Andersen LLP.

     24.1 Power of Attorney (included on the signature page to this Registration Statement -- see page II-10.)


----------

*  Previously filed.